UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.

)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
BJ’S RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 18, 2024

Dear Shareholders:

You are cordially invited to attend the BJ’s Restaurants, Inc. Annual Meeting of Shareholders on Tuesday, June 18, 2024, at 9:00 a.m. (Pacific Daylight Time). The meeting will be held at the Restaurant Support Center of BJ’s Restaurants, Inc., 7755 Center Avenue, 4th Floor, Huntington Beach, California 92647.

We are holding the meeting to:

(1)	Elect nine members of our Board of Directors to serve until our next Annual Meeting of Shareholders and until their successors are elected and qualified;

(2)	Ratify and approve the BJ’s Restaurants, Inc. 2024 Equity Incentive Plan;

(3)	Approve, on an advisory and non-binding basis, the compensation of our Named Executive Officers;

(4)	Ratify the appointment of KPMG LLP as our independent registered public accounting firm (“independent auditor”) for fiscal 2024; and

(5)	Transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

If you owned our common stock at the close of business on April 22, 2024 (the “Record Date”), you may attend and vote at the meeting. For a period of at least ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be open for examination by any shareholder during ordinary business hours at our Restaurant Support Center located at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their shareholders over the Internet. As a result, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and our Annual Report for fiscal 2023. We believe that this process allows us to provide our shareholders with the information they need in a timelier manner, while lowering the costs of printing and distributing our proxy materials and reducing the environmental impact. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this Proxy Statement, our Annual Report and a proxy card.

Your vote is important. Whether or not you plan to attend the meeting, you are urged to vote your shares as early as possible by mail, telephone or internet as instructed on your proxy card or Notice.

Registered holders may vote by:

1.	Internet: go to http://www.investorvote.com/BJRI

2.	Toll-free telephone: call 1-800-652-VOTE (8683) within the United States, Canada and Puerto Rico any time on a touch tone telephone.

3.	Mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to the final vote at the Annual Meeting of Shareholders.

Beneficial Shareholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

On behalf of BJ’s Restaurants, Inc.’s Board of Directors and management team, thank you for your support.

Sincerely,

Gerald W. Deitchle	Gregory S. Levin
Chairman of the Board	Chief Executive Officer and President

April 30, 2024

Huntington Beach, California

IF YOU PLAN TO ATTEND THE MEETING

Please note that attendance will be limited to shareholders. Admission will be on a first-come, first-served basis. To the extent attendance is in person, shareholders may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the Record Date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Information Concerning Solicitation of Proxies and Voting

BJ’S RESTAURANTS, INC.

7755 Center Avenue, Suite 300

Huntington Beach, California 92647

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

June 18, 2024

INFORMATION CONCERNING SOLICITATION OF PROXIES AND VOTING

The following information is provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of BJ’s Restaurants, Inc. (“BJ’s”) with respect to our 2024 Annual Meeting of Shareholders (the “Annual Meeting”) and adjournments or postponements thereof. The Annual Meeting will be held on Tuesday, June 18, 2024, at the Restaurant Support Center of BJ’s Restaurants, Inc., 7755 Center Avenue, 4th Floor, Huntington Beach, California 92647 at 9:00 a.m., Pacific Daylight Time, for the purposes stated in the Notice of Annual Meeting of Shareholders preceding this Proxy Statement.

SOLICITATION AND REVOCATION OF PROXIES

A form of proxy is being furnished to each shareholder and is solicited on behalf of our Board of Directors for use at the Annual Meeting. The proxy materials, including this Proxy Statement, proxy card and our Annual Report for fiscal 2023, are being distributed and made available on or about April 30, 2024. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

In accordance with the rules and regulations adopted by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide our shareholders access to our proxy materials over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) will be mailed on or about April 30, 2024, to our shareholders who owned our common stock at the close of business on April 22, 2024 (the “Record Date”). Shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions on the Notice.

The Notice will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election. Choosing to receive future proxy materials electronically will allow us to provide you with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you, and will conserve natural resources.

We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others forwarding the solicitation materials to beneficial owners of stock. We may reimburse persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositaries, and other fiduciaries, for costs incurred in forwarding solicitation materials to their principals. The costs of such solicitation are not expected to exceed $10,000. Our directors, officers and regular administrative employees may solicit proxies personally, by telephone or by electronic communication but will not be separately compensated for such solicitation services.

Shareholders are requested to complete, date and sign the proxy card provided to them and return it promptly to us. Alternatively, internet and telephone voting will be available through 11:00 p.m., Pacific Daylight Time, on

1	2024 Proxy Statement

Solicitation and Revocation of Proxies

June 17, 2024. Any proxy given may be revoked by a shareholder at any time before it is voted at the Annual Meeting and all adjournments thereof by filing with our Secretary a notice in writing revoking it, or by duly executing and submitting a proxy bearing a later date via the internet, telephone or mail. Proxies may also be revoked by any shareholder present at the Annual Meeting who expresses a desire to vote their shares in person.

Unless contrary instructions are specified, if the proxy is completed and submitted (and not revoked) prior to the Annual Meeting, the shares represented by the proxy will be voted (i) FOR the election of all nine of the nominee-directors specified herein; (ii) FOR the ratification and approval of the BJ’s Restaurants, Inc. 2024 Equity Incentive Plan; (iii) FOR the approval of the compensation of Named Executive Officers (on an advisory and non-binding basis); and (iv) FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2024. Where a specification is indicated in the proxy, the shares represented by the proxy will be voted and cast in accordance with the specification made therein. As to other matters, if any, to be voted upon, the persons designated as proxies will take such actions as recommended by our Board of Directors. The persons named as proxies were selected by our Board of Directors, and each of them is one of our officers.

Your execution of a proxy card or submission of your vote via the internet or telephone will not affect your right as a shareholder to attend the Annual Meeting and to vote in person.

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares.

If you are a street name holder and fail to instruct the shareholder of record how you want to vote your shares on a particular matter, those shares are considered to be “uninstructed.” New York Stock Exchange rules determine the circumstances under which member brokers of the New York Stock Exchange may exercise discretion to vote “uninstructed” shares held by them on behalf of their clients who are street name holders. These rules apply to brokers holding our shares even though our Common Stock is traded on the NASDAQ Select Global Market. With respect to the election of the nominees for director, the proposal to ratify and approve the 2024 Equity Incentive Plan, and the proposal to approve the compensation of Named Executive Officers (on an advisory and non-binding basis), the rules do not permit member brokers to exercise voting discretion as to the uninstructed shares. With respect to the proposal to ratify the selection of KPMG LLP as our independent auditor for our 2024 fiscal year, the rules treat such a proposal as “routine” and permit member brokers to exercise voting discretion as to the uninstructed shares.

For matters with respect to which the broker, bank or other nominee does not have, or has but does not exercise, voting discretion, the uninstructed shares will be referred to as a “broker non-vote.” Under our Bylaws and California law, shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If you properly submit your proxy but abstain from voting for one or more director nominees or abstain from voting on the other proposals, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum and for the purpose of calculating the vote on the particular matter(s) with respect to which you abstained from voting. If you do not submit your proxy or voting instructions and also do not vote by ballot at the Annual Meeting, your shares will not be counted as present at the meeting for the purpose of determining a quorum unless you hold your shares in street name and the broker, bank, trust or other nominee has discretion to vote your shares and does so.

If you do not vote your shares for one or more of the director nominees (whether by broker non-vote or otherwise), this will have no effect on the outcome of the vote. With respect to the proposal to ratify and approve the 2024 Equity Incentive Plan, the proposal to approve the compensation of Named Executive Officers (on an advisory and non-binding basis), and the proposal to ratify the selection of KPMG LLP as our independent auditor, selecting abstain when voting will have the same effect as a vote against the proposal, but if you do not

BJ’s Restaurants, Inc.	2

Solicitation and Revocation of Proxies

vote your shares (or, for shares held in street name, if you do not submit voting instructions and your broker, bank, trust or other nominee does not or may not vote your shares), this will have no effect on the outcome of the vote.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice, this Proxy Statement and the Annual Report for Fiscal 2023 may have been sent to multiple shareholders in your household. If you would like to obtain another copy of either document, please contact our Investor Relations Department at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647, telephone (714) 500-2400. If you want to receive separate copies of the proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

SHAREHOLDER VOTING RIGHTS

Only holders of record of shares of our Common Stock, no par value, on the Record Date, which is the close of business on April 22, 2024 will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, there were 23,383,119 shares of Common Stock issued and outstanding, with one vote per share.

With respect to the election of directors, assuming a quorum is present, the nine candidates receiving the highest number of votes are elected. See “Election of Directors.” To approve the proposal to ratify and approve the 2024 Equity Incentive Plan, the proposal to approve compensation of Named Executive Officers (on an advisory and non-binding basis), and the proposal to ratify the appointment of KPMG LLP, assuming a quorum is present, the affirmative vote of shareholders holding a majority of the voting power represented and voting at the Annual Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is required. A quorum is the presence in person or by proxy of shares representing a majority of the voting power of our Common Stock.

3	2024 Proxy Statement

Proposal 1: Election of Directors • Director Nomination Process

ELECTION OF DIRECTORS

(PROPOSAL NO. 1 ON PROXY CARD)

The number of directors on our Board of Directors shall not be fewer than seven nor more than thirteen in accordance with our Bylaws. The exact number is fixed from time to time by our Board of Directors and following the Annual Meeting will be set at nine.

All directors are subject to election at each Annual Meeting of Shareholders. At this Annual Meeting, nine directors will be elected to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. The nominees for election as directors at this Annual Meeting are set forth in the table below. All nominees are recommended by our Board of Directors for election at the Annual Meeting, and all nominees currently serve on our Board of Directors. In the event that any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by our existing Board of Directors. The Board of Directors may elect to fill interim vacancies of directors. Each of our officers is elected by, and serves at the discretion of, the Board of Directors, subject to the terms of any employment agreement.

The nine nominees receiving the highest number of votes cast “For” their election at the Annual Meeting will be elected as our directors. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. Under our majority voting policy, any director nominee who receives a greater number of “Withhold” votes than “For” votes with respect to their election shall tender their resignation within 15 days of the final vote. See the description of our majority voting policy in “Corporate Governance—Majority Voting Policy” below.

Subject to certain exceptions specified below, shareholders of record on the Record Date are entitled to cumulate their votes in the election of our directors (i.e., they are entitled to the number of votes determined by multiplying the number of shares held by them times the number of directors to be elected) and may cast all of their votes so determined for one nominee or spread their votes among two or more nominees as they see fit. No shareholder shall be entitled to cumulate votes for a given candidate for director unless such candidate’s name has been properly placed in nomination prior to the vote and the shareholder has given notice at the Annual Meeting, prior to the voting, of the shareholder’s intention to cumulate his or her votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Discretionary authority to cumulate votes is hereby solicited by the Board of Directors if any shareholder gives notice of such shareholder’s intention to exercise the right to cumulative voting. In that event, the Board of Directors will instruct the proxy holders to vote all shares represented by proxies in a manner that will result in the approval of the maximum number of directors from the nominees selected by the Board of Directors that may be elected with the votes held by the proxy holders.

Director Nomination Process

The Board of Directors (the “Board”) and the Governance and Nominating Committee periodically review and assess the size and composition of the Board in light of the collective skills and experience of current Board members and the perceived needs of the Board at a particular point in time. Our Corporate Governance Guidelines set forth the general qualifications for Board membership and procedures for identification of prospective Board candidates. The Governance and Nominating Committee, with the input of other members of the Board, develops and reviews background information on candidates for the Board and makes recommendations to the Board regarding such candidates. The Committee considers candidates for Board membership suggested by its members and other Board members, as well as candidates suggested by members of our management and by our shareholders. The Board may periodically retain search firms to assist in identifying and evaluating potential candidates for our Board. A shareholder who wishes to recommend a prospective nominee for the Board should notify any member of the Governance and Nominating Committee in writing with whatever supporting material the shareholder considers appropriate.

BJ’s Restaurants, Inc.	4

Proposal 1: Election of Directors • Director Nomination Process

The Governance and Nominating Committee considers whether to nominate any person nominated by a shareholder pursuant to the provisions of our Bylaws relating to shareholder nominations. Our Bylaws provide that only persons who are nominated in accordance with specified Bylaw procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors may be made at a meeting of shareholders by, or at the direction of, the Board of Directors or by any shareholder entitled to vote for the election of directors who complies with certain notice procedures set forth in the Bylaws. To be timely in the case of an annual meeting, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on the 60th day and no earlier than the close of business on the 90th day prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or after the one year anniversary of the date on which the preceding annual meeting was called, notice by the shareholder must be received no earlier than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was first made. The shareholder’s notice must set forth certain information concerning the proposed nominee(s) and the shareholder giving notice, as set forth in the Bylaws.

Once the Governance and Nominating Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies, provide specific expertise or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the following standards and qualifications:

•	the ability of the prospective nominee to represent the interests of all our shareholders;

•	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;

•

the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	the prospective nominee’s ability to qualify as a director when we apply for and hold certain business and liquor licenses where such qualification is required;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board;

•	NASDAQ listing requirements and applicable state and federal laws or regulations relating to Board composition; and

•	the extent to which the prospective nominee helps the Board reflect the diversity of our shareholders, team members, guests, other stakeholders, and communities.

The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of independent and non-independent directors, specific business and financial expertise, experience as a director of a public company, the need for Audit Committee expertise, the evaluations of other prospective nominees, and diversity. The Board considers a number of factors relating to Board diversity, including but not limited to the sex, gender identity, race, ethnicity, geography and age of prospective nominees. The Board is committed to increasing its diversity through the recruitment of qualified members with diverse backgrounds to fill Board vacancies as they occur, Assuming election of the designated nominees at the Annual Meeting, the Board will have achieved its previously announced short-term target of at least 30% gender diversity.

5	2024 Proxy Statement

Proposal 1: Election of Directors • Director Nomination Process

In connection with this evaluation, the Committee determines whether to interview the prospective nominee(s), and if warranted, one or more members of the Committee, and others as appropriate, interview the prospective nominee(s) in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the person(s) who should be nominated by the Board, and the Board determines the nominee(s) after considering the recommendation and report of the Committee.

The Board has adopted age limits for members of our Board which require that any person who has reached the age of 75 shall not be nominated for initial election to the Board. However, the Governance and Nominating Committee may recommend, and the Board may approve the nomination for re-election of a director at or after the age of 75 if, in light of all the circumstances, the Board believes it is in our best interests and the best interests of our shareholders.

We have entered into an employment agreement with Mr. Levin that requires us to take all reasonable action within our control to cause him to continue to be appointed or elected to our Board of Directors during the term of his employment under the employment agreement.

Director Nominees

Director Nominee Highlights.

Independent Directors		Tenure		Age

	Gender		Ethnic Diversity

BJ’s Restaurants, Inc.	6

Proposal 1: Election of Directors • Director Nominees

Board Nominee Diversity Matrix (As of April 30, 2024)

Total Number of Directors	9

	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	3	6	—	—

Part II: Demographic Background	—	—	—	—

African American or Black	—	1	—	—

Alaskan Native or Native American	—	—	—	—

Asian	1	—	—	—

Hispanic or Latino	—	1	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	2	4	—	—

Two or More Races or Ethnicities	—	—	—	—

LGBTQ+	—

Did not disclose demographic background	—

Director Nominee Biographies and Qualifications. The following table sets forth certain information concerning the nominees for election as directors:

Nominee	Principal Occupation	Age

Gregory S. Levin	Chief Executive Officer and President, BJ’s Restaurants, Inc.	56

Bina Chaurasia	Retired Chief Administrative and Operating Officer, Tanium	61

James A. Dal Pozzo	Former Chairman of the Board and Chief Executive Officer, The Jacmar Companies	65

Noah A. Elbogen	Partner and Chief Financial Officer, Act III Holdings, LLC	41

Lea Anne S. Ottinger	Strategic Business Consultant; Managing Partner, LMR Advisors	65

C. Bradford Richmond	Former Chief Financial Officer, Darden Restaurants, Inc.	65

Julius W. Robinson, Jr.	Chief Sales and Marketing Officer (United States and Canada), Marriott International, Inc.	51

Janet M. Sherlock	Chief Digital and Technology Officer, Ralph Lauren Corporation	58

Gregory A. Trojan	Retired Chief Executive Officer, BJ’s Restaurants, Inc.	64

Each nominee brings unique capabilities to the Board, and the Board believes the nominees as a group have the experience and skills in areas such as general business management, corporate governance, leadership development, restaurant management, finance, risk management and corporate communications that are necessary to effectively oversee our Company. In addition, the Board believes that each of our directors possesses high standards of ethics, integrity and professionalism, sound judgment, community leadership and a commitment to representing the long-term interests of our shareholders. The following is a summary of the business background of each nominee as well as other information about each nominee’s qualifications to serve as a director of our Company:

7	2024 Proxy Statement

Proposal 1: Election of Directors • Director Nominees

GREGORY (“GREG”) S. LEVIN
Age: 56 Director since 2021 Committees: • N/A	Director Qualifications: With experience as our President since January 2018 and as our Chief Financial Officer from September 2005 through August 2021, in addition to over 20 years of executive and financial management experience with large, national restaurant companies, both privately held and publicly held, the Board believes Mr. Levin has the necessary background and experience to lead the development and execution of our longer-term strategic positioning and expansion plans, as well as our shorter-term tactical plans.
Biography: Mr. Levin has served as our Chief Executive Officer, President and as a member of our Board of Directors since September 2021 and previously served as our President, Chief Financial Officer and Secretary from January 2018 through August 2021. He previously served as our Executive Vice President, Chief Financial Officer and Secretary from June 2008 to December 2017, as our Executive Vice President and Chief Financial Officer from October 2007 to May 2008, and as Chief Financial Officer from September 2005 to September 2007. From February 2004 to August 2005, Mr. Levin served as Chief Financial Officer and Secretary of SB Restaurant Company, a privately held company that operated the Elephant Bar Restaurants. From 1996 to 2004, Mr. Levin was employed by California Pizza Kitchen, Inc., operator and licensor of casual dining restaurants, with his last position as Vice President, Chief Financial Officer and Secretary. Earlier in his career, he served as an audit manager with Ernst & Young LLP.

BINA CHAURASIA
Age: 61 Director since 2020 Committees: • Compensation	Director Qualifications: Ms. Chaurasia has extensive human resource experience from her over 20 years in senior leadership and executive management positions. We believe her experience provides substantial insight to the Compensation Committee with respect to issues regarding our valuable human capital and the human resources elements of our business.
Biography: Ms. Chaurasia has been a member of our Board of Directors since November 2020. Ms. Chaurasia served as Chief Administrative and Operating Officer for Tanium, a privately held endpoint security and systems management company based in Emeryville, California, from June 2021 to January 2024. In that role, she was responsible for Human Resources, Strategy, Global Enablement, Procurement, Information Technology, and Real Estate. Prior to that role, Ms. Chaurasia held the roles of Chief Administrative Officer and Chief People Officer for Tanium from August 2017 to June 2021. Ms. Chaurasia previously served as Chief Human Resources Officer at Ericsson from 2010 to 2016, Vice President of Global Talent for Hewlett-Packard from 2007 to 2010, and Vice President of Global Human Resources at Gap Inc. from 2003 to 2007. Ms. Chaurasia also previously held senior human resource leadership roles at PepsiCo-Yum! and at Sun Microsystems.

BJ’s Restaurants, Inc.	8

Proposal 1: Election of Directors • Director Nominees

JAMES (“JIM”) A. DAL POZZO
Age: 65 Director since 2001 Committees: • Audit • Governance and Nominating

Director Qualifications: Mr. Dal Pozzo’s experience as the Chairman of the Board and former Chief Executive Officer of a holding company with interests in foodservice distribution, restaurants and real estate development provides him with extensive knowledge of the food distribution, supply chain operations and restaurant industries. Mr. Dal Pozzo is a Certified Public Accountant, and his significant financial experience also qualifies him as an Audit Committee financial expert under applicable rules of the SEC.

Biography: Mr. Dal Pozzo has been a member of our Board of Directors since January 2001. Mr. Dal Pozzo served as Chairman of the Board of The Jacmar Companies, a food distribution company servicing restaurants in California and Nevada, from January 2013 to December 2019, as Chief Executive Officer from January 2013 to December 2017, as President from 1993 to January 2013, and as Chief Financial Officer and Treasurer from 1987 to 1992. Prior to working for The Jacmar Companies, Mr. Dal Pozzo served as Chief Financial Officer of the Ojai Ranch and Investment Company in 1992. Mr. Dal Pozzo is a Certified Public Accountant and was with Peat Marwick from 1981 to 1987, where he specialized in the restaurant, distribution, retail and manufacturing industries.

NOAH A. ELBOGEN
Age: 41 Director since 2014 Committees: • Audit • Compensation	Director Qualifications: Mr. Elbogen has significant investment, financial and operations experience from nearly 20 years as an institutional investor, equity research analyst, public company director, and senior executive focused primarily on the restaurant industry. Mr. Elbogen’s significant financial experience also qualifies him as an Audit Committee financial expert under applicable rules of the SEC.

Biography: Mr. Elbogen has been a member of our Board of Directors since June 2014. Mr. Elbogen currently serves as a Partner and Chief Financial Officer of Act III Holdings, LLC, which he joined in May 2019. From August 2016 to June 2019, Mr. Elbogen served as Managing Member and Chief Executive Officer of Misada Capital Group LLC. From July 2011 to July 2016, Mr. Elbogen served as an Investment Analyst at Luxor Capital Group, LP, where he focused primarily on the restaurant sector. Prior to joining Luxor Capital Group, Mr. Elbogen served as a Research Analyst covering the consumer sector at S.A.C. Capital Management, LLC from August 2009 to June 2011, at Highbridge Capital Management, LLC from January 2007 to January 2009, and at Scout Capital Management LLC from August 2005 to January 2007. Mr. Elbogen began his investment career as an Equity Research Associate at Bear Stearns where he covered the Specialty Retail and Hardlines sectors. Mr. Elbogen served as Director at Papa Murphy’s Holdings, Inc. (formerly NASDAQ: FRSH) from December 2017 to May 2019.

9	2024 Proxy Statement

Proposal 1: Election of Directors • Director Nominees

LEA ANNE S. OTTINGER
Age: 65 Director since 2010 Committees: • Compensation (Chair) • Governance and Nominating	Director Qualifications: Ms. Ottinger has significant strategic and financial expertise from her many years as a principal in private equity and as a long-term strategic business advisor. She has been involved in the acquisition, sale, advisory, or operations of over 20 companies with an emphasis on middle market growth-oriented businesses primarily in the consumer/retail sector. She has prior experience as a public company director with experience in Audit, Compensation, Board oversight, and other financial, operational, and brand focused functions.

Biography: Ms. Ottinger has been a member of our Board of Directors since August 2010. In 1998, building upon her career in private equity, Ms. Ottinger founded LMR Advisors, where she specializes in strategic business and mergers and acquisitions advisory services. From 1990 to 1998 Ms. Ottinger was a franchise owner and operator of The Body ShopTM skin and hair care stores in Washington State, and served as a national franchisee representative. From 1982 to 1989, Ms. Ottinger served as a Vice President of Berkshire Partners (and its predecessor Thomas H Lee Company). From 2004, until its acquisition in 2010, she served on the Board of Directors of Bare Escentuals, Inc. (formerly NASDAQ: BARE), while it grew to be one of the leading cosmetic companies in the United States.

C. BRADFORD RICHMOND
Age: 65 Director since 2024 Committees: • N/A	Director Qualifications: Mr. Richmond has over 40 years of extensive management and financial experience in the restaurant industry, contributing to the operations and strategic planning of restaurant chains. Mr. Richmond’s significant financial experience, coupled with being a Certified Public Accountant, also qualifies him as an Audit Committee financial expert under applicable rules of the SEC.

Biography: Mr. Richmond has been a member of our Board of Directors since February 2024. From 2006 to 2015, Mr. Richmond served as Chief Financial Officer of Darden Restaurants, Inc. (NYSE: DRI) (“Darden”), the largest casual dining restaurant company in the United States featuring a portfolio of brands that include Olive Garden, LongHorn Steakhouse, Yard House, Ruth’s Chris Steak House, Cheddar’s Scratch Kitchen, The Capital Grille, Seasons 52, Eddie V’s and Bahama Breeze. Prior to that, he served as Corporate Controller of Darden from 2005 to 2006. Mr. Richmond also previously held executive-level finance and strategic planning roles at Red Lobster and Olive Garden. He also served as a senior auditor at Price Waterhouse & Cooper. Mr. Richmond currently serves on the Board of Directors of Coast Entertainment Holdings Limited (ASX: CEH).

BJ’s Restaurants, Inc.	10

Proposal 1: Election of Directors • Director Nominees

JULIUS W. ROBINSON, JR.
Age: 51 Director since 2022 Committees: • Compensation	Director Qualifications: With almost 30 years of hospitality operations and executive experience with a publicly held multi-unit hospitality company, the Board believes Mr. Robinson is qualified to serve.

Biography: Mr. Robinson has been a member of our Board of Directors since January 2022. Mr. Robinson currently serves as the Chief Sales and Marketing Officer for the United States and Canada at Marriott International, Inc. (“Marriott”), which is based in Bethesda, Maryland, and encompasses a portfolio of nearly 8,000 properties under 30 leading brands spanning 139 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts all around the world. Mr. Robinson is responsible for top line sales and leads the disciplines of Sales, Distribution, Field Marketing, Loyalty, Revenue Strategy, and Public Relations and Crisis Communications for Marriott’s largest division. Mr. Robinson’s experience in the hospitality industry spans nearly three decades with Marriott. His senior leadership roles include Senior Vice President and Global Brand Leader for Marriott Hotels and Sheraton Hotels, and Global Brand Leader for Autograph Collection Hotels and Tribute Portfolio, which represent Marriott’s foray into independent and boutique hotels. Mr. Robinson also previously served as Vice President of Global Sales, Vice President of Brand Franchising, and Regional Vice President of Revenue Management for the Eastern United States.

JANET M. SHERLOCK
Age: 58 Director since 2019 Committees: • Audit • Governance and Nominating	Director Qualifications: Dr. Sherlock has significant management and technology experience as an executive for some of the world’s best known consumer brands, including Ralph Lauren and Carter’s. Her experience developing breakthrough growth strategies for these brands, coupled with her extensive technology background and cybersecurity expertise, is of considerable value as we continue to invest in our digital platform and technology capabilities.

Biography: Dr. Sherlock has been a member of our Board of Directors since January 2019. Dr. Sherlock currently serves as Chief Digital and Technology Officer of Ralph Lauren Corporation, a global leader in the marketing, design, and distribution of apparel, fragrance, accessories, and home products. From January 2010 to July 2017, Dr. Sherlock was Chief Information Officer at Carter’s, Inc., a global manufacturer and retailer of baby and children’s apparel and accessories. Prior to that, Dr. Sherlock led the Digital and Omni-Channel practice at Gartner, a leading research and advisory firm, from October 2008 to December 2009. Dr. Sherlock also held various business and technology leadership roles at Calico Corners/Everfast, Inc., Guess?, Inc., BP and ExxonMobil from 1998 to 2008.

11	2024 Proxy Statement

Proposal 1: Election of Directors • Director Nominees

GREGORY (“GREG”) A. TROJAN
Age: 64 Director since 2012 Committees: • N/A	Director Qualifications: As our retired Chief Executive Officer, and with extensive experience as an executive with large, national retail, consumer products and restaurant companies, the Board believes Mr. Trojan has the necessary background and experience to lead the development and execution of our strategic positioning and expansion plans.

Biography: Mr. Trojan has been a member of our Board of Directors since December 2012. He served as our Chief Executive Officer from February 2013 through August 2021, and previously served as our President from December 2012 until January 2018. Prior to joining us, Mr. Trojan served as President, Chief Executive Officer and Director of Guitar Center, Inc., a leading retailer of musical instrument products, from November 2010 to November 2012, and as President, Chief Operating Officer and Director from October 2007 to November 2010. From 1998 to 2006, Mr. Trojan served as Chief Executive Officer of House of Blues Entertainment, Inc., an operator of restaurant and music venues, concerts and media properties, and as President from 1996 to 1998. Prior to that, he held various positions with PepsiCo, Inc. from 1990 to 1996, including service as Chief Executive Officer of California Pizza Kitchen, Inc., when it was owned by PepsiCo. Earlier in his career, Mr. Trojan was a consultant at Bain & Company, the Wharton Small Business Development Center and Arthur Andersen & Company. Mr. Trojan joined the Board of Directors of Casey’s General Stores, Inc. (NASDAQ: CASY) in July 2021, and previously served on the Board of Directors of Oakley, Inc. from June 2005 to November 2007 and Domino’s Pizza, Inc. (NYSE: DPZ) from March 2010 to November 2017.

Agreement with Fund 1 Investments

On February 28, 2024, we announced our entry into a cooperation agreement with Fund 1 Investments, LLC (with its affiliates, “Fund”) (the “Fund 1 Cooperation Agreement”). Pursuant to the Fund 1 Cooperation Agreement, we agreed to increase the size of the Board to twelve (12) directors and appoint C. Bradford Richmond to serve on the Board and agreed to nominate, support and recommend Mr. Richmond for election at the Annual Meeting.

A more detailed description of the Fund 1 Cooperation Agreement is contained in our Current Report on Form 8-K filed with the SEC on February 28, 2024.

Agreement with PW Partners, LLC

On March 26, 2024, we announced our entry into a cooperation agreement with PW Partners, LLC (with its affiliates, “PW Partners”) (the “PW Cooperation Agreement”). Pursuant to the PW Cooperation Agreement, we engaged PW Partners to provide recommendations regarding cost structure and efficiencies to the Company and the Board. In consideration of the services provided by PW Partners, we granted Patrick Walsh, the Managing Member and Chief Executive Officer of PW Partners, an award in the form of restricted stock units, which shall vest six months following the date of the PW Cooperation Agreement, or earlier subject to certain customary conditions.

A more detailed description of the PW Partners Agreement is contained in our Current Report on Form 8-K filed with the SEC on March 27, 2024.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES ABOVE.

BJ’s Restaurants, Inc.	12

Corporate Governance • Determination of Director Independence

CORPORATE GOVERNANCE

We are committed to strong corporate governance that is designed to promote the long-term interests of our shareholders and other stakeholders, foster responsible decision making and accountability by management and team members, encourage and promote diversity and inclusion, and maintain appropriate internal checks and balances.

Determination of Director Independence

In March 2023, the Board undertook its annual review of director independence with respect to its incumbent directors. During this review, the Board considered transactions and relationships between us and our subsidiaries and affiliates and each of our incumbent directors or any members of their immediate families, including those reported under “Certain Relationships and Related Transactions.” The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the applicable rules of the SEC and the NASDAQ as well as our Corporate Governance Guidelines.

As a result of this review, the Board affirmatively determined that all of our directors serving during fiscal 2023, and all of those who are nominated for election at the Annual Meeting, are independent of us and our management under the applicable rules of the SEC and the NASDAQ, with the exception of Messrs. Levin and Trojan. Mr. Levin is not considered to be independent due to his current service as our Chief Executive Officer and President. Mr. Trojan is not considered to be independent due to his recent service as our Chief Executive Officer.

Majority Voting Policy

Our Board of Directors has adopted a majority voting policy which provides for majority voting for directors in uncontested elections. Under our majority voting policy, which is part of our Corporate Governance Guidelines, a director nominee must receive more “For” votes than “Withhold” votes. Abstentions or non-votes will have no effect on the director election since only “For” and “Withhold” votes with respect to a nominee will be counted. Any incumbent director nominee who receives a greater number of “Withhold” votes than “For” votes with respect to his or her election at the Annual Meeting shall tender his or her resignation within 15 days of the final vote. Our Board, within 90 days of receiving the certified voting results pertaining to the election, will decide whether to accept the resignation of any unsuccessful incumbent or take other action, through a process managed by the Governance and Nominating Committee. In reaching its decision, the Board may consider any factors it deems relevant, including the director’s qualifications, the director’s past and expected future contributions to us, the overall composition of the Board, and whether accepting the tendered resignation would cause us to fail to meet any applicable rule or regulation, including NASDAQ listing standards. The Board will promptly disclose the decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation, if applicable) in a document filed with the SEC.

Board Meetings and Board Committees

Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of their duties, including attendance at meetings of our shareholders, the Board and those Committees of which they are a member. The Board met eight times during fiscal 2023. Each of our directors attended 75% or more of the aggregate total number of meetings of the Board and the total meetings of all Committees of the Board on which he or she served that were held during the last fiscal year while such person was a member of the Board. At the end of each regularly scheduled quarterly Board meeting, the non-employee directors met in executive session without members of management present. While we do not have a policy regarding Board member attendance at our Annual Meeting, typically all serving directors and all standing for election attend our annual shareholder meeting.

13	2024 Proxy Statement

Corporate Governance • Board Meetings and Board Committees

The business of our Board of Directors is conducted through full meetings of the Board of Directors, as well as through meetings of its three standing committees: the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. The current composition of each Board committee is set forth below:

Director	Audit Committee	Compensation Committee	Governance and Nominating Committee	Board of Directors

Gerald W. Deitchle(1)				Chair

Gregory S. Levin				X

Peter A. Bassi(1) (2)	X	X	Chair	X

Larry D. Bouts(1)	Chair	X		X

Bina Chaurasia		X		X

James A. Dal Pozzo	X		X	X

Noah A. Elbogen	X	X		X

Lea Anne S. Ottinger		Chair	X	X

C. Bradford Richmond				X

Julius W. Robinson, Jr.		X		X

Janet M. Sherlock	X		X	X

Gregory A. Trojan				X

(1)

Mr. Deitchle, Mr. Bassi and Mr. Bouts are retiring from the Board effective at the Annual Meeting and will cease service as members of the Board. At that time, it is expected that Ms. Ottinger will succeed Mr. Deitchle as the Chair of the Board of Directors.

(2)

Mr. Bassi will serve as the Lead Independent Director until his retirement effective at the Annual Meeting. Since Ms. Ottinger is considered independent, the Board chose not to appoint a replacement Lead Independent Director.

Audit Committee

Our Board maintains an Audit Committee which reviews and reports to the Board on various auditing, internal control and accounting matters, including the quarterly reviews and annual audit report from our independent auditor, enterprise risk management and cybersecurity matters. The Audit Committee consists of Mr. Bassi, Mr. Bouts, Mr. Dal Pozzo, Mr. Elbogen and Dr. Sherlock. All of the members of the Audit Committee who currently serve or who served in fiscal 2023 were independent directors under applicable NASDAQ and SEC rules. In addition, the Board has determined that each of Messrs. Bouts, Bassi, Dal Pozzo, and Elbogen qualify as an audit committee financial expert under applicable SEC rules. Mr. Bouts served as the Chairman of the Audit Committee during fiscal 2023. The Audit Committee held eight meetings during the last fiscal year. See “Report of the Audit Committee” for a further description of the functions performed by the Audit Committee. The charter for the Audit Committee is available under “ Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

BJ’s Restaurants, Inc.	14

Corporate Governance • Compensation Committee

Compensation Committee

The Compensation Committee determines executive compensation philosophy, programs and policies, administers executive compensation plans, and monitors the performance and compensation of certain officers and other team members to ensure that the compensation does not encourage excessive risk taking. Other than with regard to the risk taking, the charter doesn’t spell out performance of other team members. The Compensation Committee also approves annual cash incentive metrics and determines annual cash incentive bonuses to be paid under our short-term Annual Incentive Plan (“AIP”) (formerly known as our Performance Incentive Plan) in 2024, as well as awards under our equity incentive plans. The Compensation Committee currently consists of Mr. Bassi, Mr. Bouts, Ms. Chaurasia, Mr. Elbogen, Mr. Robinson and Ms. Ottinger. Ms. Ottinger served as the Chair of the Compensation Committee during fiscal 2023. All of the members of the Compensation Committee who currently serve or who served in fiscal 2023 were independent directors. The Compensation Committee held seven meetings during the last fiscal year. See “Compensation Discussion and Analysis” for a further description of the functions performed by the Compensation Committee. The charter for the Compensation Committee is available under “Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

Governance and Nominating Committee

Our Board also maintains a Governance and Nominating Committee that is responsible for developing, implementing and monitoring policies and practices relating to our corporate governance. The Governance and Nominating Committee, in conjunction with management, implements our Code of Integrity, Ethics and Conduct and Human and Labor Rights Policies, which cover all of our directors, officers and team members and are designed to promote the honest, ethical and fair conduct of our business. In addition, the Committee develops and implements our Corporate Governance Guidelines. The Committee also has oversight of our Human and Labor Rights Policies and our sustainability and Environmental, Social, and Governance (“ESG”) initiatives. The Committee also prepares and supervises the Board’s annual review of directors’ independence, the Board’s performance self-evaluation, peer feedback and Committee evaluations and oversees Director recruitment efforts.

The Governance and Nominating Committee currently consists of Mr. Bassi, Mr. Dal Pozzo, Ms. Ottinger, and Dr. Sherlock. All of the members of the Governance and Nominating Committee who currently serve or who served in fiscal 2023 were independent directors. Mr. Bassi served as Chairman of the Governance and Nominating Committee during fiscal 2023. The Governance and Nominating Committee conducted its business within the context of four regularly scheduled quarterly Board meetings during the last fiscal year. The charter for the Governance and Nominating Committee is available under “Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

Corporate Governance Materials Available on Company Website

The following information relating to our corporate governance is available under “Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com:

•	Code of Integrity, Ethics and Conduct

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Governance and Nominating Committee Charter

You may obtain copies of these materials, free of charge, by sending a written request to our Executive Vice President and General Counsel, BJ’s Restaurants, Inc., 7755 Center Avenue, Suite 300, Huntington Beach, California 92647. Please specify which documents you would like to receive.

15	2024 Proxy Statement

Corporate Governance • Corporate Governance Materials Available on Company Website

If we make any substantive amendments to the Code of Integrity, Ethics and Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Integrity, Ethics and Conduct to our Chief Executive Officer and President, Chief Financial Officer, or Chief Accounting Officer, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K.

Shareholder Communications

Any shareholder who wishes to communicate directly with the Board of Directors, or one or more specific directors, may send a letter marked as “confidential” addressed to the Board of Directors, or to the specific director(s) intended to be addressed, to our Restaurant Support Center located at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647. In turn, we will forward all such communications to the Board of Directors or to the specific director(s) identified by the shareholder. Our policy is to send every shareholder’s communication to the entire Board of Directors or to the identified director(s) if one or more specific director is identified.

Board Involvement in Risk Oversight

Our management is principally responsible for defining the various risks facing us, formulating risk management policies and procedures, and managing our risk exposures on a day to-day basis. The Board’s responsibility is to monitor our risk management processes by understanding our material risks and evaluating whether management has reasonable controls in place to address those risks. The involvement of the Board in reviewing our business strategy is an integral aspect of the Board’s assessment of management’s tolerance for risk and what constitutes an appropriate level of risk.

While the full Board has overall responsibility for risk oversight, the Board has delegated oversight responsibility related to certain risks to the Audit Committee. As such, the Audit Committee is responsible for reviewing our risk assessment and risk management policies. Accordingly, management regularly reported to the Audit Committee on risk management during fiscal 2023. The Audit Committee, in turn, reported on the matters discussed at the Committee level to the full Board. The Audit Committee and the full Board focus on the material risks facing us, including operational, technology and cybersecurity, reputational, market, credit, liquidity and legal risks, to assess whether management has reasonable controls in place to address these risks. We perform third-party cybersecurity audits no less than annually, following the standard set by the National Institute of Standards and Technology. We also conduct third-party security reviews and testing of our network, processes and systems on a regular basis. We use internally developed proprietary software, cloud-based software as a service (SaaS) as well as purchased software, with proven, non-proprietary hardware. As a result, we have not experienced an information systems data breach to date. While we believe that our internal policies, systems and procedures for cybersecurity are thorough, the risk of a cybersecurity event cannot be eliminated.

We maintain a robust system of data protection and cybersecurity resources, technology and processes. In addition to performing an annual risk assessment and developing a mitigation plan, along with a comprehensive review and update of our cybersecurity policies and procedures, we continuously evaluate new and emerging risks and ever-changing legal and compliance requirements. We also monitor risks relating to sensitive information at our business partners, where relevant, and reevaluate the risks at these partners periodically. We make strategic investments to address these risks and compliance requirements to keep Company, guest and team member data secure, including maintaining a network privacy and security insurance policy. Our comprehensive cybersecurity program includes agreements with third-party cybersecurity partners for continuous monitoring, alerting, and response.

We perform annual and ongoing cybersecurity awareness training for our management and Restaurant Support Center team members as well as specialized training for our users with privileged access. In addition, we provide annual credit card handling training following Payment Card Industry (PCI) guidelines to all team members that handle guest credit cards. We also provide data protection and cybersecurity reports quarterly to the Audit Committee and periodically to the full Board of Directors. Further, the Compensation Committee is charged with reviewing and discussing with management whether our compensation arrangements are consistent with effective

BJ’s Restaurants, Inc.	16

Corporate Governance • Board Involvement in Risk Oversight

controls and sound risk management. The Board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Board Leadership Structure and Lead Independent Director

Our Board leadership structure includes active independent directors. The independent directors meet in executive session at each regularly scheduled quarterly Board meeting, and each standing Board Committee is comprised solely of and led by independent directors.

Our governance documents, including our Corporate Governance Guidelines, provide the Board with flexibility to select the appropriate leadership structure. In determining the leadership structure, the Board considers the best interests of the shareholders, our Company and specific business needs.

Mr. Deitchle has served as Chairman of the Board since June 2008 and will serve until his retirement effective at the Annual Meeting. The Board believes that Mr. Deitchle was best situated to serve as Chairman in light of his many years of executive and financial management experience with high growth restaurant companies and his eight years of prior service to the Company as our Chief Executive Officer. We believe the oversight provided by the Board’s independent directors, the work of the Board’s Committees and the coordination between the Chief Executive Officer and the independent directors, all provide effective oversight of our strategic plans and operations. It is expected that Ms. Ottinger will succeed Mr. Deitchle as the Chair of the Board of Directors following the Annual Meeting.

Mr. Bassi served as our Lead Independent Director to chair the Board’s executive sessions of non-employee directors during 2023, and will serve until his retirement effective at the Annual Meeting. We believe that maintaining a Lead Independent Director that is separate from the Chairman was appropriate in light of Mr. Deitchle’s prior service as an officer of the Company. However, the Board concluded that upon Mr. Deitchle’s retirement as Chairman of the Board and Ms. Ottinger’s appointment in his place, there will be no current need for a separate Lead Independent Director.

In light of the demands of Mr. Levin’s oversight of the day-to-day operations, the Board believes that the separation of the role of Chief Executive Officer and Chairman is appropriate. In particular, it permits Mr. Levin to focus his full time and attention on the business, the supervision of which has become increasingly complex as we have grown. The Board may re-evaluate the effectiveness of this structure in the future.

Succession Planning

The Board is actively engaged and involved in senior level talent management. The Board reviews the Company’s succession strategy in support of its business strategy at least annually. This includes a detailed discussion of the Company’s leadership bench and succession plans with a focus on key positions at the senior leadership level. Annually, the CEO provides the Board with an assessment of senior executives and persons considered successors to senior executives. The Nominating and Governance Committee also recommends policies regarding succession in the event of an emergency impacting the Chief Executive Officer (“CEO”) or the planned retirement of the CEO. Strong potential leaders are given exposure and visibility to Board members through formal presentations and informal events. More broadly, the Board reviews and evaluates human capital metrics, strategic objectives and other initiatives with respect to the overall workforce, including diversity, recruiting and development programs

Director Compensation

All directors who are elected to the Board and who are not employees of us or any of our subsidiaries receive compensation for their services. Directors who are also our employees do not receive any additional compensation for serving on the Board. Shares for equity awards to non-employee directors are issued from our Equity Incentive Plan, as amended, which was approved by our shareholders, pursuant to which we are

17	2024 Proxy Statement

Corporate Governance • Director Compensation

authorized to grant shares of our Common Stock and share-based awards to directors. As discussed further under “Stock Ownership Guidelines” below, all non-employee directors are required to hold shares of our Common Stock with a value equal to at least $325,000. We reimburse directors for travel to board meetings and related expenses and for any costs incurred in connection with attending director continuing education programs.

The Compensation Committee periodically reviews non-employee director compensation and consults with its compensation consultant to make sure that the compensation levels are appropriate and consistent with the director compensation programs at comparable companies. The following compensation has been effective since January 1, 2022:

•	annual cash retainer of $65,000, payable in quarterly installments;

•

annual cash retainer of $10,000 for the non-chair members of the Audit Committee, $8,500 for the non-chair members of the Compensation Committee, and $6,500 for the non-chair members of the Governance and Nominating Committee, payable in quarterly installments;

•

annual cash retainer of $20,000 for the Chair of the Audit Committee, $14,000 for the Chair of the Compensation Committee, and $12,000 for the Chair of the Governance and Nominating Committee, payable in quarterly installments;

•	additional annual cash retainer to our Lead Independent Director of $25,000, payable in quarterly installments;

•	additional annual cash retainer to any non-employee Chairman of the Board of $75,000, payable in quarterly installments;

•	annual restricted stock unit award of $110,000, in fair market value on the date of grant, which vests one year from the date of grant; and

•

initial equity award to a non-employee director upon joining the Board is a prorated portion of the annual equity award (rather than a full $110,000 annual equity award). As a result, directors appointed during the first quarter of the calendar year are entitled to the full $110,000 annual RSU award, and directors appointed in subsequent quarters receive a pro rata portion of the annual grant based on the number of full quarters remaining in the fiscal year, including the quarter in which they were appointed (e.g., directors appointed in the fourth calendar quarter are entitled to 25% ($27,500) of the annual equity award). This initial equity award is granted as of the 15th day of the month occurring following the date of the recipient’s election to the Board.

Delivery of equity compensation comprised of RSUs with a one-year vesting period is consistent with equity compensation practices of comparable public companies and is intended to effectively align non-employee directors’ interests with those of our shareholders. For both the initial and annual equity awards to non-employee directors, the underlying number of RSUs is determined based on the most recent closing market price of our Common Stock as of the date of grant. If a non-employee director dies or retires from the Board after at least six years of continuous service, any unvested RSUs, stock options or other awards held by the non-employee director shall become fully vested as of the date of death or retirement.

BJ’s Restaurants, Inc.	18

Corporate Governance • Director Compensation

The following table sets forth information concerning the compensation of our non-employee directors during fiscal 2023:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)		Total ($)

Peter A. Bassi	120,500	110,003	—		230,503

Larry D. Bouts	93,500	110,003	—		203,503

Bina Chaurasia	73,500	110,003	—		183,503

James A. Dal Pozzo	81,500	110,003	—		191,503

Gerald W. Deitchle	140,000	110,003	—		250,003

Noah A. Elbogen	83,500	110,003	—		193,503

Lea Anne S. Ottinger	85,500	110,003	—		195,503

Keith E. Pascal(3)	35,750	110,003	—		145,753

C. Bradford Richmond(4)	—	—	—		—

Julius W. Robinson, Jr.	73,500	110,003	—		183,503

Janet M. Sherlock	81,500	110,003	—		191,503

Gregory A. Trojan	65,000	110,003	12,000	(5)	187,003

(1)

Mr. Levin is absent from this table because directors who are also our employees receive no additional compensation for serving on the Board of Directors. The compensation of Mr. Levin, as our Chief Executive Officer and President, is reflected in the Summary Compensation Table of this Proxy Statement.

(2)

The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2023. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”) Topic No. 718, Compensation-Stock Compensation. There is no guarantee that, if and when these awards are ultimately realized, they will have this or any other value. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to 2023 grants, refer to Note 1 of our Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended January 2, 2024 as filed with the SEC. Each non-employee director serving on January 15, 2023, received an annual RSU award of 3,510 shares.

(3)	Mr. Pascal’s service as a member of the Board and any committees ceased upon the completion of the Annual Meeting in June 2023.

(4)	Mr. Richmond joined our Board in February 2024 and did not receive compensation as a director in 2023.

(5)

Consists of consulting fees paid to Mr. Trojan pursuant to a Consulting Agreement, the terms of which are described under “Certain Relationships and Related Party Transactions” in this Proxy Statement.

19	2024 Proxy Statement

Corporate Governance • Director Compensation

The aggregate number of shares subject to outstanding stock-based awards as of January 2, 2024 for each director is provided in the table below:

	Outstanding
Name(1)	Stock Awards Unvested	Option Awards Exercisable

Peter A. Bassi	3,510	14,061

Larry D. Bouts	3,510	14,061

Bina Chaurasia	3,510	—

James A. Dal Pozzo	3,510	14,061

Gerald W. Deitchle	3,510	8,349

Noah A. Elbogen	3,510	8,701

Lea Anne S. Ottinger	3,510	14,061

C. Bradford Richmond(2)	—	—

Julius W. Robinson, Jr.	3,510	—

Janet M. Sherlock	3,510	—

Gregory A. Trojan(3)	31,805	199,036

(1)

Mr. Levin is absent from this table because directors who are also our employees receive no additional compensation for serving on the Board of Directors. The compensation of Mr. Levin, as our Chief Executive Officer and President, is reflected in the Summary Compensation Table of this Proxy Statement.

(2)	Mr. Richmond joined our Board in February 2024 and did not receive compensation as a director in 2023.

(3)	28,295 of these awards were granted to Mr. Trojan during his tenure as the company’s Chief Executive Officer.

Stock Ownership Guidelines

We believe that our executives and non-employee directors should be required to acquire and maintain an appropriate level of equity ownership in order to align their interests with those of our shareholders. We encourage executive and director ownership of our stock by providing stock ownership opportunities through equity awards under our Equity Incentive Plan, as amended.

Director Stock Ownership Guidelines. All non-employee directors are required to hold shares of our Common Stock with a value equal to five times the annual base cash retainer payable to non-employee directors, which is currently $325,000. All non-employee directors are required to achieve these guidelines within three years of joining the Board.

Compliance with the Stock Ownership Guidelines. Compliance with the Stock Ownership Guidelines is measured on January 16 of each year. Once a director has satisfied the applicable guideline, as long as he or she continues to own the same or a greater number of shares as in effect on the original date of compliance, a subsequent decrease in the market price of our Common Stock shall not result in non-compliance. However, if there is a disposition of shares by a director following initial compliance, then compliance will be re-measured following such disposition, using the closing price of our common stock on the trading day immediately preceding the disposition date.

Shares that count towards satisfaction of the Stock Ownership Guidelines include (i) stock purchased on the open market, (ii) stock obtained through stock option exercises, (iii) with respect to any vested but unexercised stock

BJ’s Restaurants, Inc.	20

Corporate Governance • Stock Ownership Guidelines

options that are “in the money,” the number of shares having a value equal to the difference between the aggregate value of the common stock subject to the options and the aggregate exercise price of such options, (iv) vested or unvested shares of restricted stock, and (v) stock owned outright by the director or his or her spouse or immediate family members residing in the same household. Additionally, all directors are prohibited from engaging in hedging or pledging stock.

All of our directors who are subject to our director stock ownership guidelines are currently in compliance with such guidelines.

Consequences of Non-Compliance with Stock Ownership Guidelines. If the applicable director has not satisfied his or her applicable ownership guideline level by the applicable deadline, the director is required to retain an amount equal to 100% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted until in compliance. For these purposes “net shares” means the shares remaining after sale or withholding of shares to pay the applicable exercise price, if any, and to satisfy any tax obligations arising from such exercise or vesting.

Commitment to Sustainability and Environmental Stewardship

We recognize that building a sustainable business is consistent with our goal of providing long-term shareholder value. Our sustainability leadership team includes our Executive Vice President and General Counsel, Executive Vice President and Chief People Officer, Senior Vice President and Chief Accounting Officer, Senior Vice President of Risk Management, Vice President of Quality Assurance, Vice Presidents of Supply Chain, and Vice President of Internal Audit. In partnership with others in our operations, supply chain, construction and finance departments, the committee has created a multi-year strategic plan establishing ESG initiatives. The committee provides regular updates to the Governance and Nominating Committee of our Board of Directors, which in turn provides an update to our Board of Directors on a quarterly basis.

Our Human Rights and Labor Rights Policy, Environmental Stewardship Policy, Food and Personal Safety and Quality Policy, and Vendor Partner Compliance Program information confirm our focus on taking care of our people, communities, shareholders and planet. We are committed to reducing our impact on air, land and water across our restaurants, Restaurant Support Center and global supply chain.

Climate Change and Water Conservation

We recognize the impact greenhouse gas emissions have on climate change and the importance of water conservation and sustainability for our planet. We’ve made it a priority to work with our team members and vendor partners to reduce our carbon footprint and environmental impact. By the end of 2024, we will publish our Scope 1 and Scope 2 emissions data while we continue to develop additional programs to reduce our overall environmental impacts.

Examples of programs we have implemented to date include:

Waste and Food Waste Reduction

•	Use of 100% recycled napkins and paper towels

•	Use of recycled products for the lids and bases of our take-out containers

•	Use of plastic bags made of 20% post-consumer resin

•	Portioning paper towels to reduce waste

•	Recycling of organics to prevent them from going into landfills at 15% of our restaurants

21	2024 Proxy Statement

Corporate Governance • Commitment to Sustainability and Environmental Stewardship

•	Use of digital rather than paper new-hire onboarding and other employment-related documents across the Company

•	Leveraging our handheld computers to convert various paper logs at each restaurant into a digital format to reduce paper use, printing and freight costs

•	Restaurant-based food donation program in select restaurants

•	Training and reinforcement of other steps to reduce food waste, including focus on proper forecasting, ordering, inventory and usage (“first in first out”) techniques

Energy Efficiency

•	Installation of flush-valve toilets and faucets, LED fixtures, high efficiency water heaters, low emittance window glass systems, and energy efficient cooking equipment in our newer restaurants

•	Offering electric vehicles in our fleet vehicle program

•	Use of energy-efficient HVAC equipment

•

Hybrid in-person/remote work schedule at our Restaurant Support Center to balance the importance of workplace culture and stewardship of the environment, including leveraging of video and telephone conferencing tools to reduce the need for travel

Additional information on our Environmental Stewardship efforts is available under “Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

Human Capital Management and Social Responsibility

BJ’s Human Capital Management and Total Rewards philosophy is focused on attracting, motivating and rewarding high performance and high potential talent for achieving business results and moving the needle on our key initiatives. We equip our team members with systems, resources and training that promote our values around connection, respect, advancement, fun and trust while instilling a culture of being highly disciplined, high performance, and of service. Among many other programs, we provide the following to our talented team members:

•	Managerial leadership training including coursework on creating a respectful, non-discriminatory and non-harassing workplace, identifying and eliminating bias, and promoting fair and equitable hiring

•	Continuous focus on food and personal safety with monthly safety focus areas

•	Benefit offerings for full-time and part-time team members

•	Internal audits of human resources and safety practices

•	Leadership programs for career advancement

BJ’s Restaurants, Inc.	22

Corporate Governance • Human Capital Management and Social Responsibility

Diversity. We strive to be an inclusive company that reflects the diversity of our communities and provides equal opportunity and access to all of our team members to grow, develop and advance within our company. Our team member composition as of January 2, 2024, was as follows:

Our Team (as of January 2, 2024, unless otherwise indicated)

(1)	Represents team members who self-identified a race or ethnicity other than white, or for which a determination by Human Resources was otherwise possible.

We have taken a variety of steps in order to emphasize and promote diversity and inclusion. Our Women’s Career Advancement Network (WeCAN) focuses on the development, mentoring and advancement of women within our organization through, among other things:

•

Hosting quarterly meetings focused on developing leadership competencies, including awareness and insight, communication and listening, building trust, building high performing teams, coaching and mentoring, influence and diplomacy, and strategic thinking, among others. Participants are encouraged to find and be mentors, advocates and sponsors

•	Supporting philanthropic organizations, via volunteerism and donations that are focused on inspiring women and girls to expand their potential and advance their education and careers

•	Hosting a Workplace intranet page that provides leadership content and opportunities for connection

•	Participating in the Women’s Foodservice Forum Annual Leadership Conference

Our Inclusion, Diversity and Equity Alliance (IDEA) focuses on celebrating and fostering inclusion and belonging among our team members and guests, appreciating and embracing diversity and related education, and ensuring that advancement opportunities are transparent and equitable.

•

IDEA hosts quarterly Listening Circles to give our team members the opportunity to share their personal stories and provide feedback on how we can drive intentional, meaningful change to improve our team

23	2024 Proxy Statement

Corporate Governance • Human Capital Management and Social Responsibility

member experience for all team members, recognizing that we all grow in understanding and empathy when we listen to voices and stories that are different than our own.

•	IDEA hosts three to four educational meetings each year with the support of guest speakers in the diversity and inclusion space, which our team members are able to attend via video conference.

•	IDEA hosts a Workplace intranet page and a Resource Center for team members, which support education and awareness.

•	Our onboarding materials inform newly promoted team members about WeCAN and IDEA and the opportunities to become involved in the organizations.

•

In support of our commitment to creating a just and equitable company and world, our BJ’s Restaurant Foundation makes annual contributions to organizations that support efforts to end systemic injustice and that focus on under-represented and diverse communities, including but not limited to the Equal Justice Initiative, Special Olympics, Habitat for Humanity Trevor Project and many others.

Wellness Initiatives. We are focused on providing health and financial wellbeing offerings that attract, retain, and engage our team members. Our Enlightened Living Wellbeing Program includes educational resources, health fairs and incentives that inspire participation in preventive care and wellbeing activities. Along with a variety of traditional benefit offerings, 401k and deferred compensation programs, and paid time off, we also provide a variety of complimentary benefits and resources to support our team members’ physical and mental health, including Health Advocate and Life Assistance Programs, to our team members to facilitate counseling services, advocacy and billing support, and referrals. Our Extra Toppings Discount Program provides discounted fitness memberships and other discount programs. We have an on-site fitness center and game room at our Restaurant Support Center.

Philanthropy. We founded and for over 15 years have supported the BJ’s Restaurant Foundation, a 501(c)(3) qualified non-profit charitable organization, which is principally dedicated to supporting charities benefiting children’s healthcare and education, with a primary focus on the Cystic Fibrosis Foundation (“CFF”), No Kid Hungry, and the Alzheimer’s Association. Our Chairman of the Board of Directors and two of our current executive officers currently serve on the Foundation’s seven-person Board of Directors.

We also focus on supporting our local communities by providing volunteer hours, food and other resources for many worthwhile charitable causes and events through a program called Team Action to Support Communities (“TASC Force”). The TASC Force program recognizes and supports the volunteer efforts of our restaurant team members across the country, as they donate their own free time to benefit charitable causes and community events that are important to them, while helping give back to the communities in which our restaurants do business. We also partner with local elementary schools through our Awesome Achievement program to help teachers recognize and reward student successes and positive behavior.

In addition, our Give A Slice charitable organization provides support to our team members and their families in their times of need. Give A Slice helps hundreds of our team members each year with financial support for hardships including funeral expenses for lost team members or their loved ones and grants to help in times of financial distress after a fire, natural disaster, theft or illness.

Vendor Partnership Management. We are committed to conducting our business in an ethical, legal and socially responsible manner that aligns with our organizational values. To ensure our suppliers and subcontractors do the same, we maintain a Vendor Partner Code of Conduct which sets forth our expectations and minimum standards for all suppliers and subcontractors, including requirements relating to the humane treatment of animals. We require suppliers to conduct internal and third-party audits and inspections to verify compliance with the Vendor Partner Code of Integrity, Ethics and Conduct, which can be found under “Governance” in the “Investors” section of our website at http://www.bjsrestaurants.com.

Animal Welfare. The well-being of animals throughout our supply chain is paramount to us. In 2024, we established an Animal Health and Welfare Council comprised of various experts with diverse animal care backgrounds and expertise. This council will be instrumental in elevating our standards of care for animals and strengthens our commitment to enhance animal health and welfare throughout our supply chain using science-based evidence.

BJ’s Restaurants, Inc.	24

Report of the Audit Committee

REPORT OF THE AUDIT COMMITTEE

The following Audit Committee report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Audit Committee report by reference therein.

As more fully described in its written charter adopted by the Board of Directors, the Audit Committee assists the Board in overseeing and monitoring our financial reporting practices, risk management, information security and internal control processes on behalf of the Board of Directors, as well as the independent audit of our consolidated financial statements by our independent auditor. The members of the Audit Committee are independent (as such term is defined in the applicable rules of the NASDAQ and the SEC). In addition, Mr. Bouts, Mr. Bassi, Mr. Dal Pozzo and Mr. Elbogen have each been designated as “audit committee financial experts” (as such term is defined by Item 407(d)(5)(ii) of Regulation S-K).

The Audit Committee appointed and the shareholders ratified KPMG LLP (“KPMG”) as our independent auditor for fiscal 2023. Management has the primary responsibility for our consolidated financial statements and the financial reporting process, including our system of internal controls. KPMG, as our independent auditor, is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, as well as internal controls. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed our audited consolidated financial statements for fiscal 2023 with management and KPMG. Management and KPMG have represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States.

In addition, during the most recent fiscal year, the Audit Committee:

•	reviewed with KPMG their judgments as to the quality, not just the acceptability, of our consolidated financial statements for fiscal year 2023;

•

discussed with KPMG the matters required to be discussed by the statement on Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”);

•

received from KPMG written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and discussed with KPMG the independent auditors’ independence; and

•	discussed with KPMG the overall scope and plans for their respective audits.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors and the Board approved, that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended January 2, 2024, for filing with the SEC. The Committee and the Board also have appointed KPMG as our independent auditor for fiscal year 2024.

The Audit Committee

Larry D. Bouts, Chairman    Peter A. Bassi   Jim A. Dal Pozzo   Noah A. Elbogen   Janet M. Sherlock

25	2024 Proxy Statement

Proposal 2: Ratification and Approval of our 2024 Equity Incentive Plan

RATIFICATION AND APPROVAL OF OUR 2024 EQUITY INCENTIVE PLAN

(PROPOSAL NO. 2 ON PROXY CARD)

General

At the Annual Meeting, our shareholders will be asked to approve the BJ’s Restaurants, Inc. 2024 Equity Incentive Plan (“the 2024 Plan”).

The 2024 Plan is a broad-based plan in which all of our employees (including restaurant general managers and executive kitchen managers), officers, directors and consultants are eligible to participate, with all such participation determined by our Board’s Compensation Committee. The 2024 Plan is intended to further the growth and success of our business and attract and retain the most talented employees, officers, directors and consultants by aligning the long-term interests of such persons with those of our shareholders through equity-based compensation and by providing rewards for exceptional performance and long-term incentives for future contributions to our success.

The 2024 Plan allows us to grant stock options, restricted stock (including performance shares), restricted stock units (including performance stock units), and stock appreciation rights to employees, non-employee directors and consultants.

The 2024 Plan provides us with flexibility to design stock and performance-based incentives for our restaurant and brewing managers, field supervision and key corporate employees who hold managerial positions for our Company. While there are many important resources required for us to execute our national expansion plan successfully, one very critical resource is the availability of highly qualified and experienced employees at all levels of our organization and, in particular, restaurant managers. The Board believes that the availability to grant equity awards under the 2024 Plan is critical to our continued success. Our executive compensation strategy is outlined in further detail under “Compensation Discussion and Analysis.”

Subject to certain equitable and other adjustments as further described below and in the 2024 Plan, the total number of shares of common stock reserved for stock-based awards under the 2024 Plan will be 1,840,000 shares, less shares granted under the Company’s existing Amended and Restated Equity Incentive Plan, as amended as of June 14, 2022 (the “Prior Plan”) between March 1, 2024 and the effective date of the new 2024 Plan (“Interim Period”). Shares granted during the Interim Period will be deducted from the 2024 Plan at the fungible ratio of one share for every one share that was subject to a stock option or stock appreciation right, and 1.5 shares for every one share that was subject to an award other than a stock option or stock appreciation right. After the effective date of the 2024 Plan, no awards may be granted under the Prior Plan (although all outstanding awards previously granted under the Prior Plan will remain outstanding and subject to the terms of the Prior Plan).

As of April 22, 2024, the closing price of a share of our common stock was $31.77. The 2024 Plan was recommended by our Compensation Committee and approved by our Board on April 18, 2024, subject to ratification and approval by our shareholders.

Reasons for Adopting the 2024 Equity Incentive Plan

We are asking our shareholders to approve the 2024 Plan so that we will have an adequate number of shares authorized to make appropriate levels of equity incentive awards to employees, non-employee directors and consultants in 2024 and beyond.

We believe that the use of long-term equity incentives is critical to attracting, retaining, motivating and rewarding the most talented employees, non-employee directors and consultants in our industry. We depend on the performance and commitment of our personnel to succeed. Providing equity grants creates long-term participation in our Company and aligns the interests of our employees and other award recipients with the interests of our

BJ’s Restaurants, Inc.	26

Proposal 2: Ratification and Approval of our 2024 Equity Incentive Plan • Reasons for Adopting the 2024 Equity Incentive Plan

shareholders. The use of equity awards as compensation also allows us to conserve cash resources for other important purposes. Shareholder approval of the 2024 Plan will allow us to continue to provide such incentives.

Adoption of the 2024 Plan is intended to ensure that we will have sufficient shares available to continue to grant awards consistent with our compensation philosophy. The Board believes that the current number of shares available under the Prior Plan may be insufficient, depending on the price of our Common Stock, for us to grant awards beyond this year. The Board believes that adoption of the 2024 Plan should provide us with sufficient shares to continue to grant equity awards for the next few years, depending on the price of our Common Stock over that period and various other variable circumstances, including award type mix, hiring and promotion activity at the executive level, the rate at which shares are returned to the 2024 Plan’s reserve under permitted addbacks, the consequences of acquiring other companies, and other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.

If the 2024 Plan is not approved by shareholders, we will continue to use the Prior Plan in its current form for our equity incentive compensation program. However, given the number of shares remaining available for grant under the Prior Plan, we would not be able to continue to offer a long term incentive program that employs equity awards, which could put us at a competitive disadvantage in recruiting and retaining talent, and also make it more difficult for us to align employee and non-employee director interests with those of our shareholders through a program that includes stock ownership.

Background for the Determination of Share Reserve Under the 2024 Plan; Share Usage

If the 2024 Plan is approved, the total fully diluted overhang as of March 1, 2024, would be approximately 14.1%. In this context, fully diluted overhang is calculated as the sum of awards outstanding under the Prior Plan plus the proposed share reserve under the 2024 Plan (numerator) divided by the sum of the numerator and basic common shares outstanding, with all overhang data effective as of March 1, 2024. Our Board believes that the proposed share reserve represents a reasonable amount of potential equity dilution to accommodate our long-term growth and strategies.

The following table sets forth information regarding stock-settled, time-vested equity awards granted, and performance-based equity awards earned over each of the last three fiscal years (rounded to the nearest thousand shares):

	2023	2022	2021	3-Year Average

Stock Options/Stock Appreciation Rights (SARs) Granted	124,000	111,000	117,000

Stock-Settled Time-Vested Restricted Shares/Units Granted	344,000	368,000	260,000

Stock-Settled Performance-Based Shares/Units Earned(1)	40,000	27,000	35,000

Weighted-Average Basic Common Shares Outstanding	23,452,000	23,405,000	23,191,000

Share Usage Rate	2.17%	2.16%	1.78%	2.03%

(1)

With respect to performance-based shares/units in the table above, we calculate the share usage rate based on the applicable number of shares earned each year. For reference, the performance-based shares/units granted during the foregoing 3-year period were as follows: 52,000 shares in fiscal 2023, 52,000 shares in fiscal 2022, and 46,000 shares in fiscal 2021.

In light of the factors described above and given that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the competitive labor markets in which we compete, the Board of Directors believes that the size of the proposed share request is reasonable and appropriate at this time.

27	2024 Proxy Statement

Proposal 2: Ratification and Approval of Our 2024 Equity Incentive Plan • Reasons for Adopting the 2024 Equity Incentive Plan

Amended Plan Benefits and Outstanding Awards Under Prior Plans

Because awards under the 2024 Plan are discretionary and no awards have been granted under the 2024 Plan, it is not possible to determine the benefits or amounts that will be received in the future by individual employees, directors or groups of employees or directors under the 2024 Plan.

The table below presents information about the number of shares that were subject to various outstanding equity awards under the Prior Plan, and the shares remaining available for issuance under the Prior Plan, as of March 1, 2024. There are no other awards outstanding nor are there any other plans with shares available for issuance (other than the Prior Plan).

Shares Subject to Outstanding Restricted Stock / Unit Awards	962,752

Shares Subject to Outstanding Stock Options / SARs	980,163

Weighted-Average Exercise Price of Options / SARs	$38.78

Weighted-Average Remaining Term of Options / SARs	5.78

Shares Remaining Available for Issuance	699,054

Basic common shares outstanding as of the record date	23,383,119

Proposed share reserve under the 2024 Plan(1)	1,840,000

(1)

Additionally, the proposed share reserve is subject to reduction for any awards granted under the Prior Plan after March 1, 2024, at the fungible ratio described below. If the 2024 Plan is approved by our shareholders, no new awards will be made under the Prior Plan.

Governance Highlights

The 2024 Plan incorporates numerous governance best practices, including:

•	Minimum 100% fair market value exercise price for options and SARs.

•	No liberal share recycling of appreciation awards.

•	Minimum one-year vesting requirement on equity awards, subject to limited exceptions.

•	No dividends or dividend equivalents payable on unvested awards, unless and until the underlying award vests.

•	No dividends or dividend equivalents on options or SARs.

•	Annual cash and equity compensation limit per each individual non-employee director.

•	No repricing of options or SARs and no cash buyout of underwater options and SARs without shareholder approval, except for equitable adjustments in connection with certain corporate transactions.

•	No “liberal” change in control definition or automatic “single-trigger” change in control vesting for employees.

•	Robust transfer restrictions.

•	No “evergreen” share increases or automatic “reload” awards.

BJ’s Restaurants, Inc.	28

Proposal 2: Ratification and Approval of our 2024 Equity Incentive Plan • Summary of 2024 Equity Incentive Plan

Summary of 2024 Equity Incentive Plan

The following description of the material terms of the 2024 Plan is qualified in all respects by reference to the full text of the 2024 Plan attached to this Proxy Statement as Appendix A. For the purposes of the description below, unless otherwise indicated, references to the Equity Incentive Plan refer to the 2024 Plan.

Administration

The Compensation Committee administers the Equity Incentive Plan, with certain actions subject to the review and approval of the full Board or a panel consisting of all of the independent directors. The Committee has full power and authority to determine when and to whom awards will be granted, including the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the Equity Incentive Plan. In addition, the Committee has the authority to interpret the Equity Incentive Plan and the awards granted under the Equity Incentive Plan, and to establish rules and regulations for the administration of the Equity Incentive Plan. The Committee may delegate the administration of the Equity Incentive Plan to the Company’s officers, including the maintenance of records of the awards and the interpretation of the terms of the awards.

Eligible Participants

Any employee, officer, consultant or director providing services to us or to any of our subsidiaries, who is selected by the Committee, is eligible to receive awards under the Equity Incentive Plan. As of April 22, 2024, we had approximately 550 employees, who were eligible to participate in the Equity Incentive Plan.

Shares Available for Awards

Subject to certain equitable and other adjustments as further described below and in the 2024 Plan, the aggregate number of shares of the Common Stock that may be issued as awards under the 2024 Plan consists of 1,840,000 shares of Common Stock, less shares subject to awards granted under the Prior Plan after March 1, 2024 and before the effective date of the 2024 Plan at our fungible ratio (one share for every share that was subject to a stock option or stock appreciation right, and 1.5 shares for every one share subject to an award other than a stock option or stock appreciation right). The aggregate number of shares available for issuance under the 2024 Plan will be reduced by one share for each share delivered in settlement of an option or SARs and by 1.5 shares for each share delivered in settlement of any award other than an option or SAR.

In addition, if any shares of Common Stock subject to any award under the 2024 Plan or Prior Plan are forfeited (including as a result of expiration of the award), become unexercisable, or are settled in cash (in whole or in part) for any reason, the shares of Common Stock previously set aside for such awards will be available for future awards under the 2024 Plan. In the event that withholding tax liabilities arising from an award other than an option or SAR, or an award other than an option or stock appreciation right under the Prior Plan, are satisfied by the tendering or withholding of shares, such shares will be added to the shares available for awards under the 2024 Plan. However, with respect to options and SAR awards, any shares (i) withheld or tendered to pay for tax obligations or as payment upon award exercise, (ii) subject to a SAR that is not issued in connection with exercise or settlement, or (iii) reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options, will not be available for issuance under the 2024 Plan.

The number of shares set aside with respect to any award that is forfeited, becomes unexercisable or is settled in cash (in whole or in part) for any reason, or tendered or withheld to cover tax liabilities associated with awards other than options or SARs (in all such cases whether related to an award under the Prior Plan or the 2024 Plan), will increase the available shares of Common Stock under the 2024 Plan by the same amount that the available shares were reduced as a result of the grant of such award.

29	2024 Proxy Statement

Proposal 2: Ratification and Approval of our 2024 Equity Incentive Plan • Summary of 2024 Equity Incentive Plan

Types of Awards

The Equity Incentive Plan permits the grant of the following awards:

•	non-qualified stock options;

•	incentive stock options;

•	restricted stock;

•	restricted stock units;

•	stock appreciation rights;

•	performance shares; and

•	performance units.

Awards may be granted alone, in addition to, or in combination with any other award granted under the Equity Incentive Plan.

Stock Options. Options granted under the Equity Incentive Plan may be either incentive stock options or non-qualified stock options. Incentive stock options are options which are designated as such by us and which meet certain requirements under Section 422 of the Internal Revenue Code (the “Code”) and the regulations thereunder. Any option which does not satisfy these requirements will be treated as a non-qualified stock option. The maximum term of stock options under the 2024 Plan is 10 years.

The holder of an option will be entitled to purchase a number of shares of Common Stock at a specified exercise price during a specified time period, all as determined by the Committee. The option exercise price may be payable either in cash or, at the discretion of the Committee, in shares of Common Stock having a fair market value on the exercise date equal to the exercise price.

Restricted Stock and Restricted Stock Units. The holder of restricted stock will own shares of Common Stock subject to restrictions imposed by the Committee (including for example, restrictions on the right to vote the restricted shares or to receive payment of any accrued dividends while the shares remain unvested) and subject to forfeiture to us if the holder does not satisfy certain requirements (including, for example, continued employment with us) for a specified period of time. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Committee, to receive shares of Common Stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Committee, provided that the holder has satisfied certain requirements (including, for example, continued employment with us until such future date).

Stock Appreciation Rights (“SARs”). Participants may be granted stand-alone SARs. The holder of a stand-alone SAR is entitled to a distribution from us equal to the excess of the fair market value of the shares that are the subject of the SAR on the surrender date over the aggregate exercise price payable for such shares. The holder of stand-alone SARs may receive, at the discretion of the Committee, the excess of the fair market value (on the exercise date) of the subject shares over the exercise price for such shares in the form of a cash payment or shares of Common Stock. The maximum term of SARs under the 2024 Plan is 10 years.

Performance Compensation Awards. Participants may be granted performance-based compensation awards. Such awards may take the form of performance shares or performance units and will be subject to the attainment of performance goals selected by the Committee. Performance goals may be based on business criteria approved by the Committee, which may include, without limitation, any of the following: (i) cash flow; (ii) earnings per share, including earnings per share as adjusted (a) to exclude the impact of any (1) significant acquisitions or dispositions of businesses by the Company, (2) one-time, non-operating charges and (3) accounting changes (including but not limited to any accounting changes we adopt); and (b) for any stock split, stock dividend or other recapitalization; (iii) earnings before interest, taxes, and amortization; (iv) return on equity; (v) total shareholder

BJ’s Restaurants, Inc.	30

Proposal 2: Ratification and Approval of our 2024 Equity Incentive Plan • Summary of 2024 Equity Incentive Plan

return; (vi) share price performance; (vii) return on capital; (viii) return on assets or net assets; (ix) revenue; (x) income; (xi) operating income; (xii) operating profit; (xiii) profit margin; (xiv) return on operating revenue; (xv) return on invested capital; (xvi) market price; (xvii) brand recognition/acceptance; (xviii) customer satisfaction; (xix) productivity; or (xx) sales growth and volume.

Performance shares are performance compensation awards that are denominated in terms of a specified number of shares of Common Stock, which shares or their future cash equivalent (or a combination of both) may be paid to the Participant upon achievement of applicable performance goals during a specified performance period established by the Committee. Performance units are performance compensation awards that are denominated in terms of a specified dollar value that is set by the Committee (or that is determined by reference to a performance formula) which value may be paid in cash, in shares of Common Stock or in such combination as the Committee may determine, upon achievement of applicable performance goals during a specified performance period established by the Committee.

The Committee is authorized at any time during a performance period, in its sole discretion, to provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded in determining performance results if and as applicable to the performance goal(s), including but not limited to in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company, any other unusual or nonrecurring events affecting the Company or the financial statements of the Company, or any changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions.

Certain Terms and Conditions of Awards

Minimum Vesting Period. The 2024 Plan provides that in no case shall vesting of equity-based awards occur prior to the expiration of one year following the applicable grant date. The 2024 Plan provides exceptions for (i) grants totaling no more than 5% of the shares authorized for issuance under the 2024 Plan (subject to adjustment as provided in the 2024 Plan), (ii) “substitute awards” (as defined in the 2024 Plan), (iii) shares delivered in lieu of fully vested cash awards, and (iv) awards to non-employee directors that vest on the earlier of the one year anniversary of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting. The foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability or a change in control, in the terms of the award or otherwise.

Dividends and Dividend Equivalent Rights. Awards of restricted stock or restricted stock units (including performance compensation awards) may, in the Committee’s discretion, include the right to receive accrued dividends or dividend equivalents with respect to the underlying shares so long as payment of any dividends or dividend equivalents is subject to the same vesting requirements and risks of forfeiture as the underlying award. Awards of options and SARs shall not be entitled to receive dividends or dividend equivalents, whether currently or accrued.

Automatic Exercise of In-The-Money Options and SARs. In order to protect employees and other active participants in the 2024 Plan against the inadvertent expiration of unexercised options or SARs at the end of their respective terms, the Committee may provide for automatic exercise of Options or SARs having an exercise price per share that is lower than the current fair market value of the underlying shares.

Change of Control. In the event of a Change of Control (as defined in the 2024 Plan), subject to certain limitations and restrictions as more fully described in the 2024 Plan, and unless otherwise provided in an award agreement or the most recently executed agreement between the participant and the Company, vesting of awards will accelerate if an employee’s employment is terminated without cause or by the employee for good reason within one year after a Change in Control, or if the acquiring company does not assume outstanding awards or substitute equivalent awards. In addition, awards held by non-employee directors will accelerate upon a Change in Control.

31	2024 Proxy Statement

Proposal 2: Ratification and Approval of our 2024 Equity Incentive Plan • Summary of 2024 Equity Incentive Plan

Termination of Service. Unless otherwise provided in the applicable award agreement or any severance agreement, vested but unexercised options or SARs granted under the 2024 Plan will expire, terminate, or otherwise be forfeited as follows:

•

three months after the effective date of termination of a participant other than a non-employee director (in which case the date will be six months following the date such non-employee director ceases to be a director), including voluntary termination by the participant, other than in the circumstances described below;

•	upon termination of a participant for misconduct (as defined in the 2024 Plan);

•	12 months after the date on which a participant, other than a non-employee director, suffers total or permanent disability (as defined in the 2024 Plan); or

•	12 months after the death of a participant.

Retirement. Unless otherwise provided in the applicable award agreement, awards will become fully vested upon the death of a non-employee director or the retirement of a non-employee director. In the event of the retirement of an employee or non-employee director, unless otherwise provided in the applicable award agreement, vested awards for both employees and non-employee directors shall expire, terminate or be forfeited on the date on which they would have expired if no retirement had occurred. For purposes of the 2024 Plan, retirement means (i) with respect to a non-employee director, ceasing to be a director after six consecutive years of service, either by vote of the shareholders or, with the approval of the Board or its Chairman, by resignation, and (ii) with respect to an employee voluntary resignation or termination (other than for misconduct) at the age of 60 or greater after at least ten years of continuous service.

Duration, Termination and Amendment. The 2024 Plan will terminate on June 30, 2033, unless terminated by the Board or the Committee earlier, or extended by an amendment approved by our shareholders. No awards may be made after the termination date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2024 Plan prior to the expiration of the 2024 Plan may extend beyond the end of such period through the award’s normal expiration date.

The Board, and the Compensation Committee, may generally amend or terminate the 2024 Plan as determined to be advisable. Shareholder approval may also be required for certain amendments by the Internal Revenue Code, the rules of NASDAQ, or rules of the Securities and Exchange Commission. The Board or the Committee has specific authority to amend the 2024 Plan without shareholder approval to comply with legal, regulatory and listing requirements and to avoid unanticipated consequences determined to be inconsistent with the purpose of the 2024 Plan or any award agreement.

Prohibition on Repricing Awards. Without the approval of the Company’s shareholders and except as pursuant to certain equitable adjustments as set forth in the 2024 Plan, (i) no option or SAR may be amended or otherwise modified to reduce its exercise price or grant price and no option or SAR may be canceled and replaced with an option or SAR having a lower exercise price, and (ii) the Company shall not repurchase or exchange any outstanding option or SAR for cash or other awards at a time when the exercise or base price of the repurchased option or SAR is above the fair market value of the underlying common stock (other than in connection with a Change of Control).

Transferability of Awards. Unless otherwise provided by the Committee, awards under the 2024 Plan may only be transferred by will or the laws of descent and distribution. The Committee may permit further transferability pursuant to conditions and limitations that it may impose, except that no transfers for consideration will be permitted.

Limitation on Grants for Non-Employee Directors

Each non-employee director may receive award grants under the 2024 Plan at the discretion of the Board and Compensation Committee; provided, however, that non-employee directors are not eligible to receive incentive

BJ’s Restaurants, Inc.	32

Proposal 2: Ratification and Approval of our 2024 Equity Incentive Plan • Summary of 2024 Equity Incentive Plan

stock options and in no case will any Eligible Director be granted one or more equity awards in any calendar year, solely with respect to service as a Director, that result in the aggregate value of cash compensation and equity based awards exceeding $750,000. Awards granted in prior fiscal years will not count against the foregoing limitation in subsequent years even if the awards from the prior years are earned or otherwise settled in years following the year of grant.

Subject to such limitations, the Board, the Committee or the Governance and Nominating Committee reserves the right to periodically evaluate and change the amount or type of grants made to Eligible Directors.

See “Director Compensation” above, for a description of certain automatic equity awards granted to non-employee directors.

Clawback Policy

All awards granted under the 2024 Plan will be subject to recoupment in accordance with our current Clawback Policy, as it may be amended or supplemented from time to time, and as described in more detail in the Compensation Discussion & Analysis section of this proxy statement.

Federal Income Tax Consequences

The federal income tax consequences of awards under the 2024 Plan to us and our employees, officers, directors and consultants are complex and subject to change. The following discussion is only a summary of the general rules applicable to the 2024 Plan. Recipients of awards under the 2024 Plan should consult their own tax advisors since a taxpayer’s particular situation may be such that some variation of the rules described below will apply.

Non-qualified Options. Under current federal income tax law, the grant of a non-qualified option under the 2024 Plan has no federal income tax consequences to us or the optionee (unless the options are publicly traded). Generally, upon exercise of a non-qualified stock option granted under the 2024 Plan, the excess of the fair market value of the stock at the date of exercise over the option price (the “Spread”) is taxable to the optionee as ordinary income and is subject to withholding. All such amounts taxable to an employee are deductible by us as compensation expense. The deduction is allowed for our taxable year which includes the end of the taxable year in which the optionee includes an amount in income.

Generally, the shares received on exercise of an option under the 2024 Plan are not subject to restrictions on transfer or risks of forfeiture and, therefore, the optionee recognizes income on the date of exercise of a non-qualified stock option. However, if the optionee is subject to Section 16(b) of the Exchange Act, the Section 16(b) restriction will be considered a substantial risk of forfeiture for tax purposes. Under current law, employees who are either our directors or officers are subject to restrictions under Section 16(b) of the Exchange Act during their term of service and for up to six months after termination of such service. SEC Rule 16b-3 provides an exemption from the restrictions of Section 16(b) for the grant of derivative securities, such as stock options, under qualifying plans. Because the 2024 Plan satisfies the requirements for exemption under SEC Rule 16b-3, the grant of options is not considered a purchase and the exercise of the options to acquire the underlying shares of Common Stock is not considered a purchase or a sale. Thus, ordinary income is recognized and the Spread is measured on the date of exercise.

The taxable income resulting from the exercise of a non-qualified stock option constitutes wages for employees and is generally subject to withholding. We are required to make whatever arrangements are necessary to ensure that funds equaling the amount of tax required to be withheld, if any, are available for payment, including the deduction of required withholding amounts from the optionee’s other compensation and requiring payment of withholding amounts as part of the exercise price. The tax basis for the Common Stock acquired is the option price plus the taxable income recognized. An optionee recognizes gain or loss on the subsequent sale of shares acquired upon exercise of a non-qualified stock option in an amount equal to the difference between the amount realized and the tax basis of such shares. Such gain or loss is a long-term or short-term capital gain or loss, depending upon whether the shares have been held for more than one year.

33	2024 Proxy Statement

Proposal 2: Ratification and Approval of our 2024 Equity Incentive Plan • Summary of 2024 Equity Incentive Plan

Incentive Stock Options. There are no federal income tax consequences to us or the employee as a result of the grant of an incentive stock option. The optionee also does not recognize income when the incentive stock option is exercised (subject to the alternative minimum tax rules discussed below). Generally, we receive no deduction at the time of exercise.

In the event of a disposition of shares acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the employee has held the shares. If the employee does not dispose of the shares within two years after the incentive stock option was granted, or within one year after the incentive stock option was exercised and shares were purchased, then the employee recognizes only a long-term capital gain or loss. We are not entitled to any deduction under these circumstances.

If the optionee fails to satisfy either of the foregoing holding periods, then he or she recognizes ordinary income in the year of disposition (referred to as a “disqualifying disposition”). The amount of such ordinary income generally is determined under the rules applicable to non-qualified options (see above) based on the Spread at the date of exercise. However, such ordinary income in no event exceeds the amount of the gain realized on the sale, provided that the disposition involves an arm’s-length sale or exchange with an unrelated party. Any gain in excess of the amount taxed as ordinary income is treated as capital gain. In the year of the disqualifying disposition, we are entitled to a deduction equal to the amount of ordinary income recognized by the optionee.

The Spread under an incentive stock option is treated as an adjustment in computing alternative minimum taxable income (“AMTI”) for the year of exercise. As a result, the Spread on an incentive stock option is included in income for purposes of the alternative minimum tax even though it is not included in taxable income for purposes of determining the regular tax liability of an optionee. A subsequent disqualifying disposition of shares acquired upon exercise of an incentive stock option eliminates the AMTI adjustment if the disposition occurs in the same taxable year as the exercise. A disqualifying disposition in a subsequent taxable year does not affect the alternative minimum tax computation in the earlier year.

Payment of Option Exercise Price in Shares. To the extent an optionee pays all or part of the option exercise price of a non-qualified stock option by tendering shares of Common Stock owned by the optionee, the tax consequences described above apply except that the number of shares of Common Stock received upon such exercise which is equal to the number of shares surrendered in payment of the option price have the same tax basis and holding periods as the shares surrendered. The additional shares of Common Stock received upon such exercise have a tax basis equal to the amount of ordinary income recognized on such exercise and a holding period which commences on the day following the date of recognition of such income. Under Treasury regulations, if an optionee exercises an incentive stock option by tendering shares of Common Stock previously acquired by the exercise of an incentive stock option that have not satisfied statutory holding period requirements, a disqualifying disposition occurs and the optionee recognizes income and is subject to other basis allocation and holding period requirements.

Restricted Stock Awards. Stock granted under the 2024 Plan may, in the determination of the Committee, be subject to rights of repurchase and other transfer restrictions. The tax consequences of stock granted under the 2024 Plan depend on whether the stock is subject to restrictions and if so, whether the restrictions are deemed to create a “substantial risk of forfeiture” under Code Section 83 (for example, stock granted under the 2024 Plan which is subject to our right to repurchase the stock at a price that is less than fair market value which right lapses over a period of continued employment is considered a “substantial risk of forfeiture” under Code Section 83).

If stock is not subject to a “substantial risk of forfeiture,” the recipient normally recognizes taxable ordinary income equal to the value of the stock in the year in which the stock is granted less the amount paid for that stock. If the stock is subject to a “substantial risk of forfeiture,” the recipient normally recognizes taxable ordinary income as and when the “substantial risk of forfeiture” lapses in the amount of the fair market value of the shares no longer subject to the “substantial risk of forfeiture” less the amount paid for the stock. Upon disposition of the stock, the recipient recognizes a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon grant or vesting of the stock. The gain or loss is long or short-term depending on how long the recipient held the stock. In general, the holding period for the stock commences when the stock is no longer subject to a substantial risk of forfeiture.

BJ’s Restaurants, Inc.	34

Proposal 2: Ratification and Approval of our 2024 Equity Incentive Plan • Summary of 2024 Equity Incentive Plan

A recipient of stock subject to a “substantial risk of forfeiture” may make an election under Code Section 83(b) to recognize ordinary income in the year the recipient purchases the restricted stock, rather than waiting until the “substantial risk of forfeiture” lapses. If the stock recipient makes a Section 83(b) election, the recipient is required to recognize as ordinary income in the year the recipient purchases the stock the difference, if any, between the fair market value of the stock on the purchase date and the purchase price paid. If the stock recipient makes a Section 83(b) election, the recipient is not required to recognize any income when the “substantial risk of forfeiture lapses.”

Generally, with respect to employees, we are required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we generally are entitled to a business expense deduction equal to the taxable ordinary income realized by the stock recipient.

Stock Appreciation Rights. Generally, the recipient of a SAR does not recognize any taxable income at the time the SAR is granted. With respect to stand-alone SARs, if the holder receives the appreciation inherent in the SARs in cash, the cash is taxable as ordinary compensation income to the employee at the time that it is received. If the holder receives the appreciation inherent in the stand-alone SARs in stock, the holder recognizes ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the holder for the stock.

The income recognized by the holder of a stand-alone SAR generally is subject to U.S. income tax withholding and employment taxes.

In general, we are not entitled to a federal income tax deduction upon the grant or termination of stand-alone SARs. However, upon the exercise of a stand-alone SAR, we are entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the holder is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Performance Compensation Awards. Generally, the recipient of a performance compensation award does not recognize any taxable income at the time the award is made and instead generally recognizes taxable income at the time the award is paid. If the performance compensation award is payable in cash, the cash is taxable as ordinary compensation income to the participant at the time that it is received. If the holder receives the performance compensation award in stock, the participant recognizes ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the holder for the stock.

The income recognized by the holder of a performance compensation award generally is subject to U.S. income tax withholding and employment taxes.

In general, we are not entitled to a federal income tax deduction upon the grant or termination of performance compensation awards. However, upon payment of a performance compensation award, we are entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the participant is required to recognize as a result of such payment, provided that the deduction is not otherwise disallowed under the Code.

Limitations on Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to each covered employee exceeds $1 million.

Section 409A. Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2024 Plan with a deferral feature will be subject to the requirements of Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20%

35	2024 Proxy Statement

Proposal 2: Ratification and Approval of our 2024 Equity Incentive Plan • Summary of 2024 Equity Incentive Plan

federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. We will also have withholding and reporting requirements with respect to such amounts.

Medicare Surtax. A participant’s annual “net investment income”, as defined in Section 1411 of the Code, may be subject to a 3.8% federal surtax (generally referred to as the “Medicare Surtax”). Net investment income may include capital gain and/or loss arising from the disposition of shares subject to a participant’s awards under the 2024 Plan. Whether a participant’s net investment income will be subject to the Medicare Surtax will depend on the participant’s level of annual income and other factors.

Vote Required

Ratification and approval of the 2024 Plan requires the affirmative vote of the holders of a majority of the shares of our Common Stock present, or represented, and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE BJ’S RESTAURANTS, INC. 2024 EQUITY INCENTIVE PLAN.

BJ’s Restaurants, Inc.	36

Proposal 3: Advisory Resolution on Compensation of Named Executive Officers

ADVISORY RESOLUTION ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

(PROPOSAL NO. 3 ON PROXY CARD)

In accordance with SEC rules, the Board asks shareholders for approval of the compensation of our Named Executive Officers on an advisory and non-binding basis. We include an advisory shareholder vote on the compensation of our Named Executive Officers in our proxy materials every year. Accordingly, we are asking our shareholders to provide an advisory, non-binding vote to approve the compensation awarded to our Named Executive Officers, as we have described it in the “Executive Compensation” section of this Proxy Statement.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, we have designed our executive compensation program to attract, retain and motivate the highest quality executive officers, directly link their pay to performance, and align executive compensation with our long-term performance and shareholder value.

We urge shareholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which describes in further detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Additionally, the Summary Compensation Table and other related compensation tables and narrative provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and our Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this Proxy Statement has contributed to our long-term success. In summary, our compensation strategy is designed to reward our executives when we achieve strong financial and operational results and, likewise, to provide reduced pay when financial and operating results are not as strong. We believe the compensation of our Named Executive Officers for fiscal 2023 is reflective of and consistent with that intent.

This “say on pay” proposal gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, the Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under “Executive Compensation” and cast a vote to approve, on an advisory and non-binding basis, the compensation of our Named Executive Officers through the following resolution:

RESOLVED, that the shareholders of BJ’s Restaurants, Inc. (the “Company”) approve, on an advisory and non-binding basis, the compensation of the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for our 2024 Annual Meeting of Shareholders.

This “say on pay” vote is advisory and, therefore, not binding on us, the Compensation Committee or the Board of Directors. The shareholders’ advisory vote will not overrule any decision made by the Board or the Committee or create or imply any additional fiduciary duty by our directors. Our Board and Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON COMPENSATION OF NAMED EXECUTIVE OFFICERS.

37	2024 Proxy Statement

Proposal 3: Advisory Resolution on Compensation of Named Executive Officers

ADVISORY RESOLUTION ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

(PROPOSAL NO. 3 ON PROXY CARD)

In accordance with SEC rules, the Board asks shareholders for approval of the compensation of our Named Executive Officers on an advisory and non-binding basis. We include an advisory shareholder vote on the compensation of our Named Executive Officers in our proxy materials every year. Accordingly, we are asking our shareholders to provide an advisory, non-binding vote to approve the compensation awarded to our Named Executive Officers, as we have described it in the “Executive Compensation” section of this Proxy Statement.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, we have designed our executive compensation program to attract, retain and motivate the highest quality executive officers, directly link their pay to performance, and align executive compensation with our long-term performance and shareholder value.

We urge shareholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which describes in further detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Additionally, the Summary Compensation Table and other related compensation tables and narrative provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and our Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this Proxy Statement has contributed to our long-term success. In summary, our compensation strategy is designed to reward our executives when we achieve strong financial and operational results and, likewise, to provide reduced pay when financial and operating results are not as strong. We believe the compensation of our Named Executive Officers for fiscal 2023 is reflective of and consistent with that intent.

This “say on pay” proposal gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, the Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under “Executive Compensation” and cast a vote to approve, on an advisory and non-binding basis, the compensation of our Named Executive Officers through the following resolution:

RESOLVED, that the shareholders of BJ’s Restaurants, Inc. (the “Company”) approve, on an advisory and non-binding basis, the compensation of the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for our 2024 Annual Meeting of Shareholders.

This “say on pay” vote is advisory and, therefore, not binding on us, the Compensation Committee or the Board of Directors. The shareholders’ advisory vote will not overrule any decision made by the Board or the Committee or create or imply any additional fiduciary duty by our directors. Our Board and Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON COMPENSATION OF NAMED EXECUTIVE OFFICERS.

BJ’s Restaurants, Inc.	38

Proposal 4: Ratification of Appointment of Independent Auditor • Fees Billed by Auditors

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

(PROPOSAL NO. 4 ON PROXY CARD)

The Audit Committee appointed KPMG LLP as our independent auditor for the fiscal year ending December 31, 2024 (fiscal 2024), and the Board is recommending that shareholders ratify the appointment at the Annual Meeting. KPMG LLP does not have, and has not had at any time, any direct or indirect financial interest in us or any of our subsidiaries or any relationship with us or any of our subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer, or employee. Neither BJ’s Restaurants, Inc. nor any of our officers or directors has or has had any interest in KPMG LLP.

As a matter of good corporate governance, the Board has determined to submit the appointment of KPMG LLP to the shareholders for ratification. In the event this appointment of KPMG LLP is not ratified by a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote on the matter, the Audit Committee will reconsider its appointment of KPMG LLP for future periods.

We expect that representatives of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make statements if they so desire, and will be available to respond to appropriate questions.

Notwithstanding the ratification by shareholders of the appointment of KPMG LLP, the Board of Directors or the Audit Committee may, if the circumstances dictate, appoint other independent auditors.

Fees Billed by Auditors

The following table sets forth the aggregate fees billed to us for the fiscal years ended January 2, 2024, and January 3, 2023 by our independent auditors:

	Fiscal Year 2023			Fiscal Year 2022
	KPMG	Ernst & Young	Total	KPMG	Ernst & Young	Total

Audit Fees(1)	$853,000	$—	$853,000	$800,000	$—	$800,000

Tax Fees	—	—	—	—	—	—

All Other Fees(2)	—	8,200	8,200	—	23,000	23,000

Total Fees	$853,000	$8,200	$861,200	$800,000	$23,000	$823,000

(1)

These amounts represent fees for the audit of our consolidated financial statements, the review of consolidated financial statements included in our quarterly Form 10-Q reports, the audit of our management’s assessment of internal controls over financial accounting and reporting as required by the Sarbanes-Oxley Act of 2002, and the services that an independent auditor would customarily provide in connection with audits, regulatory filings and similar engagements for the fiscal year.

(2)

For fiscal 2023, this amount represents consent review procedures related to our Form S-3 filing in March 2023. For fiscal 2022, this amount represents consent procedures performed related to our fiscal 2022 Form 10-K filing.

39	2024 Proxy Statement

Proposal 4: Ratification of Appointment of Independent Auditor • Pre-Approval Policies and Procedures

Pre-Approval Policies and Procedures

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to appoint and terminate our independent auditors, to pre-approve their performance of audit services and permitted non-audit services, to approve all audit and non-audit fees, and to set guidelines for permitted non-audit services and fees. All the services rendered by KPMG during fiscal 2023 and 2022 were pre-approved by the Audit Committee or were within pre-approved guidelines for permitted non-audit services and fees established by the Audit Committee, and there were no waivers of approval requirements or guidelines during the same periods.

Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2024 requires the affirmative vote of the holders of a majority of the shares of our Common Stock present, or represented, and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2024.

BJ’s Restaurants, Inc.	40

Stock Ownership of Certain Beneficial Owners and Management

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of the Record Date: (a) each of our directors, (b) each Named Executive Officer identified in the Summary Compensation Table, (c) all of our executive officers and directors as a group, and (d) each person known by us to be the beneficial owner of 5% or more of the issued and outstanding shares of our Common Stock. Ownership of less than 1% is indicated by an asterisk.

	Shares Beneficially Owned(1)
Name and Address(2)	Number of Shares(3)		Percentage of Class(3)

BlackRock, Inc. 50 Hudson Yards New York, NY 10001	4,057,450	(4)	17.4%

T. Rowe Price Investment Management, Inc. 100 E. Pratt Street Baltimore, MD 21202	3,424,689	(5)	14.6%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19335	2,574,432	(6)	11.0%

Fund 1 Investments, LLC 100 Carr 115, Unit 1900 Rincon, Puerto Rico 00677	2,301,476	(7)	9.8%

Patrick Walsh PW Partners Capital Management, LLC 4300 S US-1 Jupiter, FL 33477	1,268,704	(8)	5.4%

BJ’s Act III, LLC 777 Brickell Avenue, #500-99405 Miami, FL 33131	1,251,949	(9)	5.4%

Gerald W. Deitchle	45,783	(10)	*

Peter A. Bassi	74,691	(11)	*

Larry D. Bouts	42,235	(12)	*

Bina Chaurasia	9,801	(13)	*

James A. Dal Pozzo	32,782	(14)	*

Noah A. Elbogen	76,693	(15)	*

Lea Anne S. Ottinger	40,907	(16)	*

C. Bradford Richmond	15,500	(17)	*

Julius W. Robinson, Jr.	6,640	(18)	*

Janet M. Sherlock	14,501	(19)	*

Gregory A. Trojan	357,267	(20)	1.5%

Gregory S. Levin	188,349	(21)	*

Thomas A. Houdek	16,358	(22)	*

Gregory S. Lynds	82,162	(23)	*

Kendra D. Miller	47,619	(24)	*

Putnam K. Shin	4,878	(25)	*

All current directors and executive officers as a group (23 persons)	1,180,304	(26)	4.9%

41	2024 Proxy Statement

Stock Ownership of Certain Beneficial Owners and Management

*	Less than 1%

(1)

The persons named in the table, to our knowledge, have sole voting and sole investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes hereunder.

(2)	The address of our officers and directors is at our principal executive offices at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647.

(3)

Percent of class is based on the number of shares issued and outstanding (23,383,119) on the Record Date (April 22, 2024). In addition, shares of Common Stock which a person had the right to acquire within 60 days of the Record Date are deemed outstanding in calculating the percentage ownership of the person, but not deemed outstanding as to any other person. This does not include shares issuable upon exercise of any options issued by us which are not exercisable within 60 days from the Record Date.

(4)

Based solely on Amendment No. 1 to Schedule 13G filed by Blackrock, Inc. on January 19, 2024, as of such date, it is our belief that BlackRock, Inc. held the number of shares indicated as of December 31, 2023.

(5)

Based solely on Amendment No. 2 to Schedule 13G filed by T. Rowe Price Investment Management, Inc. on February 14, 2024, as of such date, it is our belief that T. Rowe Price Associates, Inc. held the number of shares indicated as of December 31, 2023.

(6)

Based solely on Amendment No. 13 to Schedule 13G filed by The Vanguard Group on February 13, 2024, as of such date, it is our belief that The Vanguard Group held the number of shares indicated as of December 29, 2023.

(7)

Based solely on Amendment No. 5 to Schedule 13D filed by Fund 1 Investments, LLC on March 27, 2024, as of such date, it is our belief that Fund 1 Investments, LLC held the number of shares indicated as of March 25, 2024.

(8)

Based on Amendment No. 1 to Schedule 13D filed on March 28, 2024, it is our belief that Mr. Walsh beneficially owned 101,495 shares (including 65,664 shares underlying call options), with respect to which PW Partners Capital Management LLC (“PW Capital Management”) is not a beneficial owner. Each of Mr. Walsh and PW Capital Management may be deemed to beneficially own 1,167,209 shares owned directly by PW Partners Atlas Fund IV, LP (“Atlas Fund IV”), PW Partners Atlas Fund I, LP (“Atlas Fund I”), and PW Partners, LLC by virtue of (i) PW Capital Management being the investment manager of each of Atlas Fund IV, Atlas Fund I and PW Partners, LLC, and (ii) Mr. Walsh being the Managing Member and Chief Executive Officer of each of PW Partners Atlas Funds, LLC (the general partner of each of Atlas Fund IV and Atlas Fund I) and PW Partners, LLC, and the Managing Member of PW Capital Management.

(9)

Based on Amendment No. 2 to Schedule 13D filed by BJ’s Act III, LLC on April 20, 2023 and certain adjustments made pursuant to the terms of a warrant held by BJ’s Act III, LLC to purchase shares of the Company in connection with the Company’s “at the market offering” completed on January 22, 2021, it is our belief that BJ’s Act III, LLC held the number of shares indicated, which number includes shares issuable upon exercise of the warrant, as adjusted, to purchase 876,949 shares of the Company at an exercise price of $26.94 per share (which warrant expires on May 4, 2025). The number of shares indicated excludes 150,280 shares of the Company owned by SC Trust 2018, LLC, an affiliate of BJ’s Act III, LLC, with respect to which shares BJ’s Act III, LLC disclaims beneficial ownership.

BJ’s Restaurants, Inc.	42

Stock Ownership of Certain Beneficial Owners and Management

(10)

Consists of 11,434 shares of Common Stock of which Mr. Deitchle is the beneficial owner, 26,000 shares of Common Stock held of record by the Deitchle Family Trust, and 8,349 shares of Common Stock purchasable upon exercise of options.

(11)	Consists of 60,630 shares of Common Stock of which Mr. Bassi is the beneficial owner and 14,061 shares of Common Stock purchasable upon exercise of options.

(12)	Consists of 28,174 shares of Common Stock of which Mr. Bouts is the beneficial owner and 14,061 shares of Common Stock purchasable upon exercise of options.

(13)	Consists of 9,801 shares of Common Stock of which Ms. Chaurasia is the beneficial owner.

(14)	Consists of 18,721 shares of Common Stock of which Mr. Dal Pozzo is the beneficial owner and 14,061 shares of Common Stock purchasable upon exercise of options.

(15)

Consists of 67,992 shares of Common Stock of which Mr. Elbogen is the beneficial owner and 8,701 shares of Common Stock purchasable upon exercise of options. Mr. Elbogen disclaims any beneficial ownership of shares held by BJ’s Act III, LLC, where he is a partner.

(16)	Consists of 26,846 shares of Common Stock of which Ms. Ottinger is the beneficial owner and 14,061 shares of Common Stock purchasable upon exercise of options.

(17)	Consists of 15,500 shares of Common Stock of which Mr. Richmond is the beneficial owner.

(18)	Consists of 6,640 shares of Common Stock of which Mr. Robinson is the beneficial owner.

(19)	Consists of 14,501 shares of Common Stock of which Dr. Sherlock is the beneficial owner.

(20)	Consists of 148,886 shares of Common Stock of which Mr. Trojan is the beneficial owner and 208,381 shares of Common Stock purchasable upon exercise of options.

(21)	Consists of 66,023 shares of Common Stock of which Mr. Levin is the beneficial owner and options exercisable for up to 122,326 shares of Common Stock.

(22)	Consists of 9,141 shares of Common Stock of which Mr. Houdek is the beneficial owner and options exercisable for up to 7,217 shares of Common Stock.

(23)	Consists of 35,137 shares of Common Stock of which Mr. Lynds is the beneficial owner and options exercisable for up to 47,025 shares of Common Stock.

(24)	Consists of 16,734 shares of Common Stock of which Ms. Miller is the beneficial owner and options exercisable for up to 30,885 shares of Common Stock.

(25)	Consists of 3,363 shares of Common Stock of which Mr. Shin is the beneficial owner and options exercisable for up to 1,515 shares of Common Stock.

(26)	Includes 576,330 shares of Common Stock issuable upon exercise of options.

43	2024 Proxy Statement

Compensation Discussion and Analysis • Financial and Operating Overview

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to provide key information and details about our executive compensation programs and objectives. In this discussion, we focus on the executive compensation programs for our Chief Executive Officer and the other executive officers included in the Summary Compensation Table of this Proxy Statement (referred to as our “Named Executive Officers”). Our Named Executive Officers for fiscal 2023 were:

Name	Position

Gregory S. Levin	Chief Executive Officer and President
Thomas A. Houdek	Senior Vice President and Chief Financial Officer
Gregory S. Lynds	Executive Vice President and Chief Development Officer
Kendra D. Miller	Executive Vice President, General Counsel and Corporate Secretary
Putnam K. Shin	Executive Vice President and Chief Growth and Innovation Officer

Financial and Operating Overview

Despite the continued macroeconomic challenges facing our business and the restaurant industry, we achieved record sales, significant comparable sales increases and other notable accomplishments.

2023 financial highlights compared to fiscal 2022 include:

•	Total revenues increased 3.8% to $1.3 billion (52 weeks vs. 53 weeks)

•	Total restaurant operating weeks decreased 0.5% (52 weeks vs. 53 weeks)

•	Comparable restaurant sales increased 3.7% (52 weeks vs. 52 weeks)

•	Net income of $19.7 million compared to $4.1 million, a 382% increase (52 weeks vs. 53 weeks)

•	Diluted net income per share of $0.82 compared to $0.17 (52 weeks vs. 53 weeks)

•	Adjusted EBITDA of $103.8 million, compared to $77.9 million, (52 weeks vs. 53 weeks)

Notable 2023 accomplishments include:

•	Achieved record average annual restaurant sales of approximately $6.2 million (52-week basis);

•	Achieved $35 million in annualized cost savings;

•	Sustained off-premises sales of more than double pre-pandemic levels, which contributed more than 17% to total sales;

•	Promoted approximately 400 restaurant managers;

•	Improved retention of restaurant managers and hourly team members, exceeding comparable industry trends by 4% and building our operational capabilities;

•	Increased e-commerce sales by 6% with our modernized and streamlined e-commerce platform launched in late 2022;

•	Opened five new restaurants which are currently averaging approximately 8% higher sales than our other restaurants; and

•

Continued our impactful restaurant remodel program, incorporating select features including additional seating capacity, an updated bar statement and other elements inside and outside the restaurants to drive additional guest traffic, at an additional 36 restaurants.

BJ’s Restaurants, Inc.	44

Compensation Discussion and Analysis • Overview of Compensation for Fiscal 2023

Overview of Compensation for Fiscal 2023

The Compensation Committee and the full Board met numerous times to ensure that our compensation programs were structured specifically to incentivize continued strategic focus on driving sales and traffic and enhancing profitability. In consultation with our compensation consultant, the following determinations were made respect to 2023 compensation:

•

We granted merit-based raises to our Named Executive Officers averaging 5.5%, effective the first day of fiscal 2023. These raises included an increase to the base salary of our Chief Executive Officer in accordance with his employment agreement, and a significant market-based adjustment to our Chief Financial Officer’s base salary to further align his compensation with peer benchmarking. In making the determinations, the Compensation Committee, with the input of our compensation consultant, evaluated our peer group as well as retail and restaurant industry data, and considered the importance of retention. We believe that the increases in base salaries were appropriate in light of comparable base salaries in the industry and were consistent with our desire to provide compensation in line with our competitors and retain key leadership talent, while still emphasizing other elements of compensation that are directly related to our performance and changes in shareholder value. Additionally, our Chief Growth and Innovation Officer did not receive a merit increase as he joined the Company in December 2022.

•

For our 2023 Performance Incentive Plan (“PIP”), which is our annual incentive bonus plan, we retained the same targeted short-term bonus opportunity percentages of base salary for all levels as 2022, with the exception of our CEO target, which was increased to 100% of his base compensation. As with prior years, the 2023 PIP performance criteria included a combination of financial goals (increased to 70% weighting), and key initiatives in support of our strategic plan (30% weighting). The financial goals were tied to average weekly restaurant sales, Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) and cost-savings.

•	Based upon performance against plan metrics, the Committee approved a payout at 95% of target on our 2023 PIP to our Named Executive Officers. See “Annual Cash Incentive” under “Pay Mix” for details.

•

In January 2023, as in previous years, we granted long-term equity awards in the form of stock options, restricted stock units (“RSUs”) and performance stock units (“PSUs”) in the same ratio (one-third each) and with the same vesting schedules as in prior years. The 2023 PSU grants are based on achievement of comparable sales compared to the Black Box index for casual dining over a three-year period (with the total vested amount based on average of each year’s results). Given our strategic focus on sales building initiatives, we continued to believe this relative metric was important in our incentive compensation mix to best align management incentives with long-term results that will deliver increased shareholder value. The RSUs and options vest annually over a three-year period based on the following same restaurant comparable sales growth targets:

2023 PSU Grant – Targeted Same Restaurant Comparable Sales Growth Over Black Box Index

3-Year Average Comparable Sales Growth Over Black Box	< 0.0%	0.0%	0.5%	1.0%	1.5%	> 2.0%

% of Target PSUs that Vest	0%	50%	75%	100%	125%	150%

•

With respect to the PSUs granted in 2021 (with a three-year cliff vesting period), the Compensation Committee approved a final vesting of 175%, due to achievement of a weekly sales average of $115,700 in 2022 and 2023, adjusted downward due to a two-year average adjusted EBITDA governor of $90.8 million in 2022 and 2023. See “2021 PSU Grant Outcome” for details.

45	2024 Proxy Statement

Compensation Discussion and Analysis • 2024 Compensation Program Changes

2024 Compensation Program Changes

With respect to fiscal 2024, the Compensation Committee made the following changes to our executive compensation program:

•	For our 2024 AIP, performance criteria include only financial goals tied to average weekly restaurant sales and adjusted EBITDA and no longer key initiatives.

•

For the 2024 PSU grants, the Compensation Committee elected to move away from the relative comparable restaurant sales metric and elected instead to use a new metric based on relative total shareholder return (“TSR”) compared to our proxy peer group with a three-year cliff vest at the end of the performance period. If our actual TSR is negative, payout will not exceed 100%.

Compensation Philosophy and Program

The Compensation Committee believes that executive compensation should be closely aligned with our strategy and performance on both a short- and a long-term basis to drive a pay-for-performance culture and ensure that the interests of executive officers continue to be properly aligned with long-term shareholder interests and shareholder returns. In addition, a compensation program should be designed to assist us in attracting and retaining qualified management personnel who are critical to our long-term success in today’s highly competitive market.

To that end, the Compensation Committee’s philosophy is that executive compensation should be comprised of three principal components:

•	annual base salary;

•	performance-based annual cash incentive pay, which is dependent on our annual financial performance; and

•

long-term incentive compensation in the form of stock options, RSUs, PSUs, or other equity-based awards that are designed to align executive officers’ interests with those of shareholders by rewarding outstanding performance and long-term value creation.

The Compensation Committee considers a variety of factors when making compensation decisions and establishing the total compensation that it targets and pays for executive officers each year. Among these factors are:

•	overall corporate performance;

•	individual performance and contribution of the executive to the overall corporate performance, primarily based on the input of the Chief Executive Officer;

•	equity based compensation awarded in prior years;

•	appropriate blend of short-term and long-term compensation and of cash and equity compensation;

•

competitive factors in the market, including total compensation paid to our executive officers compared to amounts paid to executives in similar positions at similarly sized companies and relative to peers, both for the prior year and over a multi-year period;

•	broad trends in executive compensation within the restaurant industry;

•	recommendations of independent compensation consultant retained by the Compensation Committee; and

•	the recommendations of our Chief Executive Officer (for Named Executive Officers and executives other than himself).

BJ’s Restaurants, Inc.	46

Compensation Discussion and Analysis • Alignment with Shareholder Interests

Alignment with Shareholder Interests

Our executive compensation program is aligned with shareholder interests, as described in the summary below:

What We Do	What We Don’t Do

Pay For Performance: Ensure a significant portion of each Named Executive Officer’s targeted total direct compensation is in the form of “at-risk” performance-based compensation	No Significant Perquisites: We do not provide significant perquisites to our executives

Equity Compensation: Provide equity compensation in alignment with long-term performance, including use of PSUs with vesting requirements based on time and objective long-term performance, and options to continue to weight incentives toward achieving growth.

No Single Trigger Benefits: We do not maintain any single-trigger change-in-control equity acceleration provisions, except with respect to equity awards which are not retained or replaced with substitute awards following a change in control

Retention Value Creation: Target total direct compensation within a reasonable range of the 50th percentile among companies with which we compete for executive talent	No Tax Gross-Ups: We do not provide excise tax gross ups

Long-term Value Creation: Align executive compensation and wealth creation with long-term shareholder value.	No Hedging and Pledging Permitted: We do not permit directors, executive officers and certain employees who have access to material, nonpublic information to engage in hedging or pledging BJ’s stock

Clawback Policy: Maintain a clawback policy with respect to performance-based cash bonuses and our equity incentives.	No Automatic Retirement Payments: We do not provide automatic acceleration of employee equity awards upon retirement

Say on Pay: Conduct annual say on pay advisory votes	No Self-Approval of Compensation: We do not allow our executives to participate in the determination of their own compensation

Stock Ownership Guidelines: Require our Named Executives Officers to satisfy ownership guidelines	No Discounted Option Grants: We do not grant options below fair market value

Independent Compensation Consultant: Consult with independent compensation consultant in order to assess our compensation policies relative to comparable public companies and design our pay program to support our Company’s purpose, strategic imperatives and executive talent-management objective

No Repricing of Options: We do not permit repricing of stock options without shareholder approval, including exchanging options for a new award or for cash

Compensation Practices and Risk

The Compensation Committee carefully reviews our executive-level compensation policies and practices to ensure they do not encourage or reward our team members for taking inappropriate or excessive risks or create risks that are reasonably likely to have a material adverse effect on us. We believe the following principles and practices of our executive compensation programs support our overall compensation philosophy and work to reduce the possibility of our executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value as follows:

•

a significant portion of the annual cash incentive bonus is based on key financial business results and core strategic initiatives in 2023, and key financial business results exclusively in 2024, rather than individual performance criteria or narrow financial metrics that may not correspond to overall Company results;

•

the ultimate economic value provided by our long-term incentive plan is based primarily on the performance of our stock and, with respect to a portion of the equity-based awards, on our performance against established operational financial results over a three-year period;

47	2024 Proxy Statement

Compensation Discussion and Analysis • Compensation Practices and Risk

•	our cash and long-term equity incentive programs are capped, which limits any disproportionate increases in payouts in order to minimize excessive short-term risk-taking by our executive officers; and

•

recommendations for changes to our executive compensation programs are made only after a collaborative process involving our finance, tax, legal and people teams and advisors, including our compensation consultant, in order to ensure diversity of thought and overall consensus.

Role of the Compensation Committee

The Compensation Committee has the responsibility for establishing and continually monitoring adherence to our compensation philosophy and aligning management’s interests with the achievements of performance objectives and the interests of our shareholders. The goal of the Compensation Committee is to ensure that the total compensation paid to our executive officers is fair, reasonable, competitive, and properly structured to attract and retain talent and align management’s interests with those of our shareholders. The Compensation Committee reviews the performance of our Named Executive Officers and other members of the Executive and Senior Leadership Teams and reports to the Board of Directors. In such capacity, the Compensation Committee oversees our executive compensation and benefit plans, reviews our general compensation and retirement programs and policies, and monitors the performance and compensation of executive and senior officers. The Compensation Committee also makes recommendations regarding annual cash incentives under our PIP (AIP in 2024) and equity awards to executive officers and other team members pursuant to our equity incentive plans and determines achievement of pre-established metrics under our PIP (AIP in 2024) and under our equity incentive plans for PSUs.

The Compensation Committee’s charter establishes the various responsibilities of the Compensation Committee including those described above. The Compensation Committee periodically reviews and revises the charter. In addition, the Compensation Committee has the authority to hire, retain and terminate independent compensation consultant, to obtain advice and assistance from internal and external legal, accounting and other advisors, and to review study findings independent of management. The Chair of the Compensation Committee reports the Compensation Committee’s actions and recommendations to the Board of Directors following each Compensation Committee meeting.

The Compensation Committee and the Board of Directors reviews information about all components of the compensation provided to our executive officers, including base salary, annual bonus, equity compensation (including realized gains and accumulated unrealized values on stock options), perquisites and other personal benefits and the effect of retirement and change in control on stock option vesting. A summary of our compensation programs, practices and internal controls, and tables quantifying the estimated values of these components for each Named Executive Officer are presented to and reviewed by the Compensation Committee.

Role of Executive Officers in Compensation Decisions

The Compensation Committee and the Chief Executive Officer annually review the performance of all Named Executive Officers, other than the Chief Executive Officer, including individual performance objectives for each executive officer as well as the Chief Executive Officer’s evaluation of the overall leadership and effectiveness of each executive officer. All recommendations and conclusions made by the Chief Executive Officer based on his annual reviews, including proposed base salary adjustments, annual cash incentive awards and opportunities under our PIP (AIP in 2024) and annual equity awards, are presented to the Compensation Committee which, in turn, exercises its independent discretion to approve, disapprove or modify any recommended compensation adjustments or awards. The Compensation Committee also independently reviews, on an annual basis, the performance and compensation of the Chief Executive Officer in executive session without his involvement or input.

Compensation Consultant

In accordance with the authority granted to the Compensation Committee under its charter, in the fourth quarter of 2022 the Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to serve as its independent compensation consultant beginning with fiscal 2023. FW Cook’s responsibilities include, but are not limited to,

BJ’s Restaurants, Inc.	48

Compensation Discussion and Analysis • Compensation Consultant

providing compensation market data, advising on trends and developments in executive compensation, periodically reviewing the design of the executive compensation program, providing independent analysis of CEO compensation, and providing advice to the Compensation Committee and its Chair, as requested. The Compensation Committee has directly engaged and has the sole authority to hire and terminate the independent compensation consultant. The Company does not engage FW Cook for any other unrelated consulting or services.

All fees paid to FW Cook during fiscal 2023 were in connection with their work on executive and non-employee director compensation matters on behalf of the Compensation Committee. The Compensation Committee has determined that the services of FW Cook do not give rise to any conflict of interest and considers the firm to have sufficient independence from us and our executive officers to allow its consultant to offer objective advice.

Consideration of Say on Pay Advisory Vote

We provide our shareholders with the opportunity to cast an annual non-binding advisory vote on executive compensation (commonly referred to as “say on pay”). At our Annual Meeting of Shareholders held in June 2023, 97% of the votes cast on the say on pay proposal at that meeting were in favor of the proposal. The Compensation Committee believes this advisory vote affirmed shareholder support of its approach to executive compensation and, therefore, did not fundamentally change its approach in fiscal 2023 or in establishing executive compensation for 2024. However, even with this high level of support, the Compensation Committee continues to consider and, where appropriate, implement additional changes in our executive compensation plans in an effort to further enhance the effectiveness of such plans and the competitiveness of our pay relative to our peers, and to continue to align compensation with the interests of our shareholders. The Compensation Committee will continue to consider the outcome of our annual shareholder non-binding advisory say on pay votes when making future compensation decisions for Named Executive Officers.

Determining Executive Compensation

We have structured our incentive-based annual cash and long-term non-cash executive compensation programs to motivate our executives to achieve our business goals and reward them for achieving these goals. The Compensation Committee reviews relevant market data when making compensation decisions regarding the executive officers. The Compensation Committee generally makes its annual executive compensation decisions at its meeting held in the fourth quarter of each year and early in the first quarter of the following year. Additionally, the Compensation Committee meets after our annual financial results have been audited by our independent auditor to review the most recently completed fiscal year’s annual incentive calculations and approve pay-outs, if any, for executives and other applicable team members.

In determining executive compensation, the Compensation Committee reviews base pay, annual cash incentive opportunities and payments, and equity awards and vesting for the current year and on a cumulative basis. The Compensation Committee also receives information regarding the performance of each executive based upon predetermined individual objectives and other attributes. Additionally, the Compensation Committee annually obtains input from its advisors and compares executive compensation levels and practices for executives holding comparable positions at similarly sized companies to aid the Compensation Committee in setting compensation at competitive levels.

The Compensation Committee’s philosophy is to target base pay, target total cash compensation and target total direct compensation (base pay, annual cash incentive bonus opportunity and target grant value of equity incentive awards) at approximately the 50th percentile of the relevant market, determined by competitive peer compensation data. The Compensation Committee believes that targeting total direct compensation at approximately the 50th percentile enables us to remain competitive in attracting and retaining executive talent. However, the Compensation Committee does not use formulas or specifically set the compensation for our executives based solely on this industry data or based on a specific percentile of this industry data. Instead, the Compensation Committee uses this information and each executive’s level of responsibility and experience, as well as the executive’s success in achieving business objectives, overall leadership qualities and impact on the business, in

49	2024 Proxy Statement

Compensation Discussion and Analysis • Determining Executive Compensation

determining the executive’s compensation. The Compensation Committee believes that this approach allows it to take into consideration the executive’s overall contribution to our growth and profitability in determining executive compensation rather than relying solely on specific peer group targets.

For purposes of reviewing annual cash- and stock-based executive compensation levels to help evaluate our competitiveness as we established 2023 executive compensation, our former independent compensation consultant (Willis Towers Watson (“WTW”)) provided 2022 published market compensation survey information reflecting our Company’s industry for executive talent, as outlined below.

•

Chain restaurant industry: Radford 2022 Global Compensation Database (custom sample of restaurants and hospitality and/or retail with corporate revenue of $200 million to $5 billion, including 11 of the 16-chain restaurant industry peer companies listed below);

•	Retail industry: WTW 2022 Retail/Wholesale Executive Compensation Survey Report – U.S.; and

•	General industry: WTW 2022 General Industry Executive Compensation Survey Report – U.S. (corporate revenue of $500 million to $5 billion)

We also reviewed publicly disclosed compensation information of the following then-publicly held 16 chain restaurant industry peer companies (“Proxy Peer Group”) as an additional source of market data for the Chief Executive Officer and Chief Financial Officer:

Bloomin’ Brands, Inc.	Brinker International, Inc.

The Cheesecake Factory Incorporated	Cracker Barrel Old Country Store, Inc.

Dave & Buster’s Entertainment, Inc.	Denny’s Corporation

Dine Brands Global, Inc.	El Pollo Loco Holdings, Inc.

Fiesta Restaurant Group, Inc.(1)	Jack in the Box, Inc.

Noodles & Company	Papa John’s International, Inc.

Red Robin Gourmet Burgers, Inc.	Ruth’s Hospitality Group, Inc.(1)

Shake Shack, Inc.	Texas Roadhouse, Inc.

(1) This peer has since ceased to be a publicly traded company.

The Compensation Committee believes that the above peer group of comparable companies represented an appropriate cross-section of companies with which we compete for talent, or which are similar to us in size, market capitalization and industry, for fiscal 2023. The Compensation Committee believes that referencing pay practices and levels of that group (in addition to other industry data noted above) allows for a more informed consideration of compensation for management retention as well as meaningful comparisons of our actual financial and compensation performance against our peers, in alignment with the assessment approach of the institutional investment and shareholder community. This multi-variable, diverse data set, enables the Compensation Committee to appropriately structure compensation programs for our executive officers in a manner that recognizes and rewards excellent operating performance as well as the creation of shareholder value. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation; in keeping with the compensation philosophy discussed above, a significant percentage of total compensation is allocated to incentive compensation that is realized solely as a result of performance compared to established goals.

Based on the compensation study prepared by our compensation consultant in the fourth quarter of 2022, the Compensation Committee approved 2023 target annual cash compensation (base salary and target annual incentive compensation) and target long-term incentive compensation for the Named Executive Officers to be at or around the 50th percentile range of the market.

BJ’s Restaurants, Inc.	50

Compensation Discussion and Analysis • Elements of Executive Compensation

Elements of Executive Compensation

Pay Element	Form	Metrics	Objectives

Annual Cash Compensation

Base Salary	Cash; fixed	Only component of compensation that is fixed rather than variable; is tied to executive’s performance and subject to annual adjustment	Compensate executives for their normal daily responsibilities

Annual Cash Incentive (PIP in 2023 and AIP in 2024)	Cash; variable	At-risk cash based on achievement of pre-established Company financial metrics (weekly sales average, adjusted EBITDA and cost savings) and other key strategic objectives.	Motivate executives to focus and execute on short-term goals that also support the long-term financial health of the Company

Long-Term Equity Compensation

Stock Options	1/3 of LTI	Provide value only if stock price increases; vest in three equal annual installments, with a 10-year exercise term.	Reward for increases to our stock price and motivate executives to build long-term shareholder value; supports retention.

Restricted Stock Units (RSUs)	1/3 of LTI	Value is based on total shareholder return; vest in three equal annual installments.	Align long-term compensation with shareholder interests and support executive retention.

Performance Stock Units (PSUs)	1/3 of LTI	Cliff vest after three years subject to performance results, up to a potential maximum of 150% target; based on 3-year average comparable sales growth over black box	Further align long-term compensation with shareholder interests and multi-year financial and/or operational imperatives; support executive retention.

Determination of 2023 Executive Compensation

Pay Mix. Our executive compensation consists of base salary and at-risk or performance-based components. The charts below show the percentage of total target 2023 compensation represented by these components with respect to our CEO and the average among our other Named Executive Officers (“NEOs”):

51	2024 Proxy Statement

Compensation Discussion and Analysis • Determination of 2023 Executive Compensation

Base Salary. Base salaries for executive officers are generally reviewed on an annual basis and at the time of promotion or other change in responsibilities. Increases in base salary are determined using both objective and subjective factors, such as the level of responsibility, individual performance, level of pay for the executive and in relation to similarly situated executives, and the peer group companies’ base salary levels. In order to ensure that our base salaries remained in line with comparable industry and market base salaries and with input from our compensation consultant, we granted base salary increases averaging 5.5% to our Named Executive Officers for 2023.

Fiscal 2023 Base Salary Increases

Name	2022 Base Salary	2023 Base Salary	$ Increase	% Increase

Gregory S. Levin	$750,000	$800,000	$50,000	6.7%(1)

Thomas A. Houdek	$395,000	$445,000	$50,000	12.7%(2)

Gregory S. Lynds	$397,500	$407,500	$10,000	2.5%(3)

Kendra D. Miller	$365,000	$385,000	$20,000	5.5%(3)

Putnam K. Shin	$415,000	$415,000	$—	—%(4)

(1)	Mr. Levin received an increase in accordance with his employment agreement.

(2)	Mr. Houdek received an increase to more closely align his compensation to peer and industry compensation data.

(3)	Mr. Lynds and Ms. Miller received a merit-based increase.

(4)	Mr. Shin joined the Company in December 2022 and did not receive a merit increase for fiscal 2023.

Annual Cash Incentive. Each executive officer participates in our annual PIP. Under the PIP, the annual incentive opportunity is determined based on a percentage of each officer’s base salary. The Compensation Committee approves and recommends to the Board of Directors the objective performance measure or measures, bonus target percentages and all other terms and conditions of awards for each performance period (generally each fiscal year) under the PIP. In fiscal 2023, there were no changes to our NEO target bonus opportunities; except for our CEO whose target bonus opportunity was increased from 90% to 100% by the Compensation Committee to more closely align with Proxy Peer Group median.

Under the fiscal 2023 PIP, 70% of the executives’ incentive opportunity was based on Company financial targets and the remaining 30% of the incentive opportunity was based on key initiatives in support of the Company’s strategic plan. The financial metrics for 2023 consisted of Weekly Sales Average, adjusted EBITDA and realized cost savings. With respect to the financial metrics, the PIP provided for a sliding scale with threshold, target and maximum payout opportunities.

BJ’s Restaurants, Inc.	52

Compensation Discussion and Analysis • Determination of 2023 Executive Compensation

Adjusted EBITDA is a non-GAAP financial measure representing the sum of net income adjusted for certain expenses and gains/losses detailed within the reconciliation below. We use Adjusted EBITDA as a supplemental measure of our operating performance and believe this measure is useful to investors in that it highlights cash flow and trends in our business operations that may not otherwise be apparent to investors when relying solely on GAAP financial measures. Because other companies may calculate this measure differently than we do, our Adjusted EBITDA calculation may not be comparable to similarly titled measures reported by other companies. A reconciliation of net income to Adjusted EBITDA in dollars and as a percentage of revenues for fiscal 2023 is set forth below:

Net income	$19,660	1.5%

Interest expense, net	4,915	0.4

Income tax benefit	(9,560)	(0.7)

Depreciation and amortization	70,992	5.3

Stock-based compensation expense	10,902	0.8

Other income, net	(1,256)	(0.1)

Loss on disposal and impairment of assets, net	8,125	0.6

Adjusted EBITDA	$103,778	7.8%

In February 2024, the Compensation Committee reviewed the Company’s performance targets in relation to the 2023 PIP metrics. Based upon actual results relative to targets, the Committee approved a payout totaling 95.0% of the opportunity to our Named Executive Officers and other senior management for the performance targets component. The table below provides a summary of the performance targets and payouts for the 2023 PIP:

Target vs. Actual Achievement Payout

Metric(1)	Target	Payout Range	Results	Weight	Payout %	Weighted Payout

Weekly Sales Average	$122,800 to $125,200	0% to 200%	$118,500	30.0%	78%	23.3%

Adjusted EBITDA	$105.1 Million to $110.5 Million	0% to 200%	$103.8 Million	30.0%	91%	27.2%

Cost Savings	$24.0 Million to $26.0 Million	0% to 200%	$35 Million	10.0%	200%	20.0%

Restaurant Remodels	Complete 35	0% to 200%	Achieved	6.0%	108%	6.5%

Team Member Retention	Compared to Black Box	0% to 200%	Achieved	6.0%	200%	12.0%

Loyalty Program	Design and test updates	0% to 100%	Not Achieved	6.0%	0%	0.0%

Off-Premise Sales	Specified number per restaurant	0% to 200%	Not Achieved	6.0%	0%	0.0%

E-commerce	Incremental sales lift	0% to 200%	Achieved	6.0%	100%	6.0%

Total Fiscal 2023 Achievement Payout				100.0%		95.0%

(1)	All financial metric targets were set above fiscal 2022 actual results.

53	2024 Proxy Statement

Compensation Discussion and Analysis • Determination of 2023 Executive Compensation

The table below shows the 2023 target bonus for each Named Executive Officer under the PIP as compared to the actual 2023 bonus payout.

Fiscal 2023 Annual Incentive Bonus Plan: Actual Payout vs. Target Bonus

Name	Target Bonus	Target Bonus (as a % of Base Pay)	Actual Bonus	Actual Bonus (as a % of Base Pay)	Actual Bonus (as a % of Target Bonus)

Gregory S. Levin	$800,000	100.0%	$760,000	95.0%	95.0%

Thomas A. Houdek	$222,500	50.0%	$211,375	47.5%	95.0%

Gregory S. Lynds	$244,500	60.0%	$232,275	57.0%	95.0%

Kendra D. Miller	$231,000	60.0%	$219,450	57.0%	95.0%

Putnam K. Shin	$249,000	60.0%	$236,550	57.0%	95.0%

Long-Term Equity Compensation: Stock Options, RSUs and PSUs. We design our long-term incentive compensation to drive long-term performance, to align the interests of our executives with those of our shareholders, and to retain executives through long-term vesting and wealth accumulation. In fiscal 2023, long-term incentive compensation took the form of awards of stock options, RSUs and PSUs. Individual award amounts for executive officers were based on external market and internal pay and performance considerations and based on a targeted economic value as determined by the Compensation Committee.

The Company’s long-term equity awards generally have been allocated one-third to each of stock options, RSUs and PSUs and were allocated in this manner in 2023. The amount of annual equity awards granted to executive officers is based on grant date fair value, which is generally targeted at the 50th percentile of market data for comparable positions (where such information is available). However, in specific cases we may set the target value of the equity award higher or lower than the median where appropriate, based on factors such as our prior year performance, individual executive performance and impact on the business, and retention considerations.

Stock Options. Stock options provide the opportunity for participants to purchase shares of our Company’s common stock at a price that is equal to our Company’s stock price on the date of grant. We believe stock options are shareholder-aligned and performance-based, because executives realize increasing value only as the Company’s stock price increases, and executives realize zero value if our Company’s stock price does not increase above the grant-date stock price.

All stock options granted by us during fiscal 2023 to our executive officers were granted as non-qualified stock options that vest in three equal annual installments.

RSUs. RSUs also derive their value based on our stock price but have a measurable value to recipients immediately upon their vesting, which we believe also supports retention. RSUs granted to our executive officers for 2023 vest in three equal annual installments.

PSUs. As with RSUs, PSUs are a component of equity based compensation that has a measurable value to recipients immediately upon their vesting and their underlying value is tied to the price of our stock. However, PSUs differ from stock options and RSUs in that (i) predetermined performance goals must be achieved in order for the awards to vest, and (ii) the number of PSUs that vest may be higher than, lower than or equal to the target number of PSUs, based on whether performance is above, below or at those predetermined goals. Such awards, when vested, are generally paid in shares. PSUs granted to our executive officers and senior vice presidents for fiscal 2023 cliff vest after three years if the Company has met specific performance threshold goals and are also subject to continued employment. The metrics used for the 2023 grants are based on the achievement of comparable sales compared to the Black Box index for casual dining over a three-year period and may be earned up to 150% of target. If the threshold goals are not achieved, zero PSUs are earned.

BJ’s Restaurants, Inc.	54

Compensation Discussion and Analysis • Determination of 2023 Executive Compensation

Long-Term Equity Compensation: 2021 PSU Grant Outcome. In January 2024, the Compensation Committee reviewed the performance of the Company relative to the performance targets established for PSUs granted in 2021 and approved a vest percentage of 175%, based on the scale and goals shown below. We achieved a 2022-2023 annual weekly sales average of $115,700 (2022 – 2023), which would have vested at 204%, but the plan also contained a minimum adjusted average two-year EBITDA governor as a second layer to further ensure alignment of pay and performance (the “EBITDA Goal”) for each potential weekly sales average result. At a weekly sales average of $115,700 for the performance period, the EBITDA Goal would have needed to hit $99.0 million in order for the award to pay out at 2x target. However, our results against our EBITDA Goal for the performance period were $90.8 million. The plan then requires the initial sales average payout level to be reduced to the applicable vesting percentage associated with the actual results for the EBITDA Goal. The columns in the table below provide the required EBITDA Goal that was associated with each level of sales performance. For EBITDA achievement between $83 million and $99 million, the payout is capped at 175%. Therefore, at a 200% vest related to weekly sales average and achievement of $90.8 million under our EBITDA Goal, the awards paid out at 175% of target.

2021 PSU Grant – Weekly Sales Average Performance Targets

Step 1:

Annual Weekly Sales Average ($000s)	$85	$90	$95	$100	$105	$110	$115	$120

Initial Payout	50%	75%	100%	125%	150%	175%	200%	225%

Step 2:

Average Adjusted EBITDA fiscal 2022 & 2023 ($Ms)	$18	$35	$52	$68	$85	$104	$124	$145

Minimum Threshold	80%	80%	80%	80%	80%	80%	80%	80%

Minimum Adjusted EBITDA Threshold ($Ms)	$14	$28	$42	$54	$68	$83	$99	$116

2021 PSU Grant – Weekly Sales Average Compared to Predetermined Targets

	2022	2023	2-Year Average	Payout Percent

Step 1:

Annual Weekly Sales Average ($000s)	$113.0	118.5	115.7	204%

Step 2:

Actual Average Adjusted EBITDA ($Ms)	77.9	103.8	90.8	175%

Payout: Capped at Adjusted EBITDA Performance Result				175%

Limited Executive Benefits and Perquisites. In addition to their eligibility to participate in our Company’s customary employee benefit plans, our executive officers are entitled to receive automobile allowances as their sole executive perquisite. Except for certain additional benefits provided to Mr. Levin in his current role as CEO, our executive officers receive no other form of executive benefit or perquisite.

Equity Grant Timing Practices

The Compensation Committee and the Board have adopted guidelines for equity grant timing practices. The guidelines approved by the Board are as follows:

Regular Annual Equity Grant Dates. Annual equity grants are presented and approved at the meeting of the Compensation Committee typically held in December of each year, before fiscal year-end earnings are released. The regular annual equity grant date for executive officers and Restaurant Support Center team members is the

55	2024 Proxy Statement

Compensation Discussion and Analysis • Equity Grant Timing Practices

15th of January and, for stock options, the exercise price is the fair value of our common stock at market close on the option grant date or the last trading day prior to the date of grant when grants take place on a day when the market is closed. Exceptions to the annual grant date may be made in certain circumstances for administrative convenience. If the 15th of January falls on a weekend or holiday, the execution date of the grants may occur on the first business day following the grant date.

For annual grants of RSUs, the Compensation Committee approves a specific dollar amount to be granted to each recipient and the number of shares has thereafter been determined by dividing the dollar amount approved by the Compensation Committee by the most recent closing market price of our common stock as of the date of grant.

For annual grants of PSUs, the Compensation Committee approves the target annual award, and the final vesting percentages based upon Company performance against financial metrics.

New Hire Grant Dates. All equity award grants to certain newly hired team members are made on the 15th calendar day of the first month of the subsequent quarter following their first day of employment and based on a matrix that has been pre-approved by the Compensation Committee. Eligible newly hired team members receive a grant that is one-half RSUs and one-half stock options, unless they make an election at least two weeks prior to the grant date to receive all RSUs. For stock options, the exercise price is the closing price of our common stock on the date of grant. The number of RSUs granted to our new team members is determined by dividing the approved dollar amount by the closing market price of our common stock on the date of grant.

Annual and Promotion Grants. Our general practice is to issue equity grants annually or upon new employment or promotion to a qualifying management position as described above. In those instances when equity awards occur during the year due to team member promotions or other factors, the equity awards are approved in advance by the Compensation Committee, and the grant date is the 15th day of the first month of the quarter following the promotion or other event. The exercise price for such awards is always based on the most recent closing price of our common stock as of the date of grant.

Compensation of Chief Executive Officer

Compensation of Gregory S. Levin. On June 30, 2021, we entered into an employment agreement with Gregory S. Levin pursuant to which he began serving as our Chief Executive Officer commencing September 1, 2021. The terms of Mr. Levin’s employment agreement were approved by the Compensation Committee as well as the entire Board after a period of negotiation with Mr. Levin and his advisors. The Compensation Committee believes the employment agreement reflects appropriate and competitive compensation for services of an executive of Mr. Levin’s experience and skill set. The terms and conditions of Mr. Levin’s compensation under the employment agreement are presented below:

Term. The term of the Agreement commenced on September 1, 2021, and will terminate on December 31, 2026 (unless earlier terminated in accordance with the terms of the Employment Agreement). The Agreement provides for automatic renewals for additional one-year terms unless either party gives notice of its intention not to extend at least six months prior to the scheduled termination date.

Base Salary. Base salary shall be $750,000 as of September 1, 2021 with increases of $50,000 on each of January 1, 2023, and January 1, 2024, subject to additional increases at the discretion of the Compensation Committee. Mr. Levin’s salary was increased to $850,000 on January 1, 2024.

Bonus Opportunity. Annual Bonus opportunity target at no less than 90% of Mr. Levin’s base salary as of September 1, 2021. In 2023, Mr. Levin’s target bonus opportunity was increased to 100% of his base salary. The 2024 criteria were established under the terms of our 2024 AIP.

Additional Benefits. Mr. Levin receives up to $3,000 per year for unreimbursed out-of-pocket costs associated with an annual physical examination, and the use of a company automobile or automobile allowance of up to $1,800 per month.

BJ’s Restaurants, Inc.	56

Compensation Discussion and Analysis • Compensation of Chief Executive Officer

Equity Grants. Mr. Levin’s annual long-term equity incentive grant for 2023 has a grant date fair market value of $2.0 million and consists of a combination of non-qualified stock options, RSUs and PSUs to be allocated among such awards and subject to such vesting terms as the Board may determine consistent with the allocation and vesting of awards to other senior officers of the Company. For 2024, based on the recommendation of our Compensation Consultant and consistent with industry practices, Mr. Levin received a long-term equity grant valued at $2.0 million comprised of one-third to each of stock options, RSUs and PSUs. The vesting conditions and performance criteria for PSUs are the same as those that apply to other executive officers as described above and as noted above.

In connection with his promotion to Chief Executive Officer, in September 2021, the Company made Mr. Levin a supplemental equity grant having a grant date fair market value of $750,000. Such supplemental equity grant is subject to a three year “cliff” vesting period and is divided equally between RSUs and stock options. In the event Mr. Levin is terminated by the Company without Cause or resigns for Good Reason (i) prior to August 31, 2023, the supplemental equity grant will become fully vested, and (ii) subsequent to September 2, 2023, but prior to August 31, 2024, the supplemental equity grant will vest pro rata based on the portion of the three year vesting period completed.

In the event Mr. Levin is terminated by the Company without Cause, resigns for Good Reason, dies or suffers a disability during the Term, Mr. Levin (or his estate or designated representative) shall have twelve months following termination to exercise any stock option awards.

Termination; Severance; Change of Control. The Company may terminate Mr. Levin’s employment at any time. If Mr. Levin is terminated or resigns for any reason or if Mr. Levin dies or becomes Disabled, he (or his estate) will be entitled to receive the following (the “Base Termination Payments”): (i) any accrued but unpaid base salary and accrued vacation pay, (ii) unpaid reimbursements for expenses incurred prior to termination, (iii) accrued but unpaid car allowance, and (iv) any benefits required to be paid or provided under applicable law or Company plans, contracts or arrangements.

In the event of termination by the Company without Cause or resignation by Mr. Levin for Good Reason, or as a result of Mr. Levin’s Disability, in addition to the Base Termination Payments, Mr. Levin shall be entitled to receive the following: (i) any earned but unpaid Bonus and performance-based equity for the fiscal year ending immediately before the year of termination of employment, (ii) cash payments equal to 150% of his then current base salary (payable over 18 months); (iii) a lump sum cash payment equal to the lesser of the prior fiscal year Bonus paid or payable to Mr. Levin or 100% of the target Bonus for the fiscal year of termination (prorated in either case based on the number of days elapsed in the fiscal year of termination); (iv) immediate vesting of any unvested equity based awards to the extent such awards would have become vested had Mr. Levin remained in continuous service with the Company for 90 days after termination; and (v) unless and until he is covered under another group health insurance plan, continuation of health insurance coverage for the lesser of 18 months or the maximum COBRA period.

In the alternative, if Mr. Levin is terminated without Cause (for reasons other than death or Disability) or resigns for Good Reason during the 90 days prior to or the 12 months following a Change of Control (as such term is defined in the Prior Plan), Mr. Levin shall be entitled to receive the following: (i) any earned but unpaid Bonus and performance-based equity for the fiscal year ending immediately before the year of termination of employment and (ii) a lump sum cash payment equal to 200% of his then current base salary, (iii) a lump sum cash payment equal to the lesser of his prior fiscal year Bonus or 100% of the target Bonus for the fiscal year of termination, (iv) to the extent vesting is not automatically accelerated under the terms of the applicable plan, immediate 100% vesting of any equity, including vesting of any performance-based equity as if 100% of the target performance goals for the fiscal year of termination of employment had been achieved, and (v) unless and until he is covered under another group health insurance plan, continuation of health insurance coverage for the lesser of 18 months or the maximum COBRA period.

Board Seat. The Company and the Board will take all reasonable action within their control to cause Mr. Levin to be named to the Board promptly following September 1, 2021 and, at all times while he is serving as CEO, (i) to be nominated for election to the Board at each annual meeting of Shareholders and, if elected, (ii) to remain on the Board.

57	2024 Proxy Statement

Compensation Discussion and Analysis • Compensation of Chief Executive Officer

Definition of Cause. For purposes of the Employment Agreement, “Cause” means (i) an act or acts of dishonesty undertaken by Mr. Levin and intended to result in material personal gain or enrichment of Mr. Levin or others at the expense of the Company, (ii) gross misconduct that is willful or deliberate and that is materially injurious to the Company, (iii) the conviction or plea of nolo contendere of Mr. Levin of a felony, (iv) the commission by Mr. Levin of any act involving moral turpitude which (A) brings the Company or any of its affiliates into public disrepute or disgrace, or (B) causes material injury to the customer relations, operations or the business prospects of the Company or its affiliates (subject to a notice requirement from the Board and a 30-day cure period), (v) the ongoing and repeated material neglect of Mr. Levin’s duties on a general basis (other than as a result of illness or disability) (subject to a notice requirement and a 30-day cure period), or (vi) the material breach of any terms and conditions of the Employment Agreement by Mr. Levin (subject to a notice requirement and a 30-day cure period).

Definition of Good Reason. For purposes of the Employment Agreement and subject to the Company’s right to cure within 30 days after written notice, “Good Reason” means: (i) removal of Mr. Levin as CEO or any failure by the Company to nominate or seek reelection of Mr. Levin to the Board while serving as CEO, other than for death, disability, Cause or his voluntary resignation, (ii) any involuntary material reduction in Mr. Levin’s then-current base salary, involuntary reduction in his target bonus percentage below 90%, or any involuntary material reduction in his comprehensive benefits package, (iii) assignment to Mr. Levin of duties that represent or constitute a material adverse change in his position, duties, responsibilities and status with the Company, (iv) an involuntary material adverse change in Mr. Levin’s authorities or reporting responsibilities except in connection with his termination for Cause, or by reason of his death, Disability or voluntary resignation, (v) a relocation of the Company’s principal executive offices to a location that is more than 60 miles from the location of Mr. Levin’s primary residence that was not recommended by Mr. Levin to the Board, or (vi) the material breach of any terms and conditions of the Employment Agreement by the Company.

Named Executive Officer Severance. Severance payable to our Named Executive Officers is based on arrangements set forth in each officer’s offer letter or in accordance with Company practice as described in “Potential Payments upon Termination or Change in Control.”

Compensation Program Governance Policies

Prohibition on Hedging and Pledging. We prohibit our directors, executive officers and certain employees who have access to material, nonpublic information about our business, from hedging any shares of BJ’s stock, holding shares of BJ’s stock in a margin account or otherwise pledging shares of BJ’s stock as collateral for loans, and engaging in put options, call options, covered call options or other derivative securities in BJ’s common stock on an exchange or in any other organized market.

Clawback Policy. The Company maintains a clawback policy, which was amended and restated in 2023 in accordance with the applicable rules of The Nasdaq Stock Market, Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended. The clawback policy provides for the recovery of cash and equity incentive compensation from our executive officers and other specified executives in the event of a financial restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable federal securities laws, as further defined in the policy. Additionally, the Company’s PIP (AIP in 2024) plan contains a “clawback” provision that applies in certain circumstances including fraud, theft, violations of laws, and intentional misconduct. Pursuant to the clawback provision, the Compensation Committee may (i) cause the cancellation of any actual award, (ii) require reimbursement of any actual award by a PIP (AIP in 2024) participant, and (iii) effect any other right of recoupment of equity or other compensation provided under the PIP (AIP in 2024) or otherwise in accordance with our policies and/or applicable law (each, a “Clawback Provision”), in each case with respect to the Clawback Provision that was in effect as of the date of grant for a particular target award.

In addition, all equity awards granted under our equity incentive plans are subject to our clawback policy per the terms of such plan, and all awards to be granted under our new equity plan (that is subject to shareholder approval at the upcoming Annual Meeting), will also be subject to our clawback policy. The clawback policy may be amended to ensure ongoing compliance with new or changed regulatory requirements.

BJ’s Restaurants, Inc.	58

Compensation Discussion and Analysis • Compensation Program Governance Policies

Executive Stock Ownership Guidelines. Our Stock Ownership Guidelines also establish requirements for executive officers (our Chief Executive Officer, Chief Financial Officer, Executive Vice Presidents and any other officers designated from time to time by us) to maintain the following levels of stock ownership:

Officer	Amount of Stock Required

Chief Executive Officer	3 times base salary

Chief Financial Officer	1.5 times base salary

Executive Vice Presidents	1.5 times base salary

Officers who are subject to the guidelines have five years following the date that they become subject to the guidelines to comply with the applicable guideline ownership level.

Compliance with the Stock Ownership Guidelines. Compliance with the Stock Ownership Guidelines is measured on January 16 of each year. Once an officer has satisfied the applicable guideline, as long as he or she continues to own the same or a greater number of shares as in effect on the original date of compliance, a subsequent decrease in the market price of our Common Stock shall not result in non-compliance. However, if there is a disposition of shares by an officer following initial compliance, then compliance will be re-measured following such disposition, using the closing price of our common stock on the trading day immediately preceding the disposition date.

Shares that count towards satisfaction of the Stock Ownership Guidelines include (i) stock purchased on the open market, (ii) stock obtained through stock option exercises, (iii) with respect to any vested but unexercised stock options that are “in the money,” the number of shares having a value equal to the difference between the aggregate value of the common stock subject to the options and the aggregate exercise price of such options, (iv) vested or unvested shares of restricted stock (other than unvested stock that is the subject of PSUs, and (v) stock beneficially owned in a trust for the benefit of the officer or his or her immediate family members, by spouse and/or minor children. Additionally, all executive officers are prohibited from engaging in hedging or pledging stock.

Consequences of Non-Compliance with Stock Ownership Guidelines. If the applicable officer has not satisfied his or her applicable ownership guideline level by the applicable deadline, the officer is required to retain an amount equal to 100% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted until in compliance. For these purposes “net shares” means the shares remaining after sale or withholding of shares to pay the applicable exercise price, if any, and to satisfy any tax obligations arising from such exercise or vesting.

All of our officers who are subject to the Stock Ownership Guidelines are currently in compliance or within the timeframe required to comply.

Compensation Committee Interlocks and Insider Participation

During all of fiscal 2023, Ms. Ottinger, Mr. Bassi, Mr. Bouts, Ms. Chaurasia, Mr. Elbogen, and Mr. Robinson served on the Compensation Committee. No member of the Compensation Committee who served during fiscal 2023 or who is currently serving has ever been an officer or employee of ours, a former officer of ours or any of our subsidiaries, or has ever had a relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or the Compensation Committee during fiscal 2023.

Certain of the members of our Board of Directors or their affiliates have entered into transactions or arrangements with us during the past fiscal year which transactions and arrangements are described in “Certain Relationships and Related Transactions” below.

59	2024 Proxy Statement

Compensation Committee Report • Summary Compensation Table

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Lea Anne S. Ottinger, Chair	Peter A. Bassi	Larry D. Bouts	Bina Chaurasia	Noah A. Elbogen	Julius W. Robinson, Jr.

Summary Compensation Table

The following table sets forth information concerning compensation for the fiscal year ended January 2, 2024, of our Chief Executive Officer and President, and Senior Vice President and Chief Financial Officer, and each of our three other most highly compensated executive officers who were serving as of January 3, 2023.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)

Gregory S. Levin	2023	800,000	1,333,392	665,911	760,000	19,199	(5)	3,578,502
Chief Executive Officer and	2022	750,000	1,000,047	499,884	376,063	24,035	(5)	2,650,029
President	2021	566,667	908,372	641,625	390,207	12,792	(5)	2,519,663

Thomas A. Houdek	2023	445,000	200,012	99,888	211,375	12,792	(6)	969,067
Senior Vice President and	2022	395,000	150,056	74,984	110,033	12,792	(6)	742,865
Chief Financial Officer	2021	310,300	225,989	18,333	98,146	4,484	(6)	657,252

Gregory S. Lynds	2023	407,500	166,729	83,255	232,275	9,192	(7)	898,951
Executive Vice President and	2022	397,500	150,056	74,984	132,876	9,192	(7)	764,608
Chief Development Officer	2021	390,000	216,724	108,335	211,770	9,192	(7)	936,021

Kendra D. Miller	2023	385,000	166,729	83,255	219,450	12,792	(8)	867,226
Executive Vice President,	2022	365,000	150,056	74,984	122,011	12,792	(8)	724,843
General Counsel and Secretary	2021	350,000	216,724	108,335	190,050	12,792	(8)	877,901

Putnam K. Shin	2023	415,000	166,729	83,255	236,550	176,675	(9)	1,078,209
Executive Vice President and	2022	25,082	400,005	—	7,601	104,863	(9)	537,551
Chief Growth and Innovation Officer	2021	—	—	—	—	—		—

(1)	Mr. Shin joined the Company in December 2022.

(2)	The fair value of the RSUs is based on the most recent closing stock price of our Common Stock as of the date of grant.

(3)

The amounts in this column do not reflect amounts paid to or realized by the named individual for the respective fiscal years. Instead, these amounts reflect the aggregate grant date fair value of stock option and PSU awards computed in accordance with FASB Codification Topic No. 718, Compensation-Stock Compensation. There is no guarantee that, if and when these awards are ultimately realized, they will have this or any other value. Pursuant to the SEC rules, the amounts shown have not been reduced for estimated

BJ’s Restaurants, Inc.	60

Compensation Committee Report • Summary Compensation Table

forfeitures related to service-based vesting conditions. Additionally, PSUs have been valued at a 100% vest; however, vesting could range from 0% to 150% based on achievement of specified performance targets. For additional information on the valuation assumptions with respect to 2023 grants, refer to Note 1 of our Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended January 2, 2024, as filed with the SEC.

(4)	May include amounts earned in a given fiscal year but not paid until the subsequent fiscal year under the Company’s Performance Incentive Plan.

(5)

The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2023, 2022, and 2021, respectively, including group term life insurance ($792, $792, and $792) and auto allowance ($18,407, $23,243, and $12,000).

(6)

The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2023, 2022, and 2021, respectively, including group term life insurance ($792, $792, and $792) and auto allowance ($12,000, $12,000, and $3,692).

(7)

The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2023, 2022, and 2021, respectively, including group term life insurance ($792, $792, and $792) and auto allowance ($8,400, $8,400, and $8,400).

(8)

The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2023, 2022, and 2021, respectively, including group term life insurance ($792, $792, and $792) and auto allowance ($12,000, $12,000, and $12,000).

(9)

The amount shown is the estimated value of perquisites and other personal benefits in fiscal 2023, 2022, and 2021, respectively, including group term life insurance ($726, $66 and $0), auto allowance ($12,000, $1,000 and $0), relocation related expenses in accordance with Mr. Shin’s offer letter ($163,949, $3,797 and $0) and a signing bonus in accordance with Mr. Shin’s offer letter ($0, $100,000 and $0).

Grants of Plan-Based Awards

The following table sets forth certain information with respect to equity and non-equity plan-based awards granted under our Equity Incentive Plan, as amended, and our PIP during the fiscal year ended January 2, 2024, to the persons named in the Summary Compensation Table.

Grants of Plan-Based Awards

					Stock Awards					Option Awards
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Number of Securities Underlying All Other Stock Awards (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)(4)	Number of Securities Underlying Option Awards (#)(5)	Exercise or Base Price of Option Awards ($/Share)(6)	Grant Date Fair Value of Option Awards ($)(4)(7)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Gregory S. Levin

PIP		376,000	800,000	1,552,000

RSU	01/15/23							21,273	666,696

PSU	01/15/23				10,637	21,273	31,910		666,696

Stock Option	01/15/23									36,353	31.34	665,911

Thomas A. Houdek

PIP		104,575	222,500	431,650

RSU	01/15/23							3,191	100,006

PSU	01/15/23				1,596	3,191	4,787		100,006

Stock Option	01/15/23									5,453	31.34	99,888

61	2024 Proxy Statement

Compensation Committee Report • Grants of Plan-Based Awards

					Stock Awards					Option Awards
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Number of Securities Underlying All Other Stock Awards (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)(4)	Number of Securities Underlying Option Awards (#)(5)	Exercise or Base Price of Option Awards ($/Share)(6)	Grant Date Fair Value of Option Awards ($)(4)(7)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Gregory S. Lynds

PIP		114,915	244,500	474,330

RSU	01/15/23							2,660	83,364

PSU	01/15/23				1,330	2,660	3,990		83,364

Stock Option	01/15/23									4,545	31.34	83,255

Kendra D. Miller

PIP		108,570	231,000	448,140

RSU	01/15/23							2,660	83,364

PSU	01/15/23				1,330	2,660	3,990		83,364

Stock Option	01/15/23									4,545	31.34	83,255

Putnam K. Shin

PIP		117,030	249,000	483,060

RSU	01/15/23							2,660	83,364

PSU	01/15/23				1,330	2,660	3,990		83,364

Stock Option	01/15/23									4,545	31.34	83,255

(1)

These columns show the number of performance-based stock (“PSUs”) awards, subject to performance achievements, granted in fiscal 2023 to the Named Executive Officers. The criteria is based on the Company’s three year average same restaurant comparable sales growth performance compared to an industry benchmark for fiscal years 2023, 2024 and 2025. Executives are eligible to earn from 50% to 150% of the award target based on performance against benchmark, and the award is forfeited if the Company does not achieve its threshold goal.

(2)	This column shows the number of RSUs granted in fiscal 2023 to the Named Executive Officers. All such RSUs vest in three equal annual installments.

(3)	The fair value of the PSUs and RSUs is based on the most recent closing stock price of our Common Stock as of the date of grant.

(4)

The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2023. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB Codification Topic No. 718, Compensation-Stock Compensation. There is no guarantee that, if and when these awards are realized, they will have this or any other value.

(5)

This column shows the number of stock options granted in fiscal 2023 to the Named Executive Officers. All of such options vest in three equal annual installments and expire ten years from the date of grant.

(6)	This column reflects stock option grants which have an exercise price per share equal to the most recent closing stock price of our Common Stock as of the date of grant.

(7)	The fair value of options granted was estimated at the date of grant using a Black-Scholes option pricing model.

BJ’s Restaurants, Inc.	62

Compensation Committee Report • Outstanding Equity Awards at Fiscal Year-End

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards for each Named Executive Officer that remained outstanding as of January 2, 2024.

Outstanding Equity Awards on January 2, 2024

							Stock Awards

		Option Awards					RSU			PSU

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Awards of Stock That Have Not Vested (#)(1)	Market Value of Shares or Awards of Stock That Have Not Vested ($)(2)	Number of Shares or Awards of Stock That Have Not Vested (#)(3)	Market Value of Shares or Awards of Stock That Have Not Vested ($)(4)

Gregory S. Levin	01/15/15	16,543	—		47.04	01/15/25	01/15/21	1,895	66,856	5,685	200,567
	03/02/15	4,168	—		52.98	03/02/25	09/01/21	8,770	309,406	—	—
	01/15/16	4,000	—		42.41	01/15/26	01/15/22	10,330	364,442	15,495	546,664
	01/15/17	8,843	—		35.95	01/15/27	01/15/23	21,273	750,511	21,273	750,511
	01/15/18	15,503	—		37.70	01/15/28	—	—	—	—	—
	01/15/19	11,662	—		53.22	01/15/29	—	—	—	—	—
	01/15/20	19,101	—		38.90	01/15/30	—	—	—	—	—
	01/15/21	7,475	3,738	(5)	46.91	01/15/31	—	—	—	—	—
	09/01/21	—	16,832	(6)	42.76	09/01/31	—	—	—	—	—
	01/15/22	9,588	19,178	(7)	32.27	01/15/32	—	—	—	—	—
	01/15/23	—	36,353	(8)	31.34	01/15/33	—	—	—	—	—

Thomas A. Houdek	01/15/20	1,751	—		38.90	01/15/30	01/15/21	130	4,586	391	13,794
	01/15/21	514	257	(5)	46.91	01/15/31	01/15/21	2,559	90,282	—	—
	01/15/22	1,439	2,876	(7)	32.27	01/15/32	09/01/21	390	13,759	—	—
	01/15/23	—	5,453	(8)	31.34	01/15/33	01/15/22	1,550	54,684	2,325	82,026
	—	—	—		—	—	01/15/23	3,191	112,578	3,191	112,578

Gregory S. Lynds	01/15/15	10,340	—		47.04	01/15/25	01/15/21	770	27,166	2,310	81,497
	01/15/16	4,065	—		42.41	01/15/26	01/15/22	1,550	54,684	2,325	82,026
	01/15/17	5,537	—		35.95	01/15/27	01/15/23	2,660	93,845	2,660	93,845
	01/15/18	6,201	—		37.70	01/15/28	—	—	—	—	—
	01/15/19	4,771	—		53.22	01/15/29	—	—	—	—	—
	01/15/20	7,163	—		38.90	01/15/30	—	—	—	—	—
	01/15/21	3,038	1,518	(5)	46.91	01/15/31	—	—	—	—	—
	01/15/22	1,439	2,876	(7)	32.27	01/15/32	—	—	—	—	—
	01/15/23	—	4,545	(8)	31.34	01/15/33	—	—	—	—	—

Kendra D. Miller	01/15/15	1,655	—		47.04	01/15/25	01/15/21	770	27,166	2,310	81,497
	01/15/16	929	—		42.41	01/15/26	01/15/22	1,550	54,684	2,325	82,026
	01/15/17	2,768	—		35.95	01/15/27	01/15/23	2,660	93,845	2,660	93,845
	01/15/18	4,651	—		37.70	01/15/28	—	—	—	—	—
	01/15/19	4,771	—		53.22	01/15/29	—	—	—	—	—
	01/15/20	7,163	—		38.90	01/15/30	—	—	—	—	—
	01/15/21	3,038	1,518	(5)	46.91	01/15/31	—	—	—	—	—
	01/15/22	1,439	2,876	(7)	32.27	01/15/32	—	—	—	—	—
	01/15/23	—	4,545	(8)	31.34	01/15/33	—	—	—	—	—

Putnam K. Shin	01/15/23	—	4,545	(8)	31.34	01/15/33	12/15/22	9,067	319,884	—	—
	—	—	—		—	—	01/15/23	2,660	93,845	2,660	93,845

(1)	All RSUs vest in three equal installments.

(2)	The fair value of the RSUs is based on the closing stock price of our Common Stock on January 2, 2024.

(3)

PSUs cliff vest at the end of three years if all criteria have been met, in an amount consistent with the achievement of the performance criteria; otherwise, they are cancelled in whole or part, depending on the achievement of the performance or criteria.

63	2024 Proxy Statement

Compensation Committee Report • Outstanding Equity Awards at Fiscal Year-End

(4)	The fair value of the PSUs is based on the closing stock price of our Common Stock on January 2, 2024.

(5)	The unexercisable options vest in three annual installments commencing January 15, 2022.

(6)	The unexercisable options vest in three annual installments commencing September 1, 2022.

(7)	The unexercisable options vest in three annual installments commencing January 15, 2023.

(8)	The unexercisable options vest in three annual installments commencing January 15, 2024.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth information concerning each exercise of stock options and vesting of stock awards during fiscal 2023 for each of the Named Executive Officers on an aggregated basis:

	Stock Awards		Option Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

Gregory S. Levin	14,430	466,433	—	—

Thomas A. Houdek	1,971	62,368	—	—

Gregory S. Lynds	4,309	140,368	—	—

Kendra D. Miller	4,309	140,368	656	21,304

Putnam K. Shin	4,534	148,216	—	—

(1)	Value includes accrued dividends released and realized.

Non-Qualified Deferred Compensation

Selected key executives and certain other highly compensated team members, including our Named Executive Officers and Directors, are eligible to participate in a deferred compensation plan. Under this plan, a participant may elect to defer annually the receipt of up to 50% of base salary and up to 100% of other approved compensation and thereby delay taxation of these deferred amounts until actual payment of the deferred amount in future years. At the participant’s election, payments can be deferred until a specific date at least one year after the year of deferral or until termination of employment (subject to earlier payment in the event of a change of control) and can be paid in a lump sum or in up to ten annual installments. Separate deferral elections can be made for each year, and in limited circumstances, existing payment elections may be changed. The amounts deferred are credited to accounts that mirror the gains and/or losses of several different publicly available investment funds, based on the participant’s election. The rate of return for each participant varies depending on the specific investment elections made by the participant. In 2023, the investment funds available to participants provided rates of return ranging from 4.0% to 38.5%.

We are not required to make any contributions to this plan and have unrestricted use of any amounts deferred by participants. Although we have established a “Rabbi Trust” to invest funds equal in amount to compensation that has been deferred, the deferred compensation plan is an unfunded, nonqualified plan, for which the benefits are to be paid out of our general assets and subject to forfeiture in the event of bankruptcy or liquidation. The plan is subject to the requirements of Section 409A of the Internal Revenue Code, and if a participant is considered a “specified employee” on his or her separation date, Section 409A requires the delay of payments for six months after such date.

BJ’s Restaurants, Inc.	64

Compensation Committee Report • Non-Qualified Deferred Compensation

The following table shows contributions and earnings during fiscal 2023, and the account balances as of January 2, 2024 (the last business day of 2023), for our Named Executive Officers under the deferred compensation plan.

Non-Qualified Deferred Compensation Table

Name	Executive Contributions ($)(1)	Company Contributions ($)	Aggregate Earnings/ (Loss) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Year-End ($)

Gregory S. Levin	252,189	—	99,592	(60,991)	1,011,388

Thomas A. Houdek	—	—	13,088	—	68,403

Gregory S. Lynds	—	—	—	—	—

Kendra D. Miller	25,312	—	56,066	—	417,416

Putnam K. Shin	—	—	—	—	—

(1)	These amounts represent the executive’s contributions during fiscal 2023 and are included in the “Salary” column in the Summary Compensation Table for fiscal 2023.

Potential Payments upon Termination or Change in Control

The Company provides its executive officers with severance arrangements as set forth in their offer letters or based on Company practice. The Company’s practice related to payments and benefits for our current executive officers (other than our CEO) is as follows:

Summary of Severance for Executive Officers Upon a Termination without Cause

Title	Severance	Benefits

Executive Vice Presidents	12 months annual base salary	12 months of COBRA benefit payments (if not covered by another plan)

Senior Vice Presidents	6 months annual base salary plus an additional month of base salary for each full year of service (up to a maximum of 6 additional months)	COBRA benefit payments for the severance period (if not covered by another plan)

Receipt of the above severance payments is contingent upon the executive executing a release of claims. No severance payments or benefits described above shall be payable in the event of a resignation or voluntary separation from employment for any reason or in the event of termination with cause.

Pursuant to the terms of his employment agreement, our CEO is entitled to certain cash payments, benefits, and 90 days of equity vesting upon a termination by the company without “cause,” by the CEO for “good reason” or upon a termination due to “disability” (each such term as defined in his agreement); and if a termination without cause or for good reason occurs in the period starting 90 days prior to or 12 months following a change in control, he is entitled to additional cash payments and benefits and his outstanding equity will fully vest (as further described in the CD&A portion of this proxy statement and as quantified below). For our Named Executive Officers other than our CEO, they are entitled to certain cash payments and benefits upon a termination without “cause” (as set forth in the table above), and their outstanding equity will vest upon a termination by us other than for “misconduct” or by the executive with “good reason” within 12 months following a “change in control” (each such term as defined in the Equity Incentive Plan).

The information set forth in the tables below describe the potential payments upon various qualifying terminations of employment, assumes the termination took place on the last day of fiscal 2023, and is based on our stock price on such date. As such, this is not a replica of what would be paid on such events in the future.

65	2024 Proxy Statement

Compensation Committee Report • Potential Payments upon Termination or Change in Control

Involuntary Termination of Employment (unrelated to change in control)

Name	Cash Payment ($)(1)	Acceleration of Vesting of Awards ($)(2)	Health Benefits ($)(3)

Gregory S. Levin	2,600,000	642,708	21,781

Thomas A. Houdek	370,833	—	10,747

Gregory S. Lynds	407,500	—	14,521

Kendra D. Miller	385,000	—	12,896

Putnam K. Shin	415,000	—	11,896

(1)

Assumes termination payments as of January 2, 2024, for each executive for termination without cause, except for the CEO which assumes termination without cause or for good reason or a termination due to his disability.

(2)

Our NEOs (other than our CEO) are not entitled to equity vesting upon a termination without cause (other than in connection with a change in control). Our CEO, pursuant to his employment agreement, is entitled to 90 days of equity vesting upon a termination without cause, due to disability, or for good reason (unrelated to a change in control). The equity amounts set forth in the table for our CEO are calculated based on a termination date of January 2, 2024, and the fair market value of our Common Stock as of the close on the last trading day of our fiscal year.

(3)

Reflects the continuation of health benefits following the termination of employment for the period specified above for all NEOs except our CEO. With respect to our CEO, the calculation is based on the period of time as set forth in his employment agreement, as described earlier in the CD&A portion of this proxy statement.

Qualifying Termination following a Change in Control

Name	Cash Payment ($)(1)	Acceleration of Vesting of Awards ($)(2)	Health Benefits ($)(3)

Gregory S. Levin	3,221,781	3,189,913	21,781

Thomas A. Houdek	370,833	514,430	10,747

Gregory S. Lynds	407,500	459,626	14,521

Kendra D. Miller	385,000	459,626	12,896

Putnam K. Shin	415,000	525,481	11,896

(1)

Assumes termination payments as of January 2, 2024, for our CEO upon a termination without cause or for good reason, pursuant to his employment agreement. Our other Named Executive Officers are not entitled to any enhanced severance in connection with a change in control related termination. The amounts set forth in the table for our other Named Executive Officers would be payable upon a termination without cause, whether or not a change in control occurs.

(2)

Amounts relate to equity vesting following a change in control (for our CEO, upon a termination without cause or for good reason, during the period starting 90 days prior to a change in control and ending 12 months following a change in control; and for our other NEOs, upon a termination other than for misconduct or for good reason within 12 months following a change in control). All equity amounts set forth in the table and these footnotes are calculated based on a

BJ’s Restaurants, Inc.	66

Compensation Committee Report • Potential Payments upon Termination or Change in Control termination date of January 2, 2024, and the fair market value of our Common Stock as of the close on the last trading day of our fiscal year. Equity also vests, in the amounts set forth in the table, upon our liquidation, per the terms of the Equity Incentive Plan.

(3)

Reflects the continuation of health benefits following the termination of employment for the period specified above and with respect to our CEO, for the period of time as set forth in his employment agreement, as described earlier in the CD&A portion of this proxy statement. Our other Named Executive Officers are not entitled to any enhanced severance in connection with a change in control related termination. The amounts set forth in the table for our other Named Executive Officers would be payable upon a termination without cause, whether or not a change in control occurs.

Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the Company is required to disclose the ratio of the annual total compensation of our Chief Executive Officer for fiscal 2023, to the annual total compensation of our median team member. This pay ratio is a reasonable estimate calculated in accordance with applicable SEC rules based on our payroll and employment records and the methodology described below.

The overwhelming majority of our team member population consists of hourly part-time restaurant team members. To identify the median team member, we used 2023 gross wages for full-time and part-time individuals who were employed by us on January 2, 2024, other than Mr. Levin. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation. We did, however, annualize the compensation for team members who were not employed by us for all of fiscal 2023 by taking a team member’s compensation for the number of days they were employed and annualizing such amount for the full year. Our median team member for 2023 was identified as a server.

Our median team member worked an average of 23 hours per week in 2023. We calculated annual total compensation for such team member using the same methodology we use for our Named Executive Officers as set forth in the Summary Compensation Table for fiscal 2023.

Based on the foregoing, our estimated ratio of Mr. Levin’s annual total compensation to our median team member’s annual total compensation for fiscal 2023 is as follows:

Median team member annual total compensation	$28,981

Mr. Levin annual total compensation	$3,578,502

Ratio	123:1

The methodologies used by public companies to determine an estimate of their pay ratio will vary and, because of the large number of hourly part-time personnel employed by restaurant companies, the pay ratios in the restaurant industry will generally be higher than is the case with other industries that do not rely on part-time or hourly team members. As a result, the estimated ratio reported above should not be used as a basis for comparison between companies.

67	2024 Proxy Statement

Compensation Committee Report
•
 Pay Versus Performance

Pay versus Performance
In accordance with Item 402(v) of SEC Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid, as defined by the SEC (“CAP”) to our principal executive officer (“PEO”) and non-PEO
Named Executive
(“Non-PEO
NEOs”) and certain aspects of our financial performance. The Compensation Committee does not utilize CAP as the basis for making compensation decisions. For further information concerning our compensation philosophy and how we align executive compensation with our performance, please see our Compensation Discussion & Analysis.
The following table summarizes total compensation for our PEO as set forth in our Summary Compensation Table, CAP to our PEO, average total compensation for our
Non-PEO
NEOs as set forth in our Summary Compensation Table, and average CAP to our
Non-PEO
NEOs, each as calculated in accordance with SEC rules, and certain Company and peer group performance measures for the periods indicated:

Pay versus Performance Table

							Value of Initial Fixed $100 Investment Based On (4) :		In Thousands

Fiscal Year (1)	Summary Compensation Table Total for Mr. Levin PEO 1 (2)	Summary Compensation Table Total for Mr. Trojan PEO 2 (2)	Compensation Actually Paid to Mr. Levin PEO 1 (3)	Compensation Actually Paid to Mr. Trojan PEO 2 (3)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs (3)	Total Shareholder Return	Peer Group Total Shareholder Return (5)	Net Income (Loss)	Adjusted EBITDA 6)

2023	$3,578,502	N/A	$4,253,370	N/A	$953,363	$1,032,177	$94,.86	$117.55	$19,660	$103,778

2022	$2,650,029	N/A	$1,945,628	N/A	$719,955	$396,206	$69.49	$96.84	$4,076	$77,885

2021	$2,519,663	$3,711,615	$2,579,184	$4,267,251	$856,556	$861,636	$91.02	$121.51	$(3,606)	$70,523

2020	N/A	$2,420,804	N/A	$3,039,372	$696,597	$688,107	$101.40	$126.87	$(57,885)	$10,347

(1)	Mr. Levin succeeded Mr. Trojan as PEO on September 1, 2021. Our Non-PEO NEOs for the applicable fiscal years were as follows:

•	Fiscal Year 2023: Mr. Houdek, Mr. Lynds, Ms. Miller, and Mr. Shin

•	Fiscal Year 2022: Mr. Houdek, Mr. Lynds, Ms. Miller, and Mr. Krakower

•	Fiscal Year 2021: Mr. Houdek, Mr. Mayer, Mr. Lynds, and Ms. Miller

•	Fiscal Year 2020: Mr. Levin, Mr. Mayer, Mr. Lynds, Mr. Ledwith, and Ms. Miller

(2)
Amounts reported in these columns represent the total compensation reported in the Summary Compensation Table for the applicable fiscal year in the case of our PEOs, Messrs. Levin and Trojan, and the average of the total compensation reported in the Summary Compensation Table for the applicable fiscal year for our
Non-PEO
NEOs reported for the applicable fiscal year.

(3)
Amounts reported in these columns represent CAP; adjustments were made to the amounts reported in the Summary Compensation Table for the applicable fiscal year. A reconciliation of the adjustments for our PEOs, Messrs. Levin and Trojan, and for the average of the
Non-PEO
NEOs is set forth in the following table, which describes the adjustments, each of which is prescribed by the SEC rules, to calculate the CAP amounts from Summary Compensation Table amounts.

(4)
Total Shareholder Return (“TSR”) is cumulative for the measurement periods beginning on December 31, 2019 and ending on the last day in fiscal year 2023, 2022, 2021 and 2020, respectively, calculated in accordance with Item 201(e) of Regulation
S-K.

BJ’s Restaurants, Inc.	68

Compensation Committee Report
•
 Pay Versus Performance

(5)
“Peer Group” represents the S&P 600 Restaurant Group Index, which we have identified as our peer group for purposes of Item 402(v) and which we use for purposes of compliance with Item 201(e) of Regulation
S-K.

(6)
We have determined that Adjusted EBITDA is the financial performance measure that, in our assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to our named executive officers, for the most recently completed fiscal year, to company performance.

Reconciliation of Summary Compensation to Compensation Actually Paid

	Fiscal 2023		Fiscal 2022		Fiscal 2021			Fiscal 2020

	Mr. Levin PEO 1	Average Non-PEO NEOs	Mr. Levin PEO 1	Average Non-PEO NEOs	Mr. Levin PEO 1	Mr. Trojan PEO 2	Average Non-PEO NEOs	Mr. Trojan PEO 2	Average Non-PEO NEOs

Summary Compensation Table	$3,578,502	$953,363	$2,650,029	$719,955	$2,519,663	$3,711,615	$856,556	$2,420,804	$696,597

Minus Stock Award Reported in Summary Compensation Table for the Fiscal Year	(1,333,392)	(175,050)	(1,000,047)	(145,877)	(908,372)	(1,333,370)	(219,040)	(1,069,905)	(230,778)

Minus Stock Option Award Value Reported Summary Compensation Table for the Fiscal Year	(665,911)	(87,413)	(499,884)	(72,903)	(641,625)	(666,559)	(85,835)	(500,260)	(100,054)

(Minus) Plus Year End Fair Value of Equity Awards Granted During the Fiscal Year that Remain Outstanding and Unvested as of Last Day of the Fiscal Year	2,360,290	301,001	1,331,266	177,747	1,408,643	1,997,836	254,557	1,891,623	270,478

(Minus) Plus Year over Year Change in Fair Value as of the Last Day of the Fiscal Year of Outstanding and Unvested Equity Awards Granted in Prior Years	516,915	82,436	(461,714)	(170,290)	11,391	29,036	1,686	119,751	15,973

Plus Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Fiscal Year	—	—	—	—	—	—	2,404	69,864	24,223

69	2024 Proxy Statement

Compensation Committee Report
•
 Pay Versus Performance

	Fiscal 2023		Fiscal 2022		Fiscal 2021			Fiscal 2020

	Mr. Levin PEO 1	Average Non-PEO NEOs	Mr. Levin PEO 1	Average Non-PEO NEOs	Mr. Levin PEO 1	Mr. Trojan PEO 2	Average Non-PEO NEOs	Mr. Trojan PEO 2	Average Non-PEO NEOs

(Minus) Plus Year over Year Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Years that Vested During the Fiscal Year	$(203,034)	$(42,160)	$(76,232)	$(47,447)	$183,544	$511,023	$49,705	$84,993	$8,989

Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Fiscal Year	—	—	—	(66,235)	—	—	—	—	—

Plus Value of Dividends or other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value or Total Compensation for the Fiscal Year	—	—	2,210	1,256	5,940	17,670	1,603	22,502	2,679

Compensation Actually Paid	$4,253,370	$1,032,177	$1,945,628	$396,206	$2,579,184	$4,267,251	$861,636	$3,039,372	$688,107
In the table above, the unvested equity values are computed in accordance with the methodology used for financial reporting purposes, and for unvested awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the year.
Performance Measures Used to Link Company Performance and CAP
The following is a list of performance measures, which in our assessment represent the most important performance measures we use to link compensation actually paid to the Named Executive Officers for fiscal 2023. Each metric below is used for purposes of determining payouts under either our annual incentive program or vesting of our performance stock units. Please see the Compensation Discussion and Analysis for a further description of these metrics and how they are used in our executive compensation program.

1.	Adjusted EBITDA

2.	Comparable Restaurant Sales as measured against Black Box

3.	Weekly Sales Average

BJ’s Restaurants, Inc.	70

Compensation Committee Report
•
 Pay Versus Performance

Relationship between CAP and TSR
The graph below illustrates the relationship between TSR and our Peer Group TSR as well as the relationship between CAP and TSR for our PEO and average
Non-PEO
NEOs.

Relationship between CAP and GAAP Net Income
The graph below reflects the relationship between our PEO and average
Non-PEO
NEOs CAP and our Net Income (Loss) for the applicable fiscal year.

71	2024 Proxy Statement

Compensation Committee Report
•
 Pay Versus Performance

Relationship between CAP and Adjusted EBITDA (our Company-Selected Measure)
The graph below reflects the relationship between our PEO and average
Non-PEO
NEOs CAP and our Adjusted EBITDA for the applicable fiscal year.

BJ’s Restaurants, Inc.	72

Compensation Committee Report • Certain Relationships and Related Party Transactions

Certain Relationships and Related Party Transactions

Consulting Agreement with Gregory A. Trojan. Effective January 1, 2022, we entered into a Consulting Agreement with Mr. Trojan for the period from January 1, 2022 until the earlier of (i) voluntary resignation by Mr. Trojan as a member of the Board of Directors, (ii) thirty (30) days following delivery of notice of termination by Mr. Trojan or by us, (iii) immediately upon Mr. Trojan’s death or disability, or (iv) January 31, 2024; provided, however, that unless otherwise consented by Mr. Trojan in writing, we will not terminate pursuant to clause (ii) above prior to January 31, 2024. Under the terms of the Agreement, Mr. Trojan received a fee of $1,000 per month for consulting services as may be mutually agreed and in the event that such services were expected to exceed more than four hours per month, an appropriate daily fee would be negotiated. We also agreed to provide Mr. Trojan and his spouse with continued group health insurance coverage (or continuation coverage under COBRA) until the termination of the Consulting Agreement or, other than in the case of his voluntary resignation from the Board or his termination of the Consulting Agreement, until Mr. Trojan’s sixty fifth birthday (in May 2024). The Consulting Agreement and monthly fee for consulting services concluded on January 31, 2024.

Procedures for Approval of Related Party Transactions

To the extent that any “related-person transaction” is proposed, it is our policy that the Board or a committee designated by the Board (in each case without the participation of the related person in question) will review the material facts of the related-person transaction and either approve, ratify, reject, rescind or take other appropriate action with respect to the transaction. In considering related-person transactions, the Board takes into account the relevant available facts and circumstances including, but not limited to (i) the risks, costs and benefits to the Company, (ii) the impact on a director’s independence if the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (iii) the terms of the transaction, (iv) the availability of other sources for comparable services or products, and (v) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. We do not currently have a written policy with respect to consideration of related-person transactions although certain aspects of such types of transactions are a subject of our Code of Integrity, Ethics and Conduct.

73	2024 Proxy Statement

Delinquent Section 16(A) Reports

DELINQUENT SECTION 16(A) REPORTS

Section 16 of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file various reports with the SEC concerning their holdings of, and transactions in, our securities. Copies of these filings must be furnished to us.

To our knowledge, based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe all filings required to be made by our executive officers, directors and greater than 10% beneficial owners under Section 16 of the Securities Exchange Act of 1934 were made on a timely basis, except as set forth below. Based on the information provided to us by the persons or entities indicated:

•	Heidi E. Rogers did not timely file a Form 4 in connection with her annual equity grant on January 15, 2023. Ms. Rogers subsequently filed her Form 4 on February 21, 2023.

SHAREHOLDER PROPOSALS FOR 2025 ANNUAL MEETING

Requirements for Shareholder Proposals to be Considered for Inclusion in Our Proxy Materials. In order for a shareholder proposal to be included in our Proxy Statement for the next Annual Meeting of Shareholders, such proposal must be received at 7755 Center Avenue, Suite 300, Huntington Beach, California 92647, Attention: Corporate Secretary, no later than the close of business on January 1, 2025.

Requirements for Shareholder Proposals and Nominations to be Brought Before the Annual Meeting. Our bylaws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in our proxy statement for that meeting. Under our bylaws, nominations for director or other business proposals to be addressed at our 2025 Annual Meeting may be made by a shareholder entitled to vote who has delivered a notice to our Corporate Secretary at the address indicated above no later than the close of business on March 2, 2025, and no earlier than January 31, 2025. This notice must contain the information required by our bylaws. In the event that the 2025 Annual Meeting is called for a date that is not within 30 days of June 18, 2025, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth day following the date on which announcement of the date of the 2025 Annual Meeting is first made.

The advance notice provisions of our bylaws are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC. Under SEC Rule 14a-8, in order to be eligible for inclusion in next year’s proxy statement and proxy card, shareholder proposals must be received by our Corporate Secretary at the address indicated above no later than the close of business on January 1, 2025.

The proxy solicited by the Board of Directors for our next annual meeting will confer discretionary authority to vote on any proposal presented by a shareholder at that meeting for which we have not been provided with notice on or prior to March 17, 2025. If the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on such shareholder proposal or nomination.

BJ’s Restaurants, Inc.	74

Annual Report

ANNUAL REPORT

Accompanying this Proxy Statement is our Annual Report to Shareholders containing our Consolidated Financial Statements for the fiscal year ended January 2, 2024, which has been mailed concurrently herewith. The Annual Report to Shareholders is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material. Any shareholder who does not receive a copy of such Annual Report to Shareholders may obtain one by writing to us.

A copy of our Annual Report on Form 10-K, as filed with the SEC (exclusive of Exhibits), will be furnished by first class mail without charge to any person from whom the accompanying proxy is solicited upon written request to: BJ’S RESTAURANTS, INC., 7755 CENTER AVENUE, SUITE 300, HUNTINGTON BEACH, CALIFORNIA 92647, ATTENTION: CORPORATE SECRETARY. If exhibit copies are requested, a copying charge of $.20 per page may be required.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matter which will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters in accordance with their best judgment and discretion.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 18, 2024

The Proxy Statement related to the Annual Meeting, our Annual Report to Shareholders for the fiscal year ended January 2, 2024, our Annual Report on Form 10-K for the fiscal year ended January 2, 2024, and directions to attend the Annual Meeting are available under “Proxy Materials” in the “Investors” section of our website at http://www.bjsrestaurants.com. Our website address is not intended to function as a hyperlink, and the information on our website is not and should not be considered part of this Proxy Statement and is not incorporated by reference herein.

By Order of the Board of Directors,

Gerald W. Deitchle	Gregory S. Levin
Chairman of the Board	Chief Executive Officer and President

April 30, 2024

Huntington Beach, California

75	2024 Proxy Statement

Appendix A

APPENDIX A

BJ’S RESTAURANTS, INC.

2024 EQUITY INCENTIVE PLAN

(As approved by the Board on April  , 2024)

PART I.

PURPOSE, ADMINISTRATION AND RESERVATION OF SHARES

SECTION 1. PURPOSE OF THE PLAN. The purposes of this Plan are (a) to promote the growth and success of the Company’s business, and (b) to attract and retain the most talented Employees, Officers, Directors and Consultants available, (i) by aligning the long-term interests of Employees, Officers, Directors and Consultants with those of the shareholders by providing an opportunity to acquire an equity interest in the Company and (ii) by providing both rewards for exceptional performance and long term incentives for future contributions to the success of the Company and its Subsidiaries.

The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units, SARs, and Performance Compensation Awards (Shares and Units) at the discretion of the Committee and as reflected in the terms of the Award Agreement. Each Award will be subject to conditions specified in the Plan, such as continued employment or satisfaction of performance criteria.

The Committee may elect to establish sub-plans or procedures governing the grants to Employees, Officers Directors and Consultants and this Plan will serve as the framework for any such sub-plans.

SECTION 2. DEFINITIONS. As used herein, the following definitions shall apply:

(a) “ACTIVE STATUS” shall mean (i) for Employees, the absence of any interruption or termination of service as an Employee; provided, that the Board or Committee, in its sole discretion, may determine that Active Status may continue if an Employee becomes a Consultant immediately following termination of or interruption of service as an Employee, in which case Active Status shall thereafter be determined in accordance with clause (iii) below, (ii) for Non-Employee Directors, the termination of his or her service as a member of the Board (other than in cases of removal from the Board following a Board determination of Misconduct by such Director where the Director is reelected by the shareholders at the immediately succeeding election of Directors), and (iii) for Consultants, the absence of any interruption, expiration, or termination of such person’s consulting or advisory relationship with the Company or any Subsidiary or the occurrence of any termination event as set forth in such person’s Award Agreement. Active Status shall not be considered interrupted (A) for an Employee in the case of sick leave, maternity leave, infant care leave, medical emergency leave, military leave, or any other leave of absence properly taken in accordance with the policies of the Company or any applicable Subsidiary as may be in effect from time to time, and (B) for a Consultant, in the case of any temporary interruption in such person’s availability to provide services to the Company or any Subsidiary which has been granted in writing by an authorized Officer of the Company. Whenever a mandatory severance period applies under applicable law with respect to a termination of service as an Employee, Active Status shall be considered terminated upon such Employee’s receipt of notice of termination in whatever form prescribed by applicable law.

(b) “AUTOMATIC EXERCISE DATE” shall mean, with respect to an Option or SAR, the last business day of the term of an Option or SAR that was initially established by the Administrator for such Option or SAR.

(c) “AWARD” shall mean any award or benefits granted under the Plan, including Options, Restricted Stock, Restricted Stock Units, SARs, Performance Shares and Performance Units.

(d) “AWARD AGREEMENT” shall mean a written or electronic agreement between the Company and the Participant setting forth the terms of the Award.

A-1	2024 Proxy Statement

Appendix A

(e) “BENEFICIAL OWNERSHIP” shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

(f) “BOARD” shall mean the Board of Directors of the Company.

(g) “CHANGE OF CONTROL” shall mean the first day that any one or more of the following conditions shall have been satisfied:

(i) the sale, liquidation or other disposition of all or substantially all of the Company’s assets in one or a series of related transactions;

(ii) an acquisition (other than directly from the Company) of any outstanding voting securities by any person, after which such person (as the term is used for purposes of Section 13(d) or 14(d) of the Exchange Act) has Beneficial Ownership of fifty percent (50%) or more of the then outstanding voting securities of the Company, other than a Board-approved transaction;

(iii) during any 36-consecutive month period, the individuals who, at the beginning of such period, constitute the Board (“Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the members of the Board; provided however that except as set forth in this Section 2(g)(iii), an individual who becomes a member of the Board subsequent to the beginning of the 36-month period, shall be deemed to have satisfied such 36-month requirement and shall be deemed an Incumbent Director if such Director was elected by or on the recommendation of or with the approval of at least two-thirds of the Directors who then qualified as Incumbent Directors either actually (because they were Directors at the beginning of such period) or by operation of the provisions of this section; if any such individual initially assumes office as a result of or in connection with either an actual or threatened solicitation with respect to the election of Directors (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitations of proxies or consents by or on behalf of a person other than the Board, then such individual shall not be considered an Incumbent Director; or

(iv) a merger, consolidation or reorganization of the Company, as a result of which the shareholders of the Company immediately prior to such merger, consolidation or reorganization own directly or indirectly immediately following such merger, consolidation or reorganization less than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such merger, consolidation or reorganization.

(h) “CODE” shall mean the Internal Revenue Code of 1986, as amended.

(i) “COMMITTEE” shall mean the Compensation Committee appointed by the Board.

(j) “COMMON STOCK” shall mean the common stock of the Company, no par value per share.

(k) “COMPANY” shall mean BJ’s Restaurants, Inc., a California corporation, and any successor thereto.

(l) “CONSULTANT” shall mean any person, except an Employee, engaged by the Company or any Subsidiary of the Company, to render personal services to such entity, including as an advisor, pursuant to the terms of a written agreement.

(m) “DIRECTOR” shall mean a member of the Board.

(n) “DISABILITY” shall mean (i) in the case of a Participant whose employment with the Company or a Subsidiary is subject to the terms of an employment or consulting agreement that includes a definition of “Disability” as used in this Plan shall have the meaning set forth in such employment or consulting agreement during the period that such employment or consulting agreement remains in effect; and (ii) in all other cases, the term “Disability” as used in this Plan shall have the same meaning as set forth under the Company’s long-term disability plan applicable to the Participant as may be amended from time to time, and in the event the Company

BJ’s Restaurants, Inc.	A-2

Appendix A

does not maintain any such plan with respect to a Participant, a physical or mental condition resulting from bodily injury, disease or mental disorder which renders the Participant incapable of continuing his or her usual and customary employment with the Company or a Subsidiary, as the case may be, for a period of not less than 120 days or such other period as may be required by applicable law.

(o) “EMPLOYEE” shall mean any person, including an Executive Officer or Officer, who is a common law employee of, receives remuneration for personal services to, is reflected on the official human resources database as an employee of, and is on the payroll of the Company or any Subsidiary of the Company. A person is on the payroll if he or she is paid from or at the direction of the payroll department of the Company, or any Subsidiary of the Company. Persons providing services to the Company, or to any Subsidiary of the Company, pursuant to an agreement with a staff leasing organization, temporary workers engaged through or employed by temporary or leasing agencies, and workers who hold themselves out to the Company, or a Subsidiary to which they are providing services as being independent contractors, or as being employed by or engaged through another company while providing the services, and persons covered by a collective bargaining agreement (unless the collective bargaining agreement applicable to the person specifically provides for participation in this Plan) are not Employees for purposes of this Plan and do not and cannot participate in this Plan, whether or not such persons are, or may be reclassified by the courts, the Internal Revenue Service, the U.S. Department of Labor, or other person or entity as, common law employees of the Company, or any Subsidiary, either solely or jointly with another person or entity.

(p) “EXCHANGE ACT” shall mean the Securities Exchange Act of 1934, as amended.

(q) “EXECUTIVE OFFICERS” shall mean the officers of the Company as such term is defined in Rule 16a-1 under the Exchange Act.

(r) “FAIR MARKET VALUE” shall mean the closing price per share of the Common Stock on Nasdaq as to the date specified (or the previous trading day if the date specified is a day on which no trading occurred), or if Nasdaq shall cease to be the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted, then such exchange or quotation system as the Company elects to list or quote its shares of Common Stock and that the Committee designates as the Company’s principal exchange or quotation system, or at the discretion of the Committee in the case that the Company ceases to be publicly traded.

(s) “INCENTIVE STOCK OPTION” shall mean any Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(t) “INDEPENDENT DIRECTOR” shall mean a Director who: (1) meets the independence requirements of Nasdaq, or if Nasdaq shall cease to be the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted, then such exchange or quotation system as the Company elects to list or quote its shares of Common Stock and that the Committee designates as the Company’s principal exchange or quotation system; (2) qualifies as a “non-employee director” under Rule 16b-3 promulgated under the Exchange Act; and (3) satisfies independence criteria under any other applicable laws or regulations relating to the issuance of Shares to Employees.

(u) “MISCONDUCT” shall mean any of the following; provided, however, that with respect to Non-Employee Directors “Misconduct” shall mean subsection (viii) only:

(i) any material breach of an agreement between the Participant and the Company or any Subsidiary;

(ii) willful unauthorized use or disclosure of confidential information or trade secrets of the Company or any Subsidiary by the Participant;

(iii) the Participant’s continued willful and intentional failure to satisfactorily perform Participant’s essential responsibilities;

(iv) material failure of the Participant to comply with rules, policies or procedures of the Company or any Subsidiary as they may be amended from time to time, including, without limitation, failure to comply with (1) the

A-3	2024 Proxy Statement

Appendix A

Company’s Code of Ethics and Code of Conduct, (2) policies and procedures of the Company relating to use and maintenance of facilities and equipment, or (3) policies and procedures of the Company relating to the occurrence, reporting or investigation of any harassment or discrimination allegations or complaints;

(v) Participant’s dishonesty, fraud or gross negligence related to the business or property of the Company or any Subsidiary;

(vi) personal conduct that is materially detrimental to the business of the Company or any Subsidiary;

(vii) conviction of or plea of nolo contendere to a felony;

(viii) in the case of Non-Employee Directors, (1) the removal from the Board for cause in accordance with the provisions of Section 302 of the California Corporations Code, (2) the removal from the Board as a result of a shareholder suit in accordance with the provisions of Section 304 of the California Corporations Code, (3) the determination by at least a majority of the disinterested members of the Board that such Non-Employee Director has materially breached his or her fiduciary duties or duties of loyalty to the Company or has grossly abused such Non-Employee Director’s authority with respect to the Company, (4) the determination by at least a majority of the disinterested members of the Board that such Non-Employee Director has committed fraudulent or dishonest acts which have or could reasonably be expected to have a material adverse effect on the Company, or (5) the determination by at least a majority of the disinterested members of the Board that such Non-Employee Director has materially failed to comply with rules, policies or procedures of the Company applicable to Non-Employee Directors, as they may be amended from time to time;

(ix) intentional or negligent acts or omissions that cause the Company or any Subsidiary to be subject to a fine, citation, shut down, or other disciplinary action by any federal, state or local governmental agency, including, without limitation, any agency regulating health, occupational safety, alcoholic beverage control or immigration;

(x) Participant’s inducing any customer or supplier to break or terminate any contract with the Company or any Subsidiary;

(xi) Participant’s inducing any principal for whom the Company or any Subsidiary acts as an agent to terminate such agency relationship;

(xii) causes a fire, explosion or other catastrophic event involving the facilities or equipment of the Company or any Subsidiary that could have been reasonably avoided by following the established policies of the Company or any Subsidiary;

(xiii) Participant’s solicitation of any of the Company’s agents or employees to provide services to any other business or entity; or

(xiv) with respect to any Participant whose employment with the Company or a Subsidiary is subject to the terms of an effective employment or consulting agreement that includes a definition of “Cause,” conduct by Participant that constitutes “Cause.”

(v) “NASDAQ” shall mean the Nasdaq Global Select Market.

(w) “NON-EMPLOYEE DIRECTOR” shall mean a Director who is not an Employee.

(x) “NONQUALIFIED STOCK OPTION” shall mean an Option that does not qualify or is not intended to qualify as an Incentive Stock Option.

(y) “OFFICER” shall mean any Executive Officer of the Company as well as any president, vice president, secretary or treasurer duly appointed by the Board, or any other person designated as an officer by the Board or by the Bylaws of the Company.

BJ’s Restaurants, Inc.	A-4

Appendix A

(z) “OPTION” shall mean a stock option granted pursuant to Section 10 of the Plan, including a Nonqualified Stock Option and an Incentive Stock Option.

(aa) “OPTIONEE” shall mean a Participant who has been granted an Option.

(bb) “PARENT” shall mean a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(cc) “PARTICIPANT” shall mean an Employee, Officer, Director or Consultant granted an Award.

(dd) “PERFORMANCE COMPENSATION AWARD” means any Awards designated by the Committee as a Performance Compensation Award pursuant to Section 13 of the Plan, including Performance Shares and Performance Units.

(ee) “PERFORMANCE CRITERIA” shall mean any Company-wide, divisional, individual or other criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Award under the Plan, which may include, without limitation, any of the following: (i) cash flow; (ii) earnings per share, including as adjusted (A) to exclude the impact of any (1) significant acquisitions or dispositions of businesses by the Company, (2) one-time, non-operating charges, or (3) accounting changes (including the early adoption of any accounting change mandated by any governing body, organization or authority); and (B) for any stock split, stock dividend or other recapitalization; (iii) earnings before interest, taxes, and amortization; (iv) return on equity; (v) total shareholder return; (vi) share price performance; (vii) return on capital; (viii) return on assets or net assets; (ix) revenue; (x) income; (xi) operating income; (xii) operating profit; (xiii) profit margin; (xiv) return on operating revenue; (xv) return on invested capital; (xvi) market price; (xvii) brand recognition/acceptance; (xviii) customer satisfaction; (xix) productivity; or (xx) sales growth and volume.

(ff) “PERFORMANCE FORMULA” means, for a Performance Period, one or more objective formulas or standards established by the Committee for purposes of determining whether or the extent to which a Performance Compensation Award has been earned based on the level of performance attained or to be attained with respect to one or more Performance Goals. Performance Formulae may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

(gg) “PERFORMANCE GOAL” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based on the Performance Criteria. Performance Goals may be established based on Performance Criteria with respect to the Company or any of its Subsidiaries, divisions or operational units, or any composition thereof.

(hh) “PERFORMANCE PERIOD” means one or more periods of time as the Committee may designate, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s rights in respect of a Performance Compensation Award.

(ii) “PERFORMANCE SHARE” means a Performance Compensation Award granted pursuant to Section 13 of the Plan that is denominated in a specified number of Shares, which Shares or their future cash equivalent (or a combination of both) may be paid to the Participant upon achievement of applicable Performance Goals during the relevant Performance Period as the Committee shall establish.

(jj) “PERFORMANCE UNIT” means a Performance Compensation Award granted pursuant to Section 13 of the Plan that has a dollar value set by the Committee (or that is determined by reference to a Performance Formula), which value may be paid to the Participant in cash, in Shares, or such combination of cash and Shares as the Committee may determine in its sole discretion, upon achievement of applicable Performance Goals during the relevant Performance Period as the Committee shall establish.

(kk) “PLAN” shall mean this BJ’s Restaurants, Inc. 2024 Equity Incentive Plan, including any amendments thereto.

A-5	2024 Proxy Statement

Appendix A

(ll) “REPRICE” shall mean, other than adjustments made pursuant to Section 5 of the Plan, (i) the adjustment or amendment of the exercise price of Options or SARs previously awarded whether through amendment, cancellation, replacement of grants or any other means, or (ii) the repurchase or exchange of outstanding Options or SARs for cash or other Awards at a time when the exercise or base price of the repurchased Options or SARs is above the Fair Market Value of the underlying Common Stock (except in connection with a Change of Control).

(mm) “RESIGNATION (OR RESIGN) FOR GOOD REASON” shall mean (i) in the case of a Participant whose employment with the Company or a Subsidiary is subject to the terms of an employment or consulting agreement that includes a definition of “Resignation for Good Reason” (or similar terms) as used in this Plan shall have the meaning set forth in such employment or consulting agreement during the period that such employment or consulting agreement remains in effect, or (ii) in all other cases, any voluntary termination by written resignation of the Active Status of any Officer or Employee of the Company after a Change of Control because of: (1) a material diminution in the Officer’s or Employee’s authority, duties or responsibilities; (2) a material reduction in the Officer’s base salary; (3) solely with respect to an Officer, a material adverse change in such Officer’s reporting relationship, (4) a material reduction in the Officer’s or Employee’s benefits unless such reduction applies to all Officers or Employees of comparable rank; or (5) the relocation of the Officer’s or Employee’s primary work location more than fifty (50) miles from the Officer’s primary work location prior to the Change of Control and which results in an increase of such Officer’s or Employee’s commute time; provided that the Officer’s or Employee’s written notice of voluntary resignation must be tendered within one (1) year after the Change of Control and no later than ninety (90) days following the event constituting the reason for such resignation, and shall specify which of the events described in (1) through (5) resulted in the resignation; and provided further than the Company shall have thirty (30) days to cure (to the extent curable) the event giving rise to the resignation.

(nn) “RESTRICTED STOCK” shall mean a grant of Shares pursuant to Section 11 of the Plan.

(oo) “RESTRICTED STOCK UNITS” shall mean a grant of the right to receive Shares in the future or their cash equivalent (or both) pursuant to Section 11 of the Plan.

(pp) “RETIREMENT” shall mean, (1) with respect to any Non-Employee Director, ceasing to be a Director pursuant to election by the Company’s shareholders or by voluntary resignation with the approval of the Board’s Chairman (or a majority of the disinterested members of the Board) after having served continuously on the Board for at least six years, or (2) with respect to any Employee, a voluntary resignation (other than at a time during which the Board or the Committee determines cause for termination due to Misconduct existed) or termination other than for Misconduct, in either case after having reached 60 years of age and having served as an Employee continuously for at least ten years.

(qq) “SAR” shall mean a stock appreciation right awarded pursuant to Section 12 of the Plan.

(rr) “SEC” shall mean the Securities and Exchange Commission.

(ss) “SHARE” shall mean one share of Common Stock, as adjusted in accordance with Section 5 of the Plan.

(tt) “STAND-ALONE SARS” shall have the meaning set forth in Section 12(b) of the Plan.

(uu) “SUBCOMMITTEE” shall have the meaning set forth in Section 3(d).

(vv) “SUBSIDIARY” shall mean (1) in the case of an Incentive Stock Option a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, and (2) in the case of a Nonqualified Stock Option, Restricted Stock, a Restricted Stock Unit, SAR, Performance Shares, or Performance Units, in addition to a subsidiary corporation as defined in (1), (A) a limited liability company, partnership or other entity in which the Company controls fifty percent (50%) or more of the voting power or equity interests, or (B) an entity with respect to which the Company possesses the power, directly or indirectly, to direct or cause the direction of the management and policies of that entity, whether through the Company’s ownership of voting securities, by contract or otherwise.

BJ’s Restaurants, Inc.	A-6

Appendix A

(ww) “SUBSTITUTE AWARDS” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

SECTION 3. ADMINISTRATION OF THE PLAN.

(a) AUTHORITY. The Plan shall be administered by the Committee. The Committee shall have full and exclusive power to administer the Plan on behalf of the Board, subject to such terms and conditions as the Committee may prescribe. Notwithstanding anything herein to the contrary, the Committee’s power to administer the Plan, and actions the Committee takes under the Plan, shall be limited by the provisions set forth in the Committee’s charter, as such charter may be amended from time to time, and the further limitation that certain actions may be subject to review and approval by either the full Board or a panel consisting of all of the Independent Directors of the Company

(b) POWERS OF THE COMMITTEE. Subject to the other provisions of this Plan, the Committee shall have the authority, in its discretion:

(i) to grant Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units, SARs, Performance Shares, Performance Units and any other Awards authorized under this Plan to Participants and to determine the terms and conditions of such Awards, including the determination of the Fair Market Value of the Shares and the exercise price and unit price, and to modify or amend each Award, with the consent of the Participant when required;

(ii) to determine the Participants, to whom Awards, if any, will be granted hereunder, the timing, vesting and exercisability of such Awards, and the number of Shares to be represented by each Award;

(iii) to construe and interpret the Plan and the Awards granted hereunder;

(iv) to prescribe, amend, and rescind rules and regulations relating to the Plan, including the form of Award Agreement, and manner of acceptance of an Award, such as correcting a defect or supplying any omission, or reconciling any inconsistency so that the Plan or any Award Agreement complies with applicable law, regulations and listing requirements and to avoid unanticipated consequences deemed by the Committee to be inconsistent with the purposes of the Plan or any Award Agreement;

(v) to establish performance criteria for Awards made pursuant to the Plan in accordance with a methodology established by the Committee, and to determine whether performance goals have been attained;

(vi) to accelerate or defer (with the consent of the Participant) the exercise or vested date of any Award;

(vii) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Award previously granted by the Committee;

(viii) to establish sub-plans, procedures or guidelines for the grant of Awards to Employees, Executive Officers, Officers, Directors, Non-Employee Directors and Consultants; and

(ix) to make all other determinations deemed necessary or advisable for the administration of the Plan;

Provided that, no consent of a Participant is necessary under clauses (i) or (vi) if a modification, amendment, acceleration, or deferral, in the reasonable judgment of the Committee confers a benefit on the Participant or is made pursuant to an adjustment in accordance with Section 5.

(c) EFFECT OF COMMITTEE’S DECISION. All decisions, determinations, and interpretations of the Committee shall be final and binding on all Participants, the Company (including its Subsidiaries), any shareholder and all other persons.

A-7	2024 Proxy Statement

Appendix A

(d) DELEGATION. Consistent with the Committee’s charter, as such charter may be amended from time to time, the Committee may delegate (i) to one or more separate committees consisting of members of the Committee or other Directors who are Independent Directors (any such committee a “Subcommittee”), or (ii) to an Executive Officer of the Company, the ability to grant Awards and take the other actions described in Section 3(b) with respect to Participants who are not Executive Officers, and such actions shall be treated for all purposes as if taken by the Committee; provided that the grant of Awards shall be made in accordance with parameters established by the Committee. Any action by any such Subcommittee or Executive Officer within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee.

(e) ADMINISTRATION. The Committee may delegate the administration of the Plan to an Officer or Officers of the Company, and such administrator(s) may have the authority to directly, or under their supervision, execute and distribute agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of Shares upon the exercise, vesting and/or settlement of an Award, to interpret the terms of Awards and to take such other actions as the Committee may specify. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such administrator, provided that the actions and interpretations of any such administrator shall be subject to review and approval, disapproval or modification by the Committee.

(f) INDEMNIFICATION. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by applicable law, any person(s) acting as administrator(s) and each of the administrator’s consultants shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the administrator(s) or any of such administrator’s consultants may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the administrator(s) or any of such administrator’s consultants in settlement thereof (provided that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the administrator(s) or any of such administrator’s consultants in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such administrator(s) or any of such administrator’s consultants did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, and in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within sixty (60) days after institution of any such action, suit or proceeding, such administrator(s) or any of such administrator’s consultants shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

SECTION 4. SHARES SUBJECT TO THE PLAN.

(a) RESERVATION OF SHARES. Subject to adjustment as set forth in Section 5 and in this Section 4(b), the maximum number of Shares reserved under this Plan will be equal to 1,840,000 Shares, less one Share for every one Share that was subject to an option or stock appreciation right granted after March 1, 2024 and prior to the effective date of the Plan under the Company’s Amended and Restated Equity Incentive Plan, as amended as of June 14, 2022 (the “Prior Plan”) and 1.5 Shares for every one Share that was subject to an award other than an option or stock appreciation right granted under the Prior Plan after March 1, 2024 and prior to the effective date of the Plan. All of the reserved shares under the Plan may be granted as Incentive Stock Options under the Plan. The aggregate number of Shares available for issuance under the Plan will be reduced by one Share for each Share delivered in settlement of an Option or SARs and by one and one-half (1.5) Shares for each Share delivered in settlement of any Award of Restricted Stock, Restricted Stock Units, or Performance Shares or Performance Units unless a greater reduction is specified by the Committee with respect to a specific Award grant. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The Shares may be authorized but unissued, or reacquired shares of Common Stock. After the effective date of the Plan, no awards may be granted under the Prior Plan.

BJ’s Restaurants, Inc.	A-8

Appendix A

(b) AVAILABILITY OF SHARES FOR FUTURE AWARDS. If an Award (or an award granted under the Prior Plan) expires, is forfeited, becomes unexercisable, or is settled in cash (in whole or in part) for any reason, the undelivered Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future Awards under the Plan in accordance with Section 4(f) below. In the event that withholding tax liabilities arising from an Award other than a Stock Option or SAR, or an award other than an option or stock appreciation right under the Prior Plan, are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the shares available for Awards under the Plan in accordance with Section 4(f) below. Notwithstanding anything to the contrary set forth in this Section 4(b), with respect to Option or SAR Awards, (i) any Shares tendered or withheld as payment of an exercise price; (ii) any Shares tendered or withheld to satisfy withholding tax obligations; (iii) Shares subject to an SAR that are not issued in connection with its stock settlement on exercise thereof; and (iv) any Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options, shall in all cases not be available for subsequent issuance under the Plan.

(c) TIME OF GRANTING AWARDS. The date of grant of an Award shall, for all purposes, be the date on which the Company completes the corporate action relating to the grant of such Award and all conditions to the grant have been satisfied, provided that conditions to the exercise of an Award shall not defer the date of grant. Notice of a grant shall be given to each Participant to whom an Award is so granted within a reasonable time after the determination has been made.

(d) SECURITIES LAW COMPLIANCE. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated under either such Act, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(e) SUBSTITUTIONS AND ASSUMPTIONS. The Board or the Committee shall have the right to substitute or assume Awards in connection with mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Code applies, provided such substitutions and assumptions are permitted by Section 424 of the Code and the regulations promulgated thereunder. Substitute Awards shall not reduce the Shares authorized for grant under the Plan nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan.

(f) SHARE COUNTING. Any Shares that again become available for Awards under the Plan pursuant to this Section shall be added as (i) one (1) Share for every one (1) Share subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under any Prior Plan, and (ii) as [1.5] Shares for every one (1) Share subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under any Prior Plan.

SECTION 5. ADJUSTMENTS TO SHARES SUBJECT TO THE PLAN. If any change is made to the Shares by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Shares as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, and (ii) the number and/or class of securities and/or the price per Share covered by outstanding Awards under the Plan. The Committee may also make adjustments described in (i)-(iii) of the previous sentence in the event of any distribution of assets to shareholders other than a normal cash dividend, if any. In determining adjustments to be made under this Section 5, the Committee may take into account such factors as it deems appropriate, including the restrictions of applicable law and the potential tax consequences of an adjustment, and in light of such factors may make adjustments that are not uniform or proportionate among outstanding Awards. Adjustments, if any, and any determinations or interpretations, including any determination of whether a distribution is other than a normal cash dividend, made by the Committee shall be final, binding and conclusive. For purposes of this Section 5, conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

A-9	2024 Proxy Statement

Appendix A

PART II.

TERMS APPLICABLE TO ALL AWARDS

SECTION 6. GENERAL ELIGIBILITY; AWARD LIMITATIONS.

(a) AWARDS. Awards may be granted to Participants who are Employees, Directors or Consultants; provided however that Incentive Stock Options may only be granted to Employees.

(b) MAXIMUM ANNUAL DIRECTOR AWARD. The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Non-Employee Director during any single calendar year, plus the total cash compensation paid to such director for services rendered for such calendar year, shall not exceed $750,000; provided, however, that the limitation described in this Section shall be determined without regard to amounts paid to a non-employee director during any period in which such individual was an employee or consultant (other than grants of awards paid for service in their capacity as a non-employee director), and any severance and other payments such as consulting fees paid to a non-employee director for such director’s prior or current service to the Company or any Subsidiary other than serving as a director shall not be taken into account in applying the limit provided above. For the avoidance of doubt, any compensation that is deferred shall be counted toward this limit for the year in which it was first earned, and not when paid or settled if later.

(c) NO EMPLOYMENT/SERVICE RIGHTS. Nothing in the Plan shall confer upon any Participant the right to an Award or to continue in service as an Employee or Consultant for any period of specific duration, or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining such person), or of any Participant, which rights are hereby expressly reserved by each, to terminate such person’s services at any time for any reason, with or without cause. ).

(d) AWARDS TO NON-EMPLOYEE DIRECTORS. Subject to the limitations set forth in this Plan, Non-Employee Directors shall receive periodic Awards under the Plan with the exact amount and nature of such Awards being approved from time to time by the Committee and/or the Board.

(e) CLAWBACK/RECOVERY. All Awards granted under the Plan will be subject to recoupment in accordance with the Company’s current clawback policy, as it may be amended from time to time, and any additional future clawback policy that the Company is required to adopt pursuant to the listing standards of Nasdaq or any other national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of cause as determined by the Committee.

(f) MINIMUM VESTING PERIOD. Notwithstanding anything to the contrary contained in this Plan, no portion of any equity-based Award granted under this Plan may vest prior to one year from date of grant excluding, for this purpose, any (i) Substitute Awards, (ii) Shares delivered in lieu of fully vested cash Awards and (iii) Awards to Non-Employee Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting and the applicable grant date; provided, however, the Board or Committee may authorize the grant of Awards with no minimum vesting periods or vesting periods of less than one year so long as the total number of Shares issued or issuable with respect to such Awards does not exceed five percent (5%) of the total number of Shares authorized under the Plan (subject to adjustment under Section 5); and provided further, for the avoidance of doubt, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, disability or a Change in Control, in the terms of the Award or otherwise.

(g) COMPLIANCE WITH SECTION 409A. It is the intention of this Plan that any Awards granted hereunder shall satisfy the additional conditions applicable to nonqualified deferred compensation under Section 409A of the

BJ’s Restaurants, Inc.	A-10

Appendix A

Code. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board or Committee, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. In the event that an Award is determined to constitute “nonqualified deferred compensation” that would be subject to the additional tax under Section 409A(a)(1)(B) of the Code (or any successor provisions), the Committee shall have the authority to impose such additional conditions as it deems necessary to avoid the imposition of the additional tax. Notwithstanding anything to the contrary set forth in this Plan, the Company shall have no liability to any Participant or any other person (i) if an Award does not satisfy the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code or (ii) for any other unexpected tax consequence affecting any Participant or other person due to the receipt or settlement of any Award granted hereunder. Should any payments made in accordance with the Plan to a “specified employee” (as defined under Section 409A of the Code) be determined to be payments from a nonqualified deferred compensation plan and are payable in connection with a Participant’s “separation from service” (as defined under Section 409A of the Code), that are not exempt from Section 409A of the Code as a short-term deferral or otherwise, these payments, to the extent otherwise payable within six (6) months after the Participant’s separation from service, and to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, will be paid in a lump sum on the earlier of the date that is six (6) months and one day after the Participant’s date of separation from service or the date of the Participant’s death. For purposes of Section 409A of the Code, the payments to be made to a Participant in accordance with this Plan shall be treated as a right to a series of separate payments.

SECTION 7. PROCEDURE FOR EXERCISE OF AWARDS; RIGHTS AS A SHAREHOLDER.

(a) PROCEDURE. An Award shall be exercised when written, electronic or verbal notice of exercise has been given to the Company, or the brokerage firm or firms approved by the Company to facilitate exercises and sales under this Plan, in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been received by the Company or the brokerage firm or firms, as applicable. The notification to the brokerage firm shall be made in accordance with procedures of such brokerage firm approved by the Company. Full payment may, as authorized by the Committee, consist of any consideration and method of payment allowable under Section 7(b) of the Plan. The Company shall issue (or cause to be issued) such share certificate promptly upon exercise of the Award. In the event that the exercise of an Award is treated in part as the exercise of an Incentive Stock Option and in part as the exercise of a Nonqualified Stock Option pursuant to Section 10(a), the Company shall issue a share certificate evidencing the Shares treated as acquired upon the exercise of an Incentive Stock Option and a separate share certificate evidencing the Shares treated as acquired upon the exercise of a Nonqualified Stock Option, and shall identify each such certificate accordingly in its share transfer records. No adjustment will be made for a dividend or other right for which the record date is prior to the date the share certificate is issued, except as provided in Section 5 of the Plan.

(b) METHOD OF PAYMENT. The consideration to be paid for any Shares to be issued upon exercise or other required settlement of an Award, including the method of payment, shall be determined by the Committee at the time of settlement and which forms may include: (i) with respect to an Option and subject to any restrictions or limitations imposed under applicable law, a request that the Company or the designated brokerage firm conduct a cashless exercise of the Option; (ii) cash; and (iii) tender of shares of Common Stock owned by the Participant in accordance with rules established by the Committee from time to time. Shares used to pay the exercise price shall be valued at their Fair Market Value on the exercise date. Payment of the aggregate exercise price by means of tendering previously-owned shares of Common Stock shall not be permitted when the same may, in the reasonable opinion of the Company, cause the Company to record a loss or expense as a result thereof.

(c) WITHHOLDING OBLIGATIONS. To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Incentive Stock Option, Nonqualified Stock Option, SAR, Restricted Stock or Restricted Stock Units, Performance Shares, Performance Units or any sale of Shares. The Company shall not be required to issue Shares or to recognize the disposition of such Shares until such obligations are satisfied. These obligations may be satisfied by having the Company withhold a portion of the Shares that otherwise would be issued to a Participant under such Award or by tendering Shares previously acquired by the Participant in accordance with rules established by the Committee from time to time.

A-11	2024 Proxy Statement

Appendix A

(d) SHAREHOLDER RIGHTS; DIVIDENDS. Except as otherwise provided in this Plan, until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the share certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to the Award, notwithstanding the exercise of the Award. Notwithstanding anything to the contrary contained in this Plan, Awards of Restricted Stock, Restricted Stock Units, and Performance Compensation Awards may, in the Committee’s discretion, include dividend equivalent rights so long as payment of any such dividends or dividend equivalents shall be subject to the same vesting requirements and risks of forfeiture as the underlying Award. No dividends or dividend equivalents shall be granted in connection with Options or SARs.

(e) NON-TRANSFERABILITY OF AWARDS. An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in exchange for consideration, except that an Award may be transferred by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant; unless the Committee permits further transferability, on a general or specific basis, in which case the Committee may impose conditions and limitations on any permitted transferability. In no event shall an Option be transferred to a third-party financial institution for value.

(f) AUTOMATIC EXERCISE OF IN-THE-MONEY OPTIONS AND SARS. The Committee, in its sole discretion, may provide in an Award Agreement or otherwise that any Option or SAR outstanding on the Automatic Exercise Date with an exercise price per Share that is less than the Fair Market Value per Share as of such date shall, automatically and without further action by the Participant (or, in the event of Participant’s death, Participant’s personal representative or estate) or the Company, be exercised on the Automatic Exercise Date if the Committee, in its sole discretion, determines that such exercise would provide economic benefit to the Participant after payment of the exercise price, applicable taxes and any expenses to effect the exercise. In the sole discretion of the Committee, payment of the exercise price of any such Option or SAR may be made pursuant to Section 7(b), and the Company may deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 7(c). Unless otherwise determined by the Committee, this Section 7(f) shall not apply to an Option or SAR if the Participant incurs a termination of Active Status on or before the Automatic Exercise Date.

SECTION 8. EXPIRATION OF AWARDS.

(a) EXPIRATION, TERMINATION OR FORFEITURE OF AWARDS. Unless otherwise provided in the applicable Award Agreement or any severance agreement, vested Option or SAR Awards granted under this Plan shall expire, terminate, or otherwise be forfeited as follows:

(i) three (3) months after the effective date of termination of Active Status for a Participant other than a Non- Employee Director, other than in circumstances covered by (ii), (iii), (iv) or (v) below; or six (6) months after the date a Non- Employee Director ceases to be a Director or Consultant other than in circumstances covered by (ii), (iv) and (v) below;

(ii) immediately upon termination of a Participant’s Active Status for Misconduct;

(iii) twelve (12) months after the date on which a Participant other than a Non-Employee Director ceased performing services as a result of his or her total and permanent Disability;

(iv) twelve (12) months after the date of the death of a Participant whose Active Status terminated as a result of his or her death; and

(v) in the case of a Participant’s Retirement, the date on which the Option or SAR would have expired if no termination of the Participant’s Active Status had occurred; provided, however that this clause (v) shall not apply to Options designated as Incentive Stock Options.

(b) EXTENSION OF TERM. Notwithstanding subsection (a) above, the Committee shall have the authority to extend the expiration date of any outstanding Option, other than an Incentive Stock Option, or SAR in

BJ’s Restaurants, Inc.	A-12

Appendix A

circumstances in which it deems such action to be appropriate (provided that no such extension shall extend the term of an Option or SAR beyond the date on which the Option or SAR would have expired if no termination of the Employee’s Active Status had occurred).

SECTION 9. EFFECT OF CHANGE OF CONTROL. Notwithstanding any other provision in the Plan to the contrary, the following provisions shall apply unless otherwise provided in the most recently executed agreement between the Participant and the Company, or specifically prohibited under applicable laws, or by the rules and regulations of any applicable governmental agencies or national securities exchanges or quotation systems.

(a) ACCELERATION. Unless otherwise provided in the applicable Award Agreement, Awards of a Participant shall be Accelerated (as defined in Section 9(b) below) as follows:

(i) With respect to Non-Employee Directors, upon the occurrence of a Change of Control;

(ii) With respect to any Employee who Resigns for Good Reason or whose Active Status is terminated by the Company for reasons other than Misconduct, so long as such resignation or termination occurs within one year after a Change of Control; and

(iii) With respect to any Employee, upon the occurrence of a Change of Control in connection with which each Award is not assumed or an equivalent award substituted by such successor entity or a parent or subsidiary of such successor entity.

(b) DEFINITION. For purposes of this Section 9, Awards of a Participant being “Accelerated” means, with respect to such Participant:

(i) any and all Options and SARs shall become fully vested and immediately exercisable, and shall remain exercisable for the greater of (1) the time period specified in the original Award (but subject to termination upon termination of Active Status in accordance with the terms of the original Award) or, (2) one year following the date of such acceleration;

(ii) any restriction periods and restrictions imposed on Restricted Stock or Restricted Stock Units that are not performance-based shall lapse;

(iii) any restriction periods and restrictions imposed on Restricted Stock, Restricted Stock Units, and Performance Compensation Awards that are performance-based shall lapse, unless such performance-based Awards remain outstanding after the Change of Control (or are assumed by any successor entity) and the applicable Performance Criteria can be accurately tracked following the Change of Control; and

(iv) the restrictions and deferral limitations and other conditions applicable to any other Awards shall lapse, and such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

PART III.

SPECIFIC TERMS APPLICABLE TO OPTIONS, STOCK AWARDS AND SARS

SECTION 10. GRANT, TERMS AND CONDITIONS OF OPTIONS.

(a) DESIGNATION. Each Option shall be designated in an Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company) exceeds $100,000, such excess Options shall be treated as Nonqualified Stock Options. Options shall be taken into account in the order in which they were granted.

A-13	2024 Proxy Statement

Appendix A

(b) TERMS OF OPTIONS. The term of each Option shall be no more than ten (10) years from the date of grant. However, in the case of an Incentive Stock Option granted to a Participant who, at the time the Option is granted, owns Shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, the term of the Option shall be no more than five (5) years from the date of grant.

(c) OPTION EXERCISE PRICES.

(i) The per Share exercise price under an Incentive Stock Option shall be as follows:

(A) If granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(B) If granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii) The per Share exercise price under a Nonqualified Stock Option or SAR shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii) In no event shall the Board or the Committee be permitted to Reprice an Option after the date of grant without shareholder approval.

(d) VESTING. Unless otherwise provided in the applicable Award Agreement or Section 9 of the Plan, to the extent Options vest and become exercisable in increments, such Options shall cease vesting as of the date of the Optionee’s Disability or termination of such Optionee’s Active Status for reasons other than the Retirement of a Non-Employee Director or the death of a Non-Employee Director, in which cases such Options shall immediately vest in full.

(e) EXERCISE. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Committee at the time of grant, and as are permissible under the terms of the Plan. An Option may not be exercised for a fraction of a Share.

SECTION 11. GRANT, TERMS AND CONDITIONS OF STOCK AWARDS.

(a) DESIGNATION. Restricted Stock or Restricted Stock Units may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan. Restricted Stock or Restricted Stock Units may include a dividend equivalent right, as permitted by Section 5 or Section 7. After the Committee determines that it will offer Restricted Stock or Restricted Stock Units, it will advise the Participant in writing or electronically, by means of an Award Agreement, of the terms, conditions and restrictions, including vesting, if any, related to the offer, including the number of Shares that the Participant shall be entitled to receive or purchase, the price to be paid, if any, and, if applicable, the time within which the Participant must accept the offer. The offer shall be accepted by execution of an Award Agreement or as otherwise directed by the Committee. Restricted Stock Units may be paid as permitted by Section 7(b). The term of each award of Restricted Stock or Restricted Stock Units shall be at the discretion of the Committee. PERFORMANCE BASED STOCK AWARDS. The Committee may elect to grant Restricted Stock and/or Restricted Stock Units that are subject to the attainment of Performance Goals relating to Performance Criteria selected by the Committee and specified at the time such Restricted Stock and/or Restricted Stock Units are granted.

(b) VESTING. Subject to the provisions of Section 9 of this Plan, unless the Board or Committee determines otherwise, the Award Agreement shall provide for the forfeiture of the non-vested Shares underlying Restricted Stock or Restricted Stock Units upon the termination of a Participant’s Active Status for reasons other than the Retirement of a Non-Employee Director or the death of a Non-Employee Director, in which cases such Awards shall immediately vest in full.

BJ’s Restaurants, Inc.	A-14

Appendix A

SECTION 12. GRANT, TERMS AND CONDITIONS OF SARS.

(a) GRANTS. The Committee shall have the full power and authority, exercisable in its sole discretion, to grant SARs to selected Participants. The terms of SARs shall be at the discretion of the Committee; provided, however, that in no case shall the term of any SAR be in excess of ten (10) years following the grant date. In no event shall the Board or the Committee be permitted to Reprice a SAR after the date of grant without shareholder approval.

(b) STAND-ALONE SARS.

(i) A Participant may be granted stand-alone stock appreciation rights (“Stand-Alone SARs”) that are not tied to any underlying Option under Section 10 of the Plan. The Stand-Alone SAR shall cover a specified number of Shares and shall be exercisable upon such terms and conditions as the Committee shall establish. Upon exercise of the Stand-Alone SAR, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (A) the aggregate Fair Market Value (on the exercise date) of the Shares underlying the exercised right over (B) the aggregate base price in effect for those Shares.

(ii) The number of Shares underlying each Stand-Alone SAR and the base price in effect for those Shares shall be determined by the Committee at the time the Stand-Alone SAR is granted. In no event, however, may the base price per Share be less than the Fair Market Value per underlying Share on the grant date.

(iii) The distribution with respect to an exercised Stand-Alone SAR may be made in Shares valued at Fair Market Value on the exercise date, in cash, or partly in Shares and partly in cash, as the Committee shall deem appropriate.

SECTION 13. GRANT, TERMS AND CONDITIONS OF PERFORMANCE COMPENSATION AWARDS.

(a) GRANTS. The Committee shall have the full power and authority, exercisable in its sole discretion, to grant Performance Compensation Awards in the form of Performance Units or Performance Shares to Employees (including Officers) and shall evidence such grant in an Award Agreement that is delivered to the Participant setting forth the terms and conditions of the Award.

(b) ELIGIBILITY. The Committee shall, in its sole discretion, designate which Participants will be eligible to receive Performance Compensation Awards in respect of such Performance Period. However, designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Compensation Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Compensation Award shall be decided solely in accordance with the provisions of this Section 13. Moreover, designation of a Participant eligible to receive a Performance Compensation Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive a Performance Compensation Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive a Performance Compensation Award hereunder shall not require designation of any other person as a Participant eligible to receive a Performance Compensation Award hereunder in such period or in any other period.

(c) DISCRETION OF COMMITTEE WITH RESPECT TO PERFORMANCE COMPENSATION AWARDS. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply, or any combination of the foregoing, and the Performance Formula.

(d) MODIFICATION OF PERFORMANCE GOALS. The Committee is authorized at any time during a Performance Period, in its sole discretion, to provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded in determining performance results, including but not limited to (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or

A-15	2024 Proxy Statement

Appendix A

development affecting the Company (to the extent applicable to such Performance Goal) or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company (to the extent applicable to such Performance Goal), or the financial statements of the Company (to the extent applicable to such Performance Goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions.

(e) PAYMENT OF PERFORMANCE COMPENSATION AWARDS.

(i) A Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. Notwithstanding the foregoing, in the discretion of the Committee, Performance Compensation Awards may be paid to a Participant whose Active Status as an employee has terminated after the beginning of the Performance Period for which a Performance Compensation Award is made, or to the designee or estate of a Participant who died prior to the last day of a Performance Period.

(ii) A Participant shall be eligible to receive payments in respect of a Performance Compensation Award only to the extent that (1) the Performance Goal(s) for such period are achieved and certified by the Committee in accordance with Section 13(e)(iii) and (2) the Performance Formula as applied against such Performance Goal(s) determines that all or some portion of such Participant’s Performance Compensation Award has been earned for the Performance Period (except as set forth in 13(e)(vi) below).

(iii) Following the completion of a Performance Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Compensation Award for the Performance Period.

(iv) The Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively possible following completion of the certifications required by Section 13(e)(iii), unless the Committee shall determine that any Performance Compensation Award shall be deferred.

(v) Except as set forth in Section 13(e)(vi) below, in no event shall any discretionary authority granted to the Committee by the Plan be used to grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained.

(vi) The Committee may, in its discretion, either at the time it grants a Performance Compensation Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Goals applicable to a Performance Compensation Award granted to any Participant to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine. If permitted under a Participant’s Award Agreement, the Committee shall have the discretion, on the basis of such criteria as may be established by the Committee, to increase or reduce some or all of the value of the Performance Compensation Award that would otherwise be paid to the Participant upon its settlement notwithstanding the attainment of any Performance Goal and the resulting value of the Performance Compensation Award determined in accordance with the Performance Formula.

PART IV.

TERM OF PLAN AND SHAREHOLDER APPROVAL

SECTION 14. TERM OF PLAN. The Plan shall continue in effect until (i) midnight on June 30, 2033, or (ii) until terminated under Section 15 of the Plan or extended by an amendment approved by the shareholders of the Company pursuant to Section 15(a).

BJ’s Restaurants, Inc.	A-16

Appendix A

SECTION 15. AMENDMENT AND TERMINATION OF THE PLAN.

(a) AMENDMENT AND TERMINATION. The Board or the Committee may amend or terminate the Plan from time to time in such respects as the Board may deem advisable; provided that to the extent required by the Code or the rules of Nasdaq (or if Nasdaq shall cease to be the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted, then the rules of such exchange or quotation system as the Company elects to list or quote its shares of Common Stock) or the SEC, shareholder approval shall be required for any amendment of the Plan. Subject to the foregoing, it is specifically intended that the Board or Committee may amend the Plan without shareholder approval to comply with legal, regulatory and listing requirements and to avoid unanticipated consequences deemed by the Committee to be inconsistent with the purpose of the Plan or any Award Agreement.

(b) PARTICIPANTS IN FOREIGN COUNTRIES. The Committee shall have the authority to adopt such modifications, procedures, and sub-plans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Subsidiaries may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

(c) EFFECT OF AMENDMENT OR TERMINATION. Any termination of the Plan and any amendment that would have a material adverse impact on a Participant, shall not affect Awards already granted and such Awards shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company.

SECTION 16. SHAREHOLDER APPROVAL. The effectiveness of the Plan, or any amendment thereof requiring approval of the shareholders of the Company, is subject to approval by the shareholders of the Company in accordance with applicable Nasdaq rules (or if Nasdaq shall cease to be the principal exchange or quotation system upon which the shares of Common Stock are listed or quoted, then the rules of such exchange or quotation system as the Company elects to list or quote its shares of Common Stock).

A-17	2024 Proxy Statement

BJ'S RESTAURANTS, INC.

7755 CENTER AVENUE, STE 300
HUNTINGTON BEACH, CA 92647

WWW.BJSRESTAURANTS.COM

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:00 p.m., Pacific Time, on June 17, 2024 Online Go to www.investorvote.com/BJRI or scan the QR code — login details are located in the shaded bar below Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/BJRI Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2-4. 1. Election of Directors: 01 - BINA CHAURASIA 02 - JAMES A. DAL POZZO 03 - NOAH A. ELBOGEN 04 - GREGORY S. LEVIN 05 - LEA ANNE S. OTTINGER 06 - C. BRADFORD RICHMOND 07 - JULIUS W. ROBINSON, JR. 08 - JANET M. SHERLOCK 09 - GREGORY A. TROJAN 2. Ratification and approval of the Company’s 2024 Equity Incentive Plan. 3. Approval, on an advisory and non-binding basis, of the compensation of named executive officers. 4. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2024.NOTE: In their discretion, the Proxy Holder(s) are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof, to the extent authorized by Rule 14a-4 promulgated by the Securities and Exchange Commission. To the extent cumulative voting applies, the undersigned hereby grants to the Proxy Holder(s) discretionary authority to cumulate votes represented by the shares covered by this proxy in the election of directors. Authorized Signatures– This section must be completed for your vote to be counted.— Date and Sign Below THIS PROXY SHOULD BE SIGNED EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD BOTH SIGN. IF SIGNED BY EXECUTORS, ADMINISTRATORS, TRUSTEES AND OTHER PERSONS SIGNING IN REPRESENTATIVE CAPACITY, THEY SHOULD GIVE FULL TITLES. Date (mm/dd/yyyy)— Please print date below.Signature 1– Please keep signature within the box. Signature 2 —Please keep signature within the box.1 U P X 03Z9PC

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/BJRI IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE Proxy —BJ’S RESTAURANTS, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 18, 2024 THE UNDERSIGNED HEREBY APPOINTS GREGORY S. LEVIN AND THOMAS A. HOUDEK, AND EACH OF THEM ACTING INDIVIDUALLY, AS PROXY HOLDERS, EACH WITH THE POWER TO APPOINT HIS SUBSTITUTE, AND HEREBY AUTHORIZES EITHER OF THEM TO REPRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS OF BJ’S RESTAURANTS, INC., A CALIFORNIA CORPORATION, TO BE HELD AT BJ’S RESTAURANTS, INC., 7755 CENTER AVE., 4TH FLOOR, HUNTINGTON BEACH, CALIFORNIA 92647, ON TUESDAY, JUNE 18, 2024, AT 9:00 A.M., PACIFIC DAYLIGHT TIME, AND AT ANY ADJOURNMENT THEREOF, AND TO VOTE ALL SHARES OF COMMON STOCK WHICH THE UNDERSIGNED MAY BE ENTITLED TO VOTE AT SUCH MEETING AS STATED ON THE REVERSE SIDE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL THE NOMINEES TO THE BOARD OF DIRECTORS LISTED, AND FOR PROPOSALS 2-4, AND AS THE PROXY HOLDER(S) SHALL DETERMINE WITH RESPECT TO ANY OTHER PROPOSAL THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. PLEASE READ, COMPLETE, DATE, AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.(Continued and to be Signed on the Other Side) Non-Voting Items Change of Address —Please print new address below.

Using a black ink pen, mark your votes with an X as shown in this example Please do not write outside the designated areas.Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals –The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2-4. 1. Election of Directors: 01 - BINA CHAURASIA For Withhold 02 - JAMES A. DAL POZZO For Withhold 03 - NOAH A. ELBOGEN 04 - GREGORY S. LEVIN 05 - LEA ANNE S. OTTINGER 06 - C. BRADFORD RICHMOND 07 - JULIUS W. ROBINSON, JR. 08 - JANET M. SHERLOCK 09 - GREGORY A. TROJAN 2. Ratification and approval of the Company’s 2024 Equity Incentive Plan. For Against Abstain 3. Approval, on an advisory and non-binding basis, of the compensation of named executive officers. 4. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2024.For NOTE: In their discretion, the Proxy Holder(s) are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof, to the extent authorized by Rule 14a-4 promulgated by the Securities and Exchange Commission. To the extent cumulative voting applies, the undersigned hereby grants to the Proxy Holder(s) discretionary authority to cumulate votes represented by the shares covered by this proxy in the election of directors. Authorized Signatures –This section must be completed for your vote to be counted. –Date and Sign Below THIS PROXY SHOULD BE SIGNED EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD BOTH SIGN. IF SIGNED BY EXECUTORS, ADMINISTRATORS, TRUSTEES AND OTHER PERSONS SIGNING IN REPRESENTATIVE CAPACITY, THEY SHOULD GIVE FULL TITLES. Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box.1 U P X 03Z9QC

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy –BJ’S RESTAURANTS, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 18, 2024 THE UNDERSIGNED HEREBY APPOINTS GREGORY S. LEVIN AND THOMAS A. HOUDEK, AND EACH OF THEM ACTING INDIVIDUALLY, AS PROXY HOLDERS, EACH WITH THE POWER TO APPOINT HIS SUBSTITUTE, AND HEREBY AUTHORIZES EITHER OF THEM TO REPRESENT AT THE ANNUAL MEETING OF SHAREHOLDERS OF BJ’S RESTAURANTS, INC., A CALIFORNIA CORPORATION, TO BE HELD AT BJ’S RESTAURANTS, INC., 7755 CENTER AVE., 4TH FLOOR, HUNTINGTON BEACH, CALIFORNIA 92647, ON TUESDAY, JUNE 18, 2024, AT 9:00 A.M., PACIFIC DAYLIGHT TIME, AND AT ANY ADJOURNMENT THEREOF, AND TO VOTE ALL SHARES OF COMMON STOCK WHICH THE UNDERSIGNED MAY BE ENTITLED TO VOTE AT SUCH MEETING AS STATED ON THE REVERSE SIDE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL THE NOMINEES TO THE BOARD OF DIRECTORS LISTED, AND FOR PROPOSALS 2-4, AND AS THE PROXY HOLDER(S) SHALL DETERMINE WITH RESPECT TO ANY OTHER PROPOSAL THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. PLEASE READ, COMPLETE, DATE, AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.(Continued and to be Signed on the Other Side)